[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.17

AMENDED AND RESTATED

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

(CHINA)

between

FIBROGEN CHINA ANEMIA HOLDINGS, LTD.; BEIJING FIBROGEN

MEDICAL TECHNOLOGY DEVELOPMENT CO., LTD.; FIBROGEN

INTERNATIONAL (HONG KONG) LIMITED

and

ASTRAZENECA AB (PUBL)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (CHINA)

THIS AMENDED AND RESTATED LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (CHINA) (the “Agreement”) is entered into as of October 16, 2014 (the “Execution Date”) and effective as of July 30, 2013 (the “Effective Date”), by and between FibroGen China Anemia Holdings, Ltd., having a registered office at c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, Cayman Islands KY1-9007 (“FibroGen Cayman”), Beijing FibroGen Medical Technology Development Co., Ltd., a wholly foreign owned limited liability company having its principal place of business at No. 88 Building Kechuang Street 6 Building 2, Floor 4, Room 503, Beijing Economic-Technological Development Area, Beijing, 100000, the People’s Republic of China (“FibroGen WFOE”) and FibroGen International (Hong Kong) Limited, having a registered office at 18th Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong (“FibroGen HK”) (FibroGen WFOE, FibroGen Cayman and FibroGen HK, collectively, “FibroGen China”), on the one hand, and AstraZeneca AB, a company incorporated in Sweden under no. 556011-7482 with offices at Pepparredsleden 1, 431 83 Mölndal, Gothenburg, Sweden (“AstraZeneca”), on the other hand. FibroGen China and AstraZeneca are sometimes referred to herein individually as a “Party” and collectively as the “Parties”; provided that with respect to FibroGen China, the term “Party” may refer to FibroGen Cayman if the context requires.

BACKGROUND

A. FibroGen WFOE, a wholly-owned subsidiary of FibroGen Cayman, is a biotechnology company that has expertise in the discovery and development of various prolyl hydroxylase inhibitor compounds for the treatment of anemia. FibroGen WFOE is exclusively dedicated to addressing unmet medical needs of the Chinese population by introducing first-in-class, novel medicines that are affordable and accessible to the Chinese population. FibroGen WFOE is pursuing a Class 1.1 Innovative Drug pathway in China to develop, manufacture and commercialize such compounds in China, including FG-4592, to which FibroGen WFOE has certain intellectual property rights.

B. AstraZeneca is an enterprise with expertise in the commercialization of human therapeutic products in China and with significant sales and marketing resources on-the-ground in China.

C. To ensure that the cost-effective and effective therapies developed by FibroGen WFOE are made accessible to Chinese patients, FibroGen China is entering into this Agreement with AstraZeneca to commercialize the therapies developed by FibroGen WFOE. FibroGen WFOE will retain the rights to the technology, and will be responsible for registration, clinical trials, manufacturing and physician education with respect to the Products. FibroGen China will grant certain co-exclusive license rights to AstraZeneca with respect to such technology under the terms of this Agreement.

D. FibroGen, Inc. (“FibroGen”) and AstraZeneca have entered into a License, Development and Commercialization Agreement of even date herewith, for development, manufacture and commercialization activities for certain of such human therapeutic compounds for certain countries outside of China (the “U.S. and RoW Agreement”), which agreement includes a portion of the governance structure for China related to this Agreement.

1.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1. Except where the context otherwise requires, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. In addition, the terms “includes,” “including,” “include” and derivative forms of them shall be deemed followed by the phrase “without limitation” (regardless of whether it is actually written there (and drawing no implication from the actual inclusion of such phrase in some instances after such terms but not others)).

1.1 “Acquiror” has the meaning set forth in Section 15.5.

1.2 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.3 “Alliance Manager” has the meaning set forth in Section 2.4.

1.4 “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, Chinese anti-corruption legislation, including the Anti-Unfair Competition Law, the Interim Provisions on Prohibition of Commercial Bribery, and Articles 164, 389 and 391 of the Criminal Law, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

1.5 “Astellas” means Astellas Pharma, Inc.

1.6 “Astellas Agreements” means the Astellas EU Agreement and the Astellas Japan Agreement.

1.7 “Astellas EU Agreement” means the Anemia License and Collaboration Agreement between FibroGen and Astellas effective April 28, 2006, as amended from time to time.

2.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.8 “Astellas Japan Agreement” means the Collaboration Agreement between FibroGen and Astellas effective June 1, 2005, as amended from time to time.

1.9 “AstraZeneca Know-How” means all Information Controlled as of the Effective Date or thereafter during the Term by AstraZeneca or its Affiliates that is reasonably necessary or useful for the research, development, manufacture, use, importation or sale of Products in the Field. For clarity, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party’s acquisition of or by, AstraZeneca, except as provided in Section 15.5. For additional clarity, AstraZeneca Know-How shall exclude rights under any AstraZeneca Patents and AstraZeneca’s interest in the Joint Patents and Joint Inventions.

1.10 “AstraZeneca Patents” means all Patents that are Controlled as of the Effective Date or thereafter during the Term by AstraZeneca or its Affiliates and that claim the composition of matter, manufacture or use of one or more Collaboration Compounds or Products or that would otherwise be infringed (or with respect to patent applications, would be infringed if issued or granted with the then-currently pending claims), absent a license, by the manufacture, use or sale of any Collaboration Compounds or Product. For clarity, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party’s acquisition of or by, AstraZeneca except as provided in Section 15.5.

1.11 “AstraZeneca Anti-Corruption Rules and Policies” means the key principles from AstraZeneca’s ABAC and External Interactions Policies regarding anti-bribery and corruption issues, attached as Exhibit H to this Agreement, as the same may be amended, modified or supplemented from time to time as notified by AstraZeneca to FibroGen China.

1.12 “AstraZeneca Technology” means the AstraZeneca Patents, AstraZeneca Know-How, and AstraZeneca’s and its Affiliates’ interest in Joint Patents and Joint Inventions.

1.13 “Audit” has the meaning set forth in Section 10.4(e).

1.14 “Auditor” has the meaning set forth in Section 8.11(c).

1.15 “Business Day” means a day other than a Saturday, Sunday or bank or other public holiday in China, the Cayman Islands or Sweden.

1.16 “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1.

1.17 “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1.

1.18 “CFDA” means the China Food and Drug Administration or its successor.

1.19 “China Committee” means the committee formed by the Parties as described in Section 2.2.

1.20 “Clinical Trial” means any human clinical trial of a Product.

3.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.21 “Collaboration Compound” means any of the following: (a) FG-4592, (b) any HIF Compound (other than FG-4592) that is added to this Agreement pursuant to Section 3.5 and (c) any salts, esters, complexes, chelates, crystalline and amorphous morphic forms, pegylated forms, enantiomers (excluding regioisomers), prodrugs, solvates, metabolites and catabolites of any of the foregoing ((a) or (b)).

1.22 “Collaboration Inventions” has the meaning set forth in Section 9.2.

1.23 “Commercialization” means the commercial manufacture, marketing, promotion, sale and/or distribution of Products in the Territory. Commercialization includes Phase 4 Clinical Trials, Mandatory Post-Approval Safety Studies, and commercial activities conducted in preparation for Product launch in each indication. “Commercialize” has a correlative meaning.

1.24 “Commercialization Budget” has the meaning set forth in Section 5.2.

1.25 “Commercialization Costs” means (a) all Marketing and Sales Expenses, Phase 4 Clinical Costs and Mandatory Post-Approval Safety Study Costs incurred in the performance of the Parties’ activities under the Commercialization Plan, in each case to be incurred by a Party as set forth in the Commercialization Plan and Commercialization Budget (or constituting a permitted overage thereto under Section 3.3), and all non-creditable and non-recoverable Indirect Taxes and duties, or (b) other costs approved by the China Committee as Commercialization Costs (i) prior to the date on which the Commercialization Plan and the initial Commercialization Budget are approved by the China Committee or (ii) as part of Commercialization Budget. Notwithstanding the foregoing, Commercialization Costs will not include Development Costs. For clarity, Third Party costs included in Commercialization Costs shall be billed directly without markup.

1.26 “Commercialization Plan” has the meaning set forth in Section 5.2.

1.27 “Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement to Develop or Commercialize a Product, the carrying out of such obligations or tasks with a level of efforts and resources consistent with the commercially reasonable practices of (a) in the case of AstraZeneca, a pharmaceutical company the size and geographical scope of AstraZeneca and (b) in the case of FibroGen China, a biotechnology company the size and geographical scope of FibroGen China, in each case (a) and (b) for the development or commercialization of similarly situated pharmaceutical products as such Product and at a similar stage of development or commercialization, taking into consideration their safety and efficacy, their cost to develop, the nature and extent of their market exclusivity (including patent coverage and regulatory exclusivity), the likelihood of Regulatory Approval, their expected profitability, including the amounts of marketing and promotional expenditures with respect to such products and generic products, and the competitiveness of alternative compounds and products. Commercially Reasonable Efforts requires that the Party: (a) promptly assign responsibility for such obligations or tasks to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations, and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to

4.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

such objectives. For the avoidance of doubt, the commitment to use “Commercially Reasonable Efforts” shall not preclude the suspension or discontinuance by AstraZeneca of any Product, if appropriate, based on the foregoing considerations.

1.28 “Committee” means the China Committee or any subcommittee established under Article 2, as applicable.

1.29 “Confidential Information” means, with respect to a Party, all Information of such Party that is disclosed to the other Party under this Agreement, which may include, without limitation, specifications, know-how, trade secrets, technical information, models, business information, inventions, discoveries, methods, procedures, formulae, protocols, techniques, data, and unpublished patent applications, whether disclosed in oral, written, graphic, or electronic form. All confidential Information disclosed by either Party or its Affiliate pursuant to the Existing Confidentiality Agreement shall be deemed to be Confidential Information of the disclosing Party hereunder (with the mutual understanding and agreement that any use or disclosure thereof that is authorized under Article 12 shall not be restricted by, or be deemed a violation of, such Existing Confidentiality Agreement).

1.30 “Control” means, with respect to any material, Information, or intellectual property right, that a Party (a) owns such material, Information, or intellectual property right, or (b) has a license or right to use to such material, Information, or intellectual property right, in each case with the ability to grant to the other Party access, a right to use, or a license, or a sublicense (as applicable) to such material, Information, or intellectual property right on the terms and conditions set forth herein, without violating the terms of any agreement or other arrangement with any Third Party.

1.31 “Co-Promote” means to perform jointly those Detailing and related activities normally undertaken by a pharmaceutical company’s sales force to Commercialize a product under a single trademark in the Territory.

1.32 “Co-Promotion Agreement” has the meaning set forth in Section 5.1.

1.33 “Co-Promotion Fee” has the meaning set forth in Exhibit D.

1.34 “Core Commercial Provinces” means the top ten (10) provinces that, at the applicable time, have the largest annual market share for pharmaceutical products in China. As of the Effective Date, the top six (6) Core Commercial Provinces are Beijing, Shanghai, Guangdong, Zhejiang, Jiangsu and Shandong.

1.35 “Core Indication” means any of the following: (a) treatment of anemia in patients with chronic kidney disease undergoing dialysis, (b) treatment of anemia in patients with chronic kidney disease not undergoing dialysis (collectively with (a), the “CKD Indications”), (c) [*].

1.36 “CRO” has the meaning set forth in Section 3.2(e)(i).

5.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.37 “CTA” means a Clinical Trial Application or other equivalent application to a Regulatory Authority in the Territory, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.38 “Detail” has the meaning set forth in Exhibit D.

1.39 “Development” means all activities that relate to (a) obtaining, maintaining or expanding Regulatory Approval of a Product for one or more indications or (b) developing the process for the manufacture of clinical and commercial quantities of drug substance or drug Product. This includes: (i) preclinical and non-clinical testing, toxicology and Clinical Trials; (ii) preparation, submission, review, statistical analysis, report writing and development of data or information for the purpose of submission to a Governmental Authority to obtain, maintain and/or expand Regulatory Approval of a Product, and outside counsel regulatory legal services related thereto; and (iii) manufacturing process development and scale-up for drug substance and drug product, test method development, packaging development, stability testing, qualification and validation, production of drug substance and drug product, in bulk for preclinical and clinical studies, and related quality assurance technical support activities; provided, however, that Development shall exclude Commercialization. “Develop” has a correlative meaning.

1.40 “Development Budget” means the budget associated with the activities conducted under a Development Plan for the Territory, detailing the anticipated Development Costs.

1.41 “Development Costs” means all costs incurred by or on behalf of a Party that are reasonably allocable to the Development of Products in the Territory in accordance with the Development Plan or are otherwise incurred or accrued under the Development Budget (including costs incurred prior to the Effective Date and paid under Section 8.2). For clarity, Third Party costs included in Development Costs shall be billed directly without markup.

1.42 “Development Plan” has the meaning set forth in Section 3.2(a).

1.43 “Distribution Agreement” means the distribution agreement to be entered into between FibroGen China and AstraZeneca or AstraZeneca’s designated Affiliate, as set forth in Section 5.3.

1.44 “Dollar” or “$” means United States dollar.

1.45 “Drug Administration Law” means the Drug Administration Law of the PRC and its implementing regulations, as amended from time to time.

1.46 “ESA Approved Indications” means the following indications: (a) treatment of anemia in patients with chronic kidney disease undergoing dialysis, (b) treatment of anemia in patients with chronic kidney disease not undergoing dialysis, (c) [*].

1.47 “Executive Officer” means, in the case of AstraZeneca, AstraZeneca’s Chief Executive Officer or any senior executive designated by and who reports directly to the Chief Executive Officer of AstraZeneca, and in the case of FibroGen China, FibroGen Cayman’s Chief Executive Officer.

6.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.48 “Existing Confidentiality Agreement” means, collectively, the Non-Disclosure Agreement between FibroGen and AstraZeneca dated June 21, 2012, as amended February 7, 2013, and May 23, 2013, and the Non-Disclosure Agreement between FibroGen and AstraZeneca dated April 1, 2013.

1.49 “FG-4592” means the molecule with the chemical structure set forth on Exhibit A.

1.50 “FG-6874” means the molecule in Development by FibroGen currently identified by FibroGen as “FG-6874”.

1.51 “FibroGen Contracting Parties” means FibroGen HK, FibroGen Cayman, and FibroGen WFOE.

1.52 “FibroGen China Know-How” means all Information Controlled as of the Effective Date or thereafter during the Term by FibroGen China and/or its Affiliate(s) and reasonably necessary or useful for the development, manufacture, use, importation or sale of Collaboration Compounds or Products in the Field; including, without limitation, any such Information made or generated by or on behalf of FibroGen China or its Affiliate in the course of performing FibroGen China’s obligations or exercising FibroGen China’s rights under this Agreement. The use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party’s acquisition of FibroGen China, except as provided in Section 15.5. FibroGen China Know-How shall exclude (a) rights under any FibroGen China Patents and (b) FibroGen’s interest in the Joint Patents and Joint Inventions.

1.53 “FibroGen China Patents” means (i) the Listed Patents and (ii) all other Patents (excluding any Joint Patents) that are Controlled as of the Effective Date or thereafter during the Term by FibroGen China and/or its Affiliate(s) and that claim the composition of matter, manufacture or use of one or more Collaboration Compounds or Products in the Field or that would otherwise be infringed (or with respect to patent applications, would be infringed if issued or granted with the then-currently pending claims), absent a license, by the manufacture, use or sale of any Collaboration Compound or Product in the Field. The use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party’s acquisition of FibroGen China except as provided in Section 15.5.

1.54 “FibroGen China Technology” means the FibroGen China Patents, FibroGen China Know-How, and FibroGen China’s interest in Joint Patents and Joint Inventions.

1.55 “Field” means the treatment of anemia in humans and non-human animals, which means any treatment intended to increase hemoglobin levels or utilization or to increase hematocrit, as measured by acceptable clinical parameters, including unit volume concentrations of hemoglobin, red blood cell volume, or red blood cell count. For the avoidance of doubt, the Core Indications and the ESA Approved Indications are included in the Field.

7.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.56 “Finance Subcommitee” has the meaning set forth in Exhibit D.

1.57 “First Commercial Sale” means, with respect to a Product, the first arm’s length sale for monetary value by AstraZeneca, its Affiliates or its Sublicensees to a Third Party intended for end use or consumption by the general public (regardless of when actual consumption occurs) of such Product after Regulatory Approval (and any pricing or reimbursement approvals, if reasonably necessary to commence regular commercial sales) has been obtained.

1.58 “FTE Rate” has the meaning set forth in Exhibit D.

1.59 “Governmental Authority” means any multi-national, national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.60 “Government Official” means (i) any individual or entity employed by or acting on behalf of a government, government-controlled agency or entity or public international organization, (ii) any political party, party official or candidate, (iii) any individual or entity that holds or performs the duties of an appointment, office or position created by custom or convention or (iv) any individual or entity that holds himself, herself or itself out to be the authorized intermediary of any of the foregoing.

1.61 “HIF Compound” means any compound that stabilizes hypoxia-inducible factor (“HIF”) or that modulates HIF prolyl hydroxylase activity.

1.62 “Indirect Taxes” means VAT, sales taxes, consumption taxes and other similar taxes required by law to be disclosed on the invoice.

1.63 “Information” means any data, results and information of any type whatsoever, in any tangible or intangible form, including, without limitation, know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, compositions of matter of any type or kind, software, algorithms, marketing reports, clinical and non-clinical study reports, regulatory submission documents and summaries, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, in all cases, patentable or otherwise.

1.64 “Initial Development Plan” has the meaning set forth in Section 3.2(b).

1.65 “Innovation Indication” has the meaning set forth in Section 3.4(a)(i).

1.66 “Inventions” has the meaning set forth in Section 9.2.

1.67 “IP Committee” has the meaning set forth in Section 9.1.

1.68 “Joint Inventions” has the meaning set forth in Section 9.2.

8.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.69 “Joint Operating Subcommittee” or “JOS” has the meaning set forth in Section 6.8.

1.70 “Joint Patent” has the meaning set forth in Section 9.2.

1.71 [Deliberately left blank]

1.72 “Listed Patents” means the Patents listed on Exhibit G. The Parties may update such exhibit from time to time upon mutual written agreement, e.g., to update the status of the Listed Patents, to add newly filed FibroGen China Patents, or to make other agreed revisions.

1.73 “Mandatory Post-Approval Safety Study” means a Clinical Trial of a Product conducted after Regulatory Approval of such Product has been obtained from an appropriate Regulatory Authority, which trial is conducted due to a requirement of a Regulatory Authority.

1.74 “Mandatory Post-Approval Safety Study Costs” has the meaning set forth in Exhibit D.

1.75 “Manufacturing Approval” means a Product License (yao pin sheng chan xu ke zheng 药品生产许可证) or any other license issued by a Governmental Authority in the Territory that authorizes a party to conduct manufacturing of the Product for commercial sale.

1.76 “Marketing and Sales Expenses” has the meaning set forth in Exhibit D.

1.77 “Marks” has the meaning set forth in Section 9.11.

1.78 “Material Anti-Corruption Law Violation” means a violation of an Anti-Corruption Law relating to the subject matter of this Agreement which [*] a material adverse effect on either Party or on the reputation of either Party because of its relationship with the other Party.

1.79 “Medical Scientific Liaison” or “MSL” means a field-based professional with scientific, medical and clinical expertise who provides medical and scientific support for marketed products, new indications and compounds in development. A MSL engages in scientific exchange with medical and scientific experts including investigators, key opinion leaders, physicians and other medical professionals and customers.

1.80 “NDA” means an application to the CFDA for Regulatory Approval in the Territory.

1.81 “Net Loss” has the meaning set forth in Exhibit D.

1.82 “Net Profit” has the meaning set forth in Exhibit D.

1.83 “Net Sales” means (solely for use in Section 8.4, it being understood that Net Sales are different from Product Revenue) the gross invoiced amount on sales of a Product by AstraZeneca or Sublicensees to Third Parties (including sub-distributors) in the Territory, after deduction of the following amounts:

9.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(a) normal and customary trade, quantity or prompt settlement discounts (including chargebacks and allowances) actually allowed;

(b) amounts repaid or credited by reason of rejection, returns or recalls of goods, rebates or bona fide price reductions determined by AstraZeneca in good faith;

(c) rebates and similar payments made with respect to sales paid for by managed care organizations, hospitals, other buying groups or any governmental or regulatory authority;

(d) any invoiced amounts that are not collected by AstraZeneca or its Affiliates, including bad debts (provided that such amounts will be added to Net Sales if and when recovered), up to an amount not to exceed [*] of Net Sales;

(e) excise taxes, Indirect Taxes, customs duties, customs levies and import fees imposed on the sale, importation, use or distribution of the Products; and

(f) as an allowance for transportation costs, distribution expenses, special packaging and related insurance charges, [*].

For clarity, any deduction made pursuant to one subsection above, shall not be additionally deducted in the event that such deduction may also apply in a separate subsection (i.e., no double-counting).

In the event that a Product is sold in any country in the form of a Combination Product (as defined below), Net Sales of such Combination Product shall be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction A/(A+B), where A is the average invoice price in such country of any Product that contains the same Collaboration Compound(s) as such Combination Product as its sole active ingredient(s), if sold separately in such country, and B is the average invoice price in such country of each product that contains active ingredient(s) other than the Collaboration Compound(s) contained in such Combination Product as its sole active ingredient(s), if sold separately in such country; provided that the invoice price in a country for each Product that contains only the Collaboration Compound(s) and each product that contains solely active ingredient(s) other than the Collaboration Compound(s) included in the Combination Product shall be for a quantity comparable to that used in such Combination Product and of substantially the same class, purity and potency or functionality, as applicable. If either such Product that contains the Collaboration Compound(s) as its sole active ingredient or a product that contains the active ingredient(s) (other than the Product) in the Combination Product as its sole active ingredient(s) is not sold separately in a particular country, the Parties shall negotiate in good faith a reasonable adjustment to Net Sales in such country that takes into account the medical contribution to the Combination Product of and all other factors, including patent coverage, reasonably relevant to the relative value of the Collaboration Compound(s) on the one hand and all of the other active ingredient(s), collectively, on the other hand. As used above, “Combination Product” means a Product that is comprised of or contains a Collaboration Compound as an active ingredient together with one (1) or more other active ingredients and is sold either as a fixed dose/unit or as separate doses/units in a single package.

10.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Net Sales will be calculated using AstraZeneca’s internal audited systems consistently applied to report such sales as adjusted for any of the deductions set forth above not taken into account in such systems. Deductions pursuant to item (d) above will be taken in the Calendar Quarter in which such sales are no longer recorded as a receivable.

1.84 “Nonclinical Studies” means all in vivo and in vitro non-human studies of Collaboration Compounds and Products including non-clinical pharmacology, toxicology, tumor and teratogenicity studies.

1.85 “NRDL” means National Reimbursement Drug List or its equivalent.

1.86 “Patent” means (i) all national, regional and international patents and patent applications, including provisional patent applications, (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents and design patents and certificates of invention, (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii) and (iii)), and (v) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

1.87 “Pharmacovigilance Agreement” has the meaning set forth in Section 4.3.

1.88 “Phase 4 Clinical Trial” means a Clinical Trial of a Product conducted after Regulatory Approval of such Product has been obtained from an appropriate Regulatory Authority in the Territory, which trial is conducted voluntarily by a Party to enhance marketing or scientific knowledge of the Product. For clarity, Phase 4 Clinical Trials do not include Mandatory Post-Approval Safety Studies.

1.89 “Phase 4 Clinical Costs” has the meaning set forth in Exhibit D.

1.90 [Deliberately left blank]

1.91 “Probe Compound” means (a) FG-6874 and (b) any HIF Compound other than FG-4592 that is designated by FibroGen China from time to time.

1.92 “Product” means any pharmaceutical product (including all forms, presentations, dosage strengths and formulations) containing as an active ingredient a Collaboration Compound alone or in combination with one or more other therapeutically active ingredients.

1.93 “Product Infringement” has the meaning set forth in Section 9.6(a).

1.94 “Product Liability Losses” has the meaning set forth in Exhibit D

11.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.95 “Product Reimbursement” means first inclusion of a Product into the NRDL or any Provincial Reimbursement Drug List in the Territory.

1.96 “Product Revenues” has the meaning set forth in Exhibit D.

1.97 “Promotional Materials” means all sales representative training materials and all written, printed, graphic, electronic, audio or video matter, including, without limitation, journal advertisements, sales visual aids, formulary binders, reprints, direct mail, direct-to-consumer advertising, internet postings and sites and broadcast advertisements intended for use or used by either Party or its Affiliates or sublicensees in connection with any promotion of a Product.

1.98 “Publication” has the meaning set forth in Section 12.4(b).

1.99 “Regulatory Approval” means all approvals necessary for the manufacture, marketing, importation and sale of a Product for one or more indications in the Field and in a country or regulatory jurisdiction, which may include, without limitation, satisfaction of all applicable regulatory and notification requirements, but which shall exclude any pricing and reimbursement approvals.

1.100 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval of a Product in such country or regulatory jurisdiction.

1.101 “Regulatory Materials” means regulatory applications, submissions, notifications, registrations, Regulatory Approvals and/or other material filings or correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), or other approvals granted by, a Regulatory Authority that are necessary or reasonably desirable in order to Develop, manufacture, market, sell or otherwise Commercialize a Product in a particular country or regulatory jurisdiction. Regulatory Materials include, without limitation, CTAs and NDAs.

1.102 “Royalty Fees” has the meaning set forth in Exhibit D.

1.103 “Royalty Withholding Tax” has the meaning set forth in Exhibit D.

1.104 “Sublicensee” means any Third Party granted a sublicense by AstraZeneca or any of its Affiliates under the rights licensed to AstraZeneca pursuant to Article 7.

1.105 “Technical Product Failure” means (a) a [*] of a Collaboration Compound or Product under Development or Commercialization under this Agreement, as determined (i) by a consensus decision by the China Committee or the JSC (if the China Committee cannot reach consensus) or (ii) following referral of the matter to the Executive Officers pursuant to Section 2.2(e) and Section 2.6(c) of the U.S. and RoW Agreement, by a consensus decision by the Executive Officers, or (iii) in the event that a consensus decision by the Executive Officers has not been attained within twenty (20) Business Days after the JSC’s submission of the matter to them, by expedited resolution in accordance with Section 14.8; or (b) a Regulatory Authority action or decision [*].

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1.106 “Term” has the meaning set forth in Section 13.1.

1.107 “Territory” or “China” or “PRC” means the People’s Republic of China (including Hong Kong SAR.

1.108 “Third Party” means any entity other than FibroGen China or AstraZeneca or an Affiliate of either of them.

1.109 “Tier 1 Cities” means those cities designated, at the applicable time, as tier 1 cities by the applicable Governmental Authority in the Territory based on gross domestic product and population. As of the Effective Date, the Tier 1 Cities are Beijing, Shanghai and Guangzhou.

1.110 “U.S.” means the United States of America (including all possessions and territories thereof).

ARTICLE 2

COLLABORATION; GOVERNANCE

2.1 Collaboration Overview. The Parties desire and intend to collaborate with respect to the Development and Commercialization of Products in the Field in the Territory, including, without limitation, as described in the Co-Promotion Agreement, and as and to the extent set forth in this Agreement (the “Collaboration”). It is intended that the Collaboration utilize AstraZeneca’s Development and Commercialization capabilities, while recognizing FibroGen China’s current experience and expertise in and aspirations to further develop its clinical development, manufacturing and commercialization capabilities with respect to HIF Compounds. In addition, it is a goal of the Collaboration to facilitate innovation with HIF Compounds in the Field in the Territory.

2.2 China Committee

(a) Purpose; Formation. The Parties hereby establish the China Committee (the “China Committee”) to oversee Development and Commercialization of Product(s) in the Territory in accordance with the Development Plan(s) and Commercialization Plans for such Product(s) and to coordinate the Development and Commercialization activities of the Parties. Each Party shall initially appoint three (3) representatives of such Party or its Affiliates to the China Committee, with each representative having knowledge and expertise in the development and/or commercialization of pharmaceutical products in the Territory and having sufficient seniority within the applicable Party or Affiliate to make decisions arising with the scope of the China Committee’s responsibilities. The China Committee may change its size from time to time by mutual consent of its members, provided that the China Committee shall consist at all

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times of an equal number of representatives of each of FibroGen China and AstraZeneca. Each Party may replace its China Committee representatives at any time upon written notice to the other Party. The China Committee may invite non-members (including consultants and advisors of a Party who are under an obligation of confidentiality consistent with this Agreement) to participate in the discussions and meetings of the China Committee, provided that such participants shall have no voting authority at the China Committee. Each Party shall appoint one co-chairperson to the China Committee. The role of the co-chairpersons shall be to convene and preside at meetings of the China Committee, but the co-chairpersons shall have no additional powers or rights beyond those held by the other China Committee representatives.

(b) Meetings. The China Committee shall meet at least once per Calendar Quarter during the Term unless the Parties mutually agree in writing to a different frequency for such meetings as reasonably necessary. The meetings shall be scheduled in advance of any meeting of the Joint Steering Committee established under the U.S. and RoW Agreement (the “JSC”) scheduled during the same Calendar Quarter as much as practicable. Notwithstanding the foregoing, at least two (2) meetings per Calendar Year shall be in person unless the Parties mutually agree in writing to waive such requirement in lieu of a videoconference or teleconference. In-person China Committee meetings will be held at locations alternately selected and hosted by FibroGen and by AstraZeneca. The host Party shall be responsible for the costs and expenses of the China Committee meeting hosted, provided that each Party will bear the expense of its respective members’ and other attendees’ participation in meetings. The secretariat of the host Party shall be responsible for keeping reasonably detailed written minutes of all China Committee meetings that reflect all decisions made at such meetings. The secretariat of the host Party shall send meeting minutes to the other Party’s secretariat, and each secretariat shall seek and obtain review and approval of such minutes from its respective Party’s members of the China Committee within ten (10) Business Days after each China Committee meeting. Minutes will be deemed approved unless one or more members of the China Committee objects to the accuracy of such minutes within ten (10) Business Days of receipt.

(c) Relationship to U.S. and RoW Agreement Joint Steering Committee. The China Committee shall at all times be subject to oversight by the JSC on all matters (unless expressly indicated otherwise in this Agreement). The JSC shall be responsible for (i) reviewing and finally approving the Development Plans and Commercialization Plans for the Products, including any amendments thereto; (ii) resolving any disputes within the China Committee; and (iii) providing strategic guidance with respect to the Development and Commercialization of Products in the Territory.

(d) Specific Responsibilities of the China Committee. In addition to its general responsibilities, the China Committee shall have the following responsibilities in particular for the Territory, certain of which shall be subject to approval by the JSC:

(i) The following responsibilities of the China Committee shall require submission to the JSC for approval:

(1) discuss, prepare and approve for submission to the JSC for approval annual and interim amendments to the Development Plan for each Product;

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(2) propose indications for Development of Products to the JSC for approval;

(3) prepare the Development Strategy for submission to the JSC for approval;

(4) propose to the JSC for approval particular studies to be conducted;

(5) design all Clinical Trials and Nonclinical Studies recommended to the JSC to be conducted under each Development Plan, for approval by the JSC, including Phase 4 Clinical Trials and Mandatory Post-Approval Safety Studies;

(6) recommend to the JSC whether and when to initiate or discontinue any Clinical Trial and any Nonclinical Study under each Development Plan, for approval by the JSC;

(7) discuss proposals to Develop Products for other indications and submit such proposals to the JSC for approval;

(8) recommend to the JSC a publication strategy for publications and presentations related to the Product in the Territory;

(9) discuss, review and approve for submission to the JSC for approval the Commercialization Plan for each Product in the Territory, including any amendments thereto;

(10) discuss and prepare, for approval by the JSC, the calculation of Net Profit as prepared by the Finance Subcommittee, as set forth in Exhibit D; and

(11) subject to JSC approval, determine the amount of Product to be distributed free of charge in the Territory annually for regulatory or marketing purposes or investigator-initiated trials.

(ii) The following responsibilities of the China Committee shall be conducted and approved at the China Committee level and not subject to JSC approval (but may, for clarity, be submitted to the JSC for resolution of disputes pursuant to Section 2.2(e)):

(1) implement the Development Plan;

(2) oversee the conduct of Development according to the Development Plan;

(3) allocate budgeted resources and determine priorities for each Clinical Trial and Nonclinical Study under each Development Plan, including Phase 4 Clinical Trials;

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(4) oversee the conduct of (A) all Clinical Trials and Nonclinical Studies under each Development Plan, including Phase 4 Clinical Trials, and (B) Mandatory Post-Approval Safety Studies;

(5) review the qualifications of Third Party contractors selected by FibroGen China to conduct Clinical Trials of Products (provided that such review does not include an approval right);

(6) facilitate the flow of Information between the Parties with respect to the Development of Products;

(7) allocate primary responsibility as between the Parties for tasks relating to Development of Products where not already specified in the Development Plan;

(8) discuss the requirements for Regulatory Approval in the Territory and oversee and coordinate regulatory matters with respect to Products in the Territory pursuant to the Development Plan;

(9) facilitate the flow of Information between the Parties with respect to obtaining Regulatory Approval for Products;

(10) form subcommittees and task forces for Development and Commercialization as required to facilitate implementation of Development and Commercialization Plans;

(11) oversee implementation of each Commercialization Plan;

(12) coordinate the Commercialization activities of FibroGen China and AstraZeneca with respect to Products, including pre-launch and post-launch activities and all activities set forth in the Co-Promotion Agreement;

(13) allocate primary responsibility as between the Parties for tasks relating to Commercialization of Products in the Territory pursuant to the Commercialization Plan;

(14) coordinate global harmonization of the Product with respect to the Territory; and

(15) attempt to resolve issues presented to it by, and disputes within, the Joint Operations Subcommittee.

(iii) In addition, the China Committee will perform such other functions as appropriate to further the purposes of this Agreement, as directed by the JSC.

(e) Decision-Making. The China Committee shall act by consensus. The representatives from each Party will have, collectively, one (1) vote on behalf of that Party. If the China Committee cannot reach consensus on an issue that comes before the China Committee and over which the China Committee has oversight, then the Parties shall refer such

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matter to (A) during the term of the U.S. and RoW Agreement, the JSC for resolution in accordance with the U.S. and RoW Agreement (including escalation to the Executive Officers pursuant to Section 2.6(c) thereof) and (B) after the expiration or termination of the U.S. and RoW Agreement, the Executive Officers; provided that:

(i) the Executive Officer of FibroGen will have final say with respect to (1) Development of Products in China (including the Development Budget) and (2) conduct of the Mandatory Post-Approval Safety Studies, including the Mandatory Post-Approval Safety Study Costs included in the Commercialization Budget and (3) governmental pricing negotiations to establish the maximum allowable retail price; and

(ii) the Executive Officer of AstraZeneca will have final say with respect to Commercialization of Products in China (including the Commercialization Budget and management of commercial discounting process), subject to Article 6, other than the Mandatory Post-Approval Safety Studies and Mandatory Post-Approval Safety Study Costs; and

(iii) disputes with respect to whether a Technical Product Failure as defined in Section 1.106(a) has occurred will be resolved pursuant to Section 14.8 if the Executive Officers fail to reach consensus.

(f) Good Faith. In conducting themselves on the China Committee, and in exercising their rights under this Section 2.2, all representatives of both Parties shall consider diligently, reasonably and in good faith all input received from the other Party, and shall use reasonable efforts to reach consensus on all matters before them.

2.3 Finance Subcommittee. Through the Finance Subcommittee, FibroGen China shall provide AstraZeneca with regular updates of the financial condition of FibroGen WFOE in accordance with Exhibit D.

2.4 Appointment of Alliance Managers. Each Party shall appoint a single person(s) who shall oversee contact between the Parties for all matters between meetings of the China Committee and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (such person, the “Alliance Manager”). Each Party may replace its Alliance Manager at any time by notice in writing to the other Party. The Alliance Managers shall work together to manage and facilitate the communication between the Parties under this Agreement, including the resolution (in accordance with the terms of this Agreement) of issues between the Parties that arise in connection with this Agreement. The Alliance Managers shall not have final decision-making authority with respect to any matter under this Agreement.

2.5 General Committee Authority. Each Committee shall have solely the powers expressly assigned to it in this Article 2 (or as delegated to it by the JSC or China Committee) and elsewhere in this Agreement. No Committee shall have any power to amend, modify, or waive compliance with this Agreement (or any agreement entered into in connection with this Agreement). It is expressly understood and agreed that the control of decision-making authority pursuant to Section 2.2(e), so as to resolve a disagreement or deadlock on the China Committee for any matter will not authorize either Party to perform any function not delegated to the China Committee, and that neither FibroGen China nor AstraZeneca shall have any right to unilaterally modify or amend, or waive its own compliance with, the terms of this Agreement or the approval requirements of the JSC.

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2.6 Executive Meetings. No less than once per Calendar Year, FibroGen Cayman’s Chief Executive Officer and AstraZeneca’s Marketing Company President will meet in advance of the occurrence of key scheduled Development and Commercialization events or in connection with key decisions, to review and discuss the status and direction of the collaboration in the Territory.

2.7 Discontinuation of Participation on a Committee. Each Committee shall continue to exist until the first to occur of (a) the Parties mutually agreeing to disband the Committee, or (b) FibroGen China providing to AstraZeneca written notice of its intention to disband and no longer participate in such Committee, which FibroGen China retains the right to do at any time during the Term, in its sole discretion; provided, however, that doing so shall not relieve FibroGen China of any of its obligations under this Agreement (save from the obligation to participate at the relevant Committee meetings). Once FibroGen China has provided written notice as referred to in subsection (b) above, such Committee shall have no further obligations under this Agreement and AstraZeneca shall have the right to solely decide, without consultation, any matters previously before such Committee, subject to the other terms of this Agreement.

ARTICLE 3

DEVELOPMENT

3.1 Overview. The Parties agree to undertake a development program to further Develop the Collaboration Compounds and Products in the Territory as provided in this Article 3 under plans and budgets approved by the JSC and implemented under the direction of the China Committee.

3.2 Development Plans.

(a) General. All Development of any given Product pursuant to this Agreement for the Territory shall be conducted pursuant to a development plan (the “Development Plan”) that describes (i) the proposed overall program of Development for the applicable Product and indications in the Territory, including Clinical Trials and Nonclinical Studies, toxicology, formulation, and packaging development, process and analytical development, regulatory plans and other elements of obtaining Regulatory Approval(s); (ii) the anticipated start dates and data availability dates of such Clinical Trials and Nonclinical Studies and chemistry, manufacturing and controls development activities, and timelines for key Regulatory Authority meetings, filing of applications for Regulatory Approval, and the receipt of Regulatory Approvals; and (iii) the respective roles and responsibilities of each Party in connection with such activities. The Development Plan will be associated with a detailed budget for all such activities proposed to be conducted by FibroGen China and AstraZeneca. In the event of any inconsistency between the Development Plan and this Agreement, the terms of this Agreement shall prevail.

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(b) Initial Development Plan. The initial Development Plan, along with the associated Development Budget (which includes amounts reimbursed under Section 8.2), describing the Development of the Product for the CKD Indications for the Territory, is attached hereto as Exhibit E (the “Initial Development Plan”). The Parties acknowledge and agree that they will not withhold approval to any amendments to the Initial Development Plan resulting from requirements or recommendations of the CFDA or any other Governmental Authority in the Territory.

(c) Development Strategy. Within one (1) year after the Effective Date or at such other time as the Parties may mutually agree, the China Committee will prepare an overall development strategy for the Product in the Field in the Territory including the indications (or other life cycle management) the Parties are considering to develop (or conduct) throughout the Territory, which strategy will include the anticipated dates (estimated based on the date of completion of certain development events) for preparing detailed descriptions of applicable events for inclusion in an amended Development Plan (the “Development Strategy”). The Development Strategy will include reasonable timelines for any additional indications to be developed hereunder, with the understanding that not all such indications will be developed concurrently.

(d) Amendments to the Development Plan.

(i) On an annual basis (no later than September 30th of the preceding Calendar Year), or more often as the Parties deem appropriate, the China Committee shall prepare amendments to the then-current Development Plan and budget for approval of the JSC as appropriate. Each such amended Development Plan shall specify, with a reasonable level of detail, the items described in Section 3.2(a). Such amended Development Plan shall cover the next Calendar Year (and additional periods as reasonably determined by the Parties) and shall contain a corresponding budget. Such updated and amended Development Plan shall reflect any changes, re-prioritization of studies within, reallocation of resources with respect to, or additions to the then-current Development Plan. In addition, the China Committee may prepare amendments for approval of the JSC to the Development Plan and corresponding Development Budget from time to time during the Calendar Year in order to reflect changes in such plan and budget for such Calendar Year, in each case, in accordance with the foregoing. At the request of either Party, but no more frequently than quarterly, the China Committee shall review the Development Budget and propose any necessary amendments to the JSC for approval. Once approved by the JSC, the amended annual Development Plan and Development Budget shall become effective for the applicable period on the date approved by the JSC (or such other date as the JSC shall specify). Any JSC-approved amended Development Plan and Development Budget shall supersede the previous Development Plan and Development Budget for the applicable period.

(ii) Each Party shall notify the other Party promptly upon becoming aware that it is likely to exceed, or has exceeded, the budget for a particular Calendar Year or Calendar Quarter in the Development Budget. Thereafter, the China Committee shall promptly

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meet and determine whether to submit to the JSC an amendment to the Development Plan or Development Budget accordingly, provided that the China Committee and the JSC shall not unreasonably withhold agreement to any budget amendment proposed by either Party that results from causes outside of such Party’s reasonable control or that the Parties agree includes expenses reasonably incurred in the performance of the Development Plan.

(iii) The Parties agree that the total amount of the Development Budget in the Initial Development Plan from January 1, 2013 through expected launch in the second half of 2016 (including those amounts reimbursed under Section 8.2), may not be increased without the approval of the Parties or by the JSC.

(e) Development Responsibilities. Unless the Parties agree in writing upon an alternate allocation of responsibility, FibroGen China shall be responsible for conducting the Clinical Trials under the Development Plan in accordance with GCP and all applicable laws and regulations. The Development Plan shall specify success criteria and a timetable for the completion of such Clinical Trials.

(i) CROs. FibroGen China shall ensure any such Clinical Trials are conducted through a FibroGen China Affiliate incorporated in the Territory. In the event that FibroGen China engages a Third Party contract research organization (“CRO”) to undertake any Clinical Trial (or any portion of any Clinical Trial), FibroGen China shall ensure that such CRO is qualified in the Territory and capable of producing data acceptable to the CFDA and other applicable Regulatory Authorities in the Territory. FibroGen China shall discuss any possible engagement of a CRO with the China Committee. FibroGen China shall ensure that any Clinical Trials conducted in China shall be conducted only at hospitals that are accredited by the CFDA.

(ii) Medical Scientific Liaisons. FibroGen China shall be responsible for conducting activities related to the education of physicians regarding the Field and the Products in the Territory in accordance with the Development Plan and, following Regulatory Approval, Commercialization Plan. The costs associated with such activities shall be deemed Development Costs or Commercialization Costs, as applicable.

(iii) Decision Making. Except as otherwise expressly provided in this Agreement, all matters regarding the Development Plan shall be decided by consensus by the China Committee.

(f) Additional Indications in the Field. If either Party desires to develop a Product in an indication in the Field not then included in the Development Plan or Development Strategy, such Party shall propose such indication to the other Party. The Parties shall thereafter discuss such indication in good faith and, if so agreed, prepare a proposed development plan and budget for development in such indication for submission to the JSC. Upon approval by the JSC, such plan and budget shall be included in the Development Plan and Development Budget. For clarity, the Parties shall not have the right to develop a Product for the Territory in any indication outside the Field.

3.3 Development Costs. The Parties shall share equally all Development Costs the Parties incur in the conduct of the Development Plan (to the extent that such Development Costs

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are not reimbursed by Astellas under the Astellas Agreements) as provided in Section 8.5, including costs for supply of Collaboration Compound or Product as provided in Section 6.6. Notwithstanding the foregoing, unless otherwise agreed by the China Committee or by the Parties, either before or after the applicable expense is incurred (which agreement shall not be unreasonably withheld for any budget overage outside of a Party’s reasonable control and reasonably incurred in the performance of the Development Plan), for any Calendar Quarter, each Party will be solely responsible for Development Costs in excess of one hundred [*] percent ([*]%) of the total amount allocated to such Party’s activities in such Calendar Quarter in the Development Budget, and for any Calendar Year, each Party will be solely responsible for Development Costs in excess of one hundred [*] percent ([*]%) of the total amount allocated to such Party’s activities in such Calendar Year in the Development Budget; provided that Development Costs incurred in excess of one hundred [*] percent ([*]%) for the Calendar Quarter or one hundred [*] percent ([*]%) for the Calendar Year, as applicable, of the amounts so budgeted shall also be included in Development Costs and shared by the Parties if the Parties determine in good faith that such development costs were reasonably incurred in the performance of activities under the Development Plan and that such budget overage was caused by circumstances outside of such Party’s reasonable control.

3.4 Probe Compounds.

(a) Subject to AstraZeneca’s option as described below in this Section 3.4, FibroGen China shall have the sole right and responsibility for Development and Commercialization of all Probe Compounds in the Field, subject to the remainder of this Section 3.4; provided that FibroGen China shall have the right to Develop and Commercialize Probe Compounds as set forth below notwithstanding Section 7.5:

(i) With respect to the first two indications in the Field that are neither (1) Core Indications nor (2) any other indications being developed under the U.S. and RoW Agreement, but including [*] (the “Innovation Indications”), FibroGen China shall notify AstraZeneca in writing before conducting the first Clinical Trial of a Probe Compound in such Innovation Indication, including providing data and information in support of such Clinical Trial. AstraZeneca may elect within thirty (30) days after such notice either (y) to have the [*] such Probe Compound shall become a Collaboration Compound under this Agreement; or (z) [*], AstraZeneca may elect to have such Probe Compound become a Collaboration Compound hereunder (the “Probe Compound Option”) by providing FibroGen Cayman a notice of exercise and [*] such Probe Compound shall become a Collaboration Compound under this Agreement. Any such Probe Compound in the Innovation Indications that becomes a Collaboration Compound shall thereafter be subject to (A) sharing of Development Costs and Commercialization Costs under Sections 8.5 and 8.6 and (B) [*]. In addition, AstraZeneca shall reimburse FibroGen China for its development costs that are reasonably allocable to the development of the Probe Compound in the applicable indication and incurred prior to the date of amendment of this Agreement adding the Probe Compound as a Collaboration Compound plus [*] of such Development Costs. If AstraZeneca does not timely exercise the Probe Compound Option for a Probe Compound in an Innovation Indication, then FibroGen China shall be free to further Develop and Commercialize such Probe Compound alone or with or through a Third Party licensee in the Territory; provided however that if FibroGen China has not licensed such Probe Compound to a Third Party within [*] after expiration of the Probe

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Compound Option, then the Probe Compound Option shall be reinstated for such Probe Compound with respect to any subsequent Clinical Trials then being conducted or planned to be conducted at the time of reinstatement of the Probe Compound Option.

(b) With respect to Probe Compounds (including, for clarity, a Probe Compound that has become Collaboration Compound as a result of AstraZeneca’s exercise of the Probe Compound Option) being developed for indications other than the two (2) Innovation Indications (the “Remaining Innovation Indications”), following completion and delivery to AstraZeneca from FibroGen China of a reasonably detailed data and information package regarding either: (A) a proof of concept study or (B) a dose-defining Clinical Trial, for a Probe Compound in any Remaining Innovation Indication, AstraZeneca shall have ninety (90) days following delivery of such data and information package to review, request additional information regarding such Clinical Trial results and negotiate and agree with FibroGen China upon a proposed Development Plan and Development Budget for such Probe Compound, as well as milestones for further Development and Commercialization of such Probe Compound as a Product. If the Parties reach agreement upon the Development Plan and Development Budget and such additional milestones within such ninety (90)-day period, then the Parties shall amend this Agreement accordingly, and AstraZeneca shall reimburse FibroGen China for its development costs that are reasonably allocable to the development of the Probe Compound in the applicable indication and incurred prior to the date of amendment of this Agreement adding the Probe Compound as a Collaboration Compound plus [*] of such Development Costs. If the Parties are unable to reach agreement in the ninety (90) days following the triggering of the Probe Compound Option, then FibroGen China shall be free to further Develop and Commercialize such Probe Compound alone or with or through a Third Party Sublicensee in the Territory; provided however that such Probe Compound shall not in any event be further Developed or Commercialized in any indication prohibited under Section 7.5(a)(ii).

3.5 Additional HIF Compounds. If AstraZeneca wishes to include additional HIF Compounds that are not Probe Compounds as Collaboration Compounds under this Agreement, it may make such a request to FibroGen China. Upon receipt of such request, FibroGen China shall make good faith and diligent efforts to present to the JSC for review all reasonably relevant data and other information (excluding chemical structures) Controlled by FibroGen China that is related to those HIF Compounds from its library of HIF Compounds, including results from any Clinical Trial conducted in the Field. For clarity, the foregoing does not impose any obligation on FibroGen China to identify or generate any additional HIF Compounds. If AstraZeneca and FibroGen China, through the China Committee and JSC, agree upon a development program for any such HIF Compounds, then the Parties shall negotiate upfront and milestone payment terms for inclusion of such additional HIF Compounds as Collaboration Compounds, and upon agreement, will amend this Agreement accordingly.

3.6 Diligence; Standards of Conduct. Each Party shall use Commercially Reasonable Efforts to carry out the tasks assigned to it under the Development Plan in a timely and effective manner. Each Party shall conduct its activities under the Development Plan in a good scientific manner and in compliance in all material respects with all applicable laws and regulations. Without prejudice to the aforesaid, the Party responsible for the conduct of any Clinical Trials hereunder shall perform such Clinical Trials in a good scientific manner, in compliance with all applicable laws and regulations, GCP, this Agreement, the Development

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Plan as well as the relevant protocol and investigator’s brochure. Such Party shall further require the principal investigators, study sites and any contractors involved in the performance of such Clinical Trials to comply with all safety reporting procedures set forth in the Pharmacovigilance Agreement in connection with their performance of such Clinical Trials.

3.7 Development Data.

(a) Ownership and Disclosure. FibroGen Cayman shall solely own all data, records and reports generated by or on behalf of either Party in the conduct of Development activities under this Agreement (collectively, the “Development Data”), and AstraZeneca hereby assigns, and shall assign, to FibroGen Cayman, all of its right, title and interest in and to the Development Data. Each Party shall provide access to and, where practical, copies of the Development Data it (or its Affiliates or Sublicensees, or Third Parties acting on their behalf) generates to the other Party promptly upon receipt or development thereof, including nonclinical and clinical data (including raw data), analysis, reports and protocols. Each Party will reasonably respond to the other Party’s request for access to and questions about the Development Data. Such Development Data will be provided in electronic form if requested by the other Party or reasonably convertible to such electronic form.

(b) Use. Each Party shall have the right to use the Development Data for the purpose of Developing and Commercializing Products in the Field in the Territory in accordance with the terms of this Agreement. In addition, FibroGen China will have the right to use the Development Data for the purpose of developing and commercializing Products outside the Territory, and to transfer such Development Data to its licensees outside the Territory, and to grant such licensees the right to use the Development Data for such purpose outside the Territory. AstraZeneca hereby grants FibroGen China and its Affiliates and licensees a right of access, a right of reference and a right to use and incorporate all Development Data and relevant Regulatory Materials in any regulatory filings for Products outside the Territory. AstraZeneca will take all actions reasonably requested by FibroGen China, at FibroGen China’s cost, to enable FibroGen China and its licensees to practice such rights.

3.8 Development Records and Reports. Each Party shall maintain or cause to be maintained complete and accurate records (in the form of technical notebooks and/or electronic files where appropriate) of all work conducted by it or on its behalf under the Development Plan and all Information resulting from such work. Such records, including any electronic files where such Information may also be contained, shall fully and properly reflect all work done and results achieved in the performance of the Development Plan in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Such records shall be retained by such Party for at least five (5) years after the term of this Agreement or such longer period as may be required by applicable laws. Each Party shall have the right to review and copy such records maintained by the other Party at reasonable times and to obtain access to originals to the extent needed for patent or regulatory purposes or for other legal proceedings. Each Party shall provide the China Committee with quarterly reports detailing its Development activities under the Development Plan and the results of such activities.

3.9 Subcontracts. Each Party may perform any of its Development Program obligations under this Agreement through one or more subcontractors or consultants, including

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CROs in accordance with Section 3.2(e)(i), provided that (a) such Party remains responsible for the work allocated to, and payment to, such subcontractors and consultants as it selects to the same extent it would if it had done such work itself; (b) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information, that are substantially the same as those undertaken by the Parties pursuant to Article 12 hereof, and (c) the subcontractor agrees in writing to assign all intellectual property developed in the course of performing any such work under the Development Program to the Party retaining such subcontractor. A Party may also subcontract work on terms other than those set forth in this Section 3.9, with the prior approval of the China Committee.

ARTICLE 4

REGULATORY MATTERS

4.1 Regulatory Filings and Approvals.

(a) In General. The Parties intend that the Development Plan will set forth the regulatory strategy for seeking Regulatory Approvals (including any pricing and reimbursement approvals) in the Territory for all Products being Developed.

(b) Responsibilities. FibroGen China shall be responsible for preparing and filing all Regulatory Materials, including CTAs, shall be the holder of all Regulatory Approvals in the Territory and will have primary operational responsibility for interactions with Regulatory Authorities, including taking the lead role at all meetings with Regulatory Authorities, subject to the right of AstraZeneca to participate as an observer in such activities and provide input, which FibroGen China will consider in good faith. Without limitation, this observer right includes participation in all regulatory activities, including development of regulatory strategy and review of regulatory submissions, observer status at all meetings with Regulatory Authorities that may potentially impact the Development Plan or registration package for a particular Product, and review of outcomes of such meetings.

(c) Reporting and Review.

(i) The China Committee shall develop and implement procedures for drafting and review of Regulatory Materials for Products in the Territory, which shall provide sufficient time (at least one week) for each Party to provide substantive comments prior to the filing of such Regulatory Materials.

(ii) Each Party shall promptly notify the other Party of all Regulatory Materials that it submits for Products in the Territory and shall promptly (and in any event within one week) provide the non-responsible Party with a copy (which may be wholly or partly in electronic form) of such Regulatory Materials throughout the Territory. The Party primarily responsible for such Regulatory Materials will provide the non-responsible Party with reasonable advance notice of any scheduled meeting with any Regulatory Authority and/or any Regulatory Materials with respect to Products throughout the Territory, and the non-responsible Party shall have the right to participate as an observer in any such meeting, except to the extent prohibited under applicable law and regulations. Representatives of the Party primarily responsible for such

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Regulatory Materials will be the primary spokespeople at any such meeting. The Party primarily responsible for such Regulatory Materials also shall promptly furnish the non-responsible Party with copies of all material correspondence to or from, and minutes of material meetings with, any Regulatory Authority relating to Development of such Product.

4.2 Notification of Threatened Action. Each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including a Regulatory Authority, which may materially affect the Development, Commercialization or regulatory status of a Product in the Territory. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

4.3 Adverse Event Reporting and Safety Data Exchange. At a time determined by the JSC, but in any event prior to the commencement of any Clinical Trial or any other activities that would generate safety data required to be reported to Regulatory Authorities that are conducted by AstraZeneca, the Parties shall define and finalize the methods and procedures (based on and consistent with those methods and procedures used by Astellas and FibroGen under the Astellas Agreements) that the Parties shall employ with respect to Products and to Probe Compounds independently Developed and Commercialized by FibroGen China to protect patient safety and promote the appropriate treatment of safety information of such products in a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”). For clarity, the Pharmacovigilance Agreement shall include all relevant safety data regarding the Product, irrespective of territory or indication. These responsibilities shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of any such product in the Territory. Such guidelines and procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under applicable laws and regulations. Furthermore, such agreed procedure shall be consistent with GCP and relevant ICH guidelines, except where such guidelines may conflict with existing local regulatory reporting or safety reporting requirements, in which case the local reporting requirements shall prevail. FibroGen China shall maintain a safety database for the Products in the Territory, the expenses for which will be included in Development Costs. FibroGen China shall be responsible for reporting quality complaints, adverse events and safety data related to Products to applicable Regulatory Authorities in the Territory, as well as responding to safety issues and to all requests of Regulatory Authorities relating to Products in the Territory. Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement and to cause its Affiliates and permitted Sublicensees to comply with such obligations.

4.4 Product Withdrawals and Recalls. If any Regulatory Authority in the Territory (a) threatens, initiates or advises any action to remove any Product from the market or (b) requires or advises FibroGen China, AstraZeneca, or any of their respective Affiliates or Sublicensees to distribute a “Dear Doctor” letter or its equivalent regarding use of such Product, then FibroGen China or AstraZeneca, as applicable, shall notify the other Party of such event within three (3) Business Days (or sooner if required by law) after such Party becomes aware of the action, threat, advice or requirement (as applicable). The JSC will discuss and attempt to agree upon whether to recall or withdraw a Product in the Territory; provided, however, that if

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the Parties fail to agree within an appropriate time period, the Party who is the then-holder of the Regulatory Approval for the Product at issue shall decide whether to recall or withdraw such Product and shall be responsible for such recall or withdrawal, with the associated costs being deemed Development Costs.

ARTICLE 5

COMMERCIALIZATION

5.1 Overview. The Parties agree to Co-Promote the Products in the Field in the Territory as provided in this Article 5 under the direction of the China Committee, and pursuant to the Commercialization Plan applicable to each Product. Within twelve (12) months after the Effective Date or at such other time as the Parties may mutually agree, the Parties or their designated Affiliates in the Territory will negotiate and enter into an agreement (the “Co-Promotion Agreement”) governing the Parties’ conduct of activities for Commercializing the Product in the Territory, including the terms set forth on Exhibit C hereto.

5.2 Commercialization Plans and Budget. As further described in this Section 5.2, the strategy for the Commercialization of each Product in the Territory shall be described in a comprehensive plan that describes the pre-launch, launch and subsequent Commercialization of such Product in the Territory (including without limitation messaging, branding, pricing, advertising, planning, marketing, sales force training and allocation, and reimbursement/managed care), key tactics for implementing those activities and the relative responsibilities of the Parties (each such plan, a “Commercialization Plan”), and the associated budget for such activities (each such budget, a “Commercialization Budget”). The Mandatory Post-Approval Safety Study Costs in the Commercialization Budget shall be reasonably determined by FibroGen WFOE in light of the applicable requirements for the Mandatory Post-Approval Safety Studies. All Commercialization Plans and Commercialization Budgets with respect to Products in the Territory and subsequent revisions thereto will contain such information as the China Committee believes necessary for the successful Commercialization of such Product in the Territory. Within thirty (30) days after the Effective Date, the Parties shall prepare an initial high-level Commercialization Plan for review and approval by the China Committee and JSC. Within twelve (12) months after the Effective Date (or at another time as soon as reasonably practicable thereafter as the Parties may mutually agree), the Parties shall prepare a detailed Commercialization Plan for review and approval by the China Committee and JSC.

5.3 Responsibilities. Except as otherwise described in the Commercialization Plan or the Co-Promotion Agreement, AstraZeneca or its designated Affiliate shall have the sole right and responsibility for distribution of Products in the Territory on behalf of FibroGen China pursuant to the terms of the Distribution Agreement to be entered into by the Parties as soon as practicable after the Effective Date. The key terms of the Distribution Agreement are described in Exhibit F. In addition, the Distribution Agreement will contain representations, warranties and covenants by AstraZeneca and its applicable Affiliates that are equivalent to the representations, warranties and covenants in Section 10.4. FibroGen China shall have the right to conduct commercial activities related to Product containing FG-4592 to the extent sufficient to demonstrate substance in Hong Kong in order to benefit from preferential tax treatment on withholding taxes under the applicable China–Hong Kong tax treaties; provided that such activities shall not include Product distribution.

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5.4 Commercialization Reports. Each Party shall keep the China Committee fully informed regarding the progress and results of Commercialization activities for Products in the Territory, including an annual review of results versus plans (as set forth in the Commercialization Plan(s)).

5.5 Samples. Neither Party shall distribute any samples of Products without the prior written consent of the other Party.

5.6 Diligence; Subcontracts. Each Party shall use Commercially Reasonable Efforts to carry out the tasks assigned to it under the Commercialization Plan and the Co-Promotion Agreement in a timely and effective manner and in compliance with all applicable laws and regulations. Each Party may perform any of its obligations under the Commercialization Plan through one or more subcontractors or consultants, provided that (a) such Party remains responsible for the work allocated to, and payment to, such subcontractors and consultants as it selects to the same extent it would if it had done such work itself; (b) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information, that are substantially the same as those undertaken by the Parties pursuant to Article 12 hereof, and (c) the subcontractor agrees in writing to assign all intellectual property developed in the course of performing any such work under the Commercialization Plan to the Party retaining such subcontractor.

5.7 Regulatory Compliance.

(a) Each of FibroGen China and AstraZeneca shall reasonably cooperate with the other Party in its efforts toward ensuring that all government reporting (including price and gift reporting), sales, marketing and promotional practices in respect of each Product meet the standards required by (A) the Drug Administration Law, (B) the Anti-unfair Competition Law of the PRC, (C) the Advertising Law of the PRC, the Standards for the Review and Publication of Drug Advertisement issued by the CFDA and the State Administration of Industry and Commerce, (D) the Code of Practice of the China Association of Enterprise with Foreign Investment R&D-Based Pharmaceutical Association Committee, (E) the Anti-Corruption Laws, and (F) other applicable laws and regulations.

(b) In accordance with Section 5.7(a), each Party shall provide its sales representatives appropriate training on proper marketing and sales techniques. Such training will include, among other topics, CFDA requirements and other national and local regulations and industry guidelines, including those set forth in clause (a) above. If requested by a Party, the other Party shall provide a written description of the training to the requesting Party no less frequently than on an annual basis.

(c) Each of FibroGen China and AstraZeneca shall reasonably cooperate with the other Party to provide the other Party access to any and all information, data and reports required by the other in order to comply with the relevant provisions of any applicable laws and regulations, including without limitation reporting requirements, in a timely and appropriate

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manner. Each Party shall ensure that its reporting to the state and local healthcare programs related to the Products is true, complete and correct in all respects; provided however, that a Party shall not be held responsible for submitting erroneous reports if such deficiencies result from information provided by the other Party which itself was not true, complete and correct.

(d) AstraZeneca shall, so far as practicable, provide to FibroGen China in advance any submission containing any information provided by FibroGen China pursuant to this Section 5.7 that AstraZeneca proposes to submit to any Regulatory Authority. AstraZeneca further agrees to seek confidential treatment of any such information related to FibroGen China that it submits to any governmental entity to the extent permitted under any applicable laws and regulations.

(e) FibroGen China and AstraZeneca shall confer with each other on a regular basis to discuss and compare their respective procedures and methodologies relating to each Party’s compliance to any applicable laws or regulations or fulfillment of any other obligation contained in this Section 5.7. In the event that the Parties have different understandings or interpretations of this Section 5.7 or of the applicability of, or standards required by, any applicable laws or regulations, then the Parties shall confer and seek to reach common agreement on such matters.

(f) Each Party agrees that:

(i) it will instruct its sales representatives to use, and will use Commercially Reasonable Efforts to train and monitor its sales representatives to ensure that such sales representatives use, only Promotional Materials and literature approved for use under Section 5.7 for the promotion of the Products in the Territory;

(ii) it will instruct its sales representatives not to misbrand, change, alter or adulterate any Promotional Materials supplied to it in any way prior to or during their distribution or use; and

(iii) it will instruct its sales representatives to do, and will use Commercially Reasonable Efforts to train its sales representatives to do, and will establish appropriate internal systems, policies and procedures for the monitoring of its sales representatives with the goal of ensuring that such personnel do, the following:

(1) limit claims of efficacy and safety for the Products to those that are (A) consistent with approved promotional claims in, and not add, delete or modify claims of efficacy and safety in the promotion of such Products in any respect from those claims of efficacy and safety that are contained in, the then effective Commercialization Plan, (B) consistent with applicable laws and regulations, and (C) consistent with the Product labeling approved by the Regulatory Authorities;

(2) not make any changes in Promotional Materials, and use Promotional Materials within the Territory only in a manner that is consistent with (A) the then effective Commercialization Plan, (B) applicable laws and regulations and (C) the Product labeling approved by the Regulatory Authorities;

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(3) promote the Products in compliance with applicable legal and professional standards that are generally accepted by the pharmaceutical industry in the applicable market, including applicable laws and regulations and the applicable guidelines concerning the advertising and promotion of prescription drug products described in Section 5.7; and

(4) not to, directly or indirectly, pay, promise to pay, or authorize the payment of any money, or give, promise to give, or authorize the giving of anything of value to any healthcare professional, official or employee of any Governmental Authority, or to any political party, or official thereof, or to any candidate for political office (including any party, official, or candidate) for the purpose of promoting the sale or improper use of a Product.

ARTICLE 6

MANUFACTURE AND SUPPLY

6.1 Supply Commitment. AstraZeneca agrees to purchase, and FibroGen WFOE agrees to supply, all of AstraZeneca’s and its Sublicensees’ requirements of Product for Development and Commercialization in the Territory under the terms of this Article 6 and in accordance with this Agreement. All Product supplied to AstraZeneca by or on behalf of FibroGen WFOE under this Agreement will be supplied as finished product.

6.2 Covenant. Except as expressly set forth in this Article 6 or the Supply and Quality Agreement or the U.S. and RoW Agreement, AstraZeneca shall not have the right to manufacture any Product anywhere in the world.

6.3 Second Source for Drug Substance. At a time to be determined by the JSC, FibroGen WFOE will complete activities to establish and secure Regulatory Approval for a second source for drug substance for Product using a Third Party supplier reasonably acceptable to AstraZeneca, and will thereafter maintain two separate, validated manufacturing sites for such drug substance, one of which will be FibroGen WFOE’s Beijing plant.

6.4 Selection of Contract Manufacturer for Drug Product. Upon AstraZeneca’s written request to FibroGen WFOE, which request shall not be submitted earlier than six (6) months after the Effective Date, the Parties will discuss in good faith the selection of a contract manufacturer to be used by FibroGen WFOE to conduct formulation and packaging (using drug substance supplied by FibroGen WFOE) for supply under this Agreement. The Parties shall discuss in good faith the introduction of such contract manufacturer into the supply chain when capacity at FibroGen WFOE’s Beijing plant becomes fully occupied. Such selection will be conducted in accordance with the following process: As soon as reasonably practicable following AstraZeneca’s request, the Parties will afford an opportunity for at least two (2) different Third Party contract manufacturers that are mutually acceptable to the Parties, consent not to be unreasonably withheld, to submit bids to conduct such manufacture. Such bids shall be based on a request for quotation, the contents of which shall be agreed by the Parties in good faith (and

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shall contain such specifications and forecasts as are reasonably necessary for a contract manufacturer to submit a bid with respect to such manufacture). AstraZeneca shall be afforded an opportunity to submit a bid on the same basis as the Third Party contract manufacturers. The Parties shall review and assess in good faith the bids submitted by the Third Party manufacturers and by AstraZeneca and shall recommend to the China Committee the bid that, on the whole, offers the most favorable terms for such manufacture of Product for supply to AstraZeneca under this Agreement, based on a reasonable assessment of the relevant factors, including price, capital requirements, quality, capacity and capability to maintain continuity of supplies. FibroGen WFOE will enter into a supply and quality contract with the Third Party contract manufacturer or (as the case may be) with AstraZeneca, whichever submitted the bid selected by the China Committee, on terms consistent with the selected bid and otherwise reasonably acceptable to FibroGen WFOE. In the event FibroGen WFOE shall contract with AstraZeneca in accordance with this Section 6.4, FibroGen WFOE shall, as soon as reasonably practicable after the completion of the selection process, provide the necessary technology transfer and royalty free licenses (if any) as well as all necessary assistance to obtain required Regulatory Approvals, all to enable AstraZeneca to conduct the formulation and packaging (using drug substance supplied by FibroGen WFOE) for supply of Product under this Agreement. If AstraZeneca is not selected as the contract manufacturer, then at any time after the [*], then AstraZeneca may request that the selection process set out above in this Section 6.4 shall be repeated. If AstraZeneca so requests, the Parties shall repeat such process, but only after the end of the then-current term of the then-current supply agreement with the Third Party manufacturer.

6.5 Supply and Quality Agreement. At a time agreed by the Parties that is reasonably sufficiently early enough to meet the objectives under this Section 6.5, the Parties will negotiate in good faith and enter into separate supply and quality agreements governing the commercial supply of finished product from FibroGen WFOE to AstraZeneca (the “Supply and Quality Agreement”). Such agreements will reflect the terms and conditions set forth on Exhibit K of the U.S. and RoW Agreement and contain such further commercially reasonable terms governing similar supply arrangements and other terms as the Parties may agree, including appropriate forecasting and firm purchase order lead times, taking into consideration the reasonable notice requirements of FibroGen WFOE and its Third Party manufacturers as well as any other terms set forth in this Article 6. In the event of any inconsistency between the Supply and Quality Agreement and Article 6 of this Agreement with regard to matters relating to supply, quality control and quality assurance, the terms of the Supply and Quality Agreement shall prevail.

6.6 Product Price. As further described in the Supply and Quality Agreement, prior to establishment of a Product price as approved by the applicable Regulatory Authority, the Parties will determine in good faith an estimated price per unit of Product for the supply of Product to AstraZeneca based on the then-current Commercialization Plan. Once such price is established, the price approved by the applicable Regulatory Authority will be used for such supply, and the Parties shall reconcile the estimated price with the actual price by means of a credit or additional payment, as applicable. Thereafter, COGS will be calculated based on [*] as set forth in the Supply and Quality Agreement.

6.7 Potential Cost Reductions. At either Party’s request during the Term (without prejudice to AstraZeneca’s right to participate in the contract manufacturer selection process

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pursuant to Section 6.4), the Parties shall discuss and explore potential means of collaborating to reduce the overall costs of manufacture and supply of Products as drug substance or bulk drug product under this Agreement, with the understanding that the Parties shall share the financial benefits of any such cost reductions achieved in a reasonable manner taking into account to what extent each Party has contributed to such cost reductions.

6.8 Joint Operations Subcommittee. The Parties shall, within thirty (30) days following the Effective Date, establish a Joint Operations Subcommittee (“the JOS”) with equal representation from each Party to oversee the establishment and operation of the commercial supply chain for the Products in the Territory. The JOS shall meet each Calendar Quarter, or as otherwise agreed between the Parties. Decision making shall be by consensus and the team members from each Party shall jointly have one (1) vote. Disputes at the JOS shall be handled by the China Committee. The JOS shall have a chair selected by FibroGen China. The role of the chair shall be to convene and preside at meetings of the JOS, to prepare and circulate agendas and to ensure the preparation of minutes. The JOS’ responsibilities shall include:

(i)	Overseeing the construction and qualification of the FibroGen WFOE Beijing plant;

(ii)	Identifying any additional resource or capabilities needed to deliver the plant;

(iii)	Defining a China supply strategy for the Products in the Territory;

(iv)	Carrying out the supplier selection process and recommending suitable CMOs to the China Committee;

(v)	Overseeing supply chain performance for the Products in the Territory; and

(vi)	Identifying, where practicable, performance improvement opportunities and agreeing, in good faith, an appropriate and equitable allocation of any financial benefits arising from such performance improvement opportunities.

ARTICLE 7

LICENSES AND EXCLUSIVITY

7.1 License to AstraZeneca. Subject to the terms and conditions of this Agreement, FibroGen Cayman hereby grants AstraZeneca a co-exclusive (with FibroGen Cayman, who retains a licensable right to develop, use, sell, offer for sale, import and Commercialize Products in the Field in the Territory), royalty-bearing, sublicensable (solely as permitted in accordance with Section 7.3) license under the FibroGen China Technology and the Marks to Develop (solely in accordance with the applicable Development Plan), use, sell, offer for sale, import and Commercialize, but not manufacture, Products in the Field in the Territory. With respect to any Product hereunder, notwithstanding the foregoing, AstraZeneca shall (a) not exercise any of the co-exclusive rights to Develop granted hereunder until FibroGen WFOE has sole ownership of and is the sole named party for the regulatory licenses in the Territory, which shall include without limitation the (i) New Drug License, (ii) Product Approval Code, (iii) Manufacturing License, and (iv) GMP License, and for such licenses any other necessary, related or successor licenses, and (b) take all actions and execute all documents reasonably necessary to ensure that FibroGen WFOE shall solely hold such licenses. FibroGen shall promptly notify AstraZeneca upon the issuance of such licenses.

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7.2 Licenses to FibroGen China. Subject to the terms and conditions of this Agreement, AstraZeneca hereby grants FibroGen Cayman a non-exclusive, sublicensable, royalty-free, fully-paid license, under the AstraZeneca Technology during the Term, to conduct any and all activities assigned to FibroGen China under the Development Plans and Commercialization Plans, and to Develop and Commercialize Products outside of the Territory.

7.3 Sublicensing. For clarity, the license granted by FibroGen Cayman to AstraZeneca in Section 7.1 may be sublicensed by AstraZeneca to: (i) an Affiliate of AstraZeneca without any requirement of consent, provided that such sublicense to an Affiliate of AstraZeneca shall immediately terminate if and when such party ceases to be an Affiliate of AstraZeneca or (ii) a Third Party only with the prior written consent of FibroGen Cayman, except where such sublicensing is permitted under an applicable Development Plan or Commercialization Plan, in which case consent shall not be required.

7.4 Co-Promotion. Except for the co-promotion rights expressly granted to the Parties under this Agreement and except as otherwise permitted under an applicable Commercialization Plan or Co-Promotion Agreement, neither Party shall be permitted to Co-Promote the Products in the Territory with any Third Party.

7.5 Covenants by FibroGen China.

(a) Except as provided in this Agreement, including the right to Develop and Commercialize Probe Compounds in accordance with Section 3.4, during the Term, FibroGen China and its Affiliates shall not, and shall not license or authorize any Third Party to, (i) Commercialize any Product in the Territory outside the Field or (ii) develop or commercialize any HIF Compound in any ESA Approved Indication in the Territory or any indication for which a “Product” is being Developed or Commercialized under the U.S. and RoW Agreement.

(b) During the Term, the applicable Affiliate of FibroGen China shall not make any amendment to any of the Astellas Agreements that has a material adverse impact on AstraZeneca’s rights under this Agreement without the prior written consent of AstraZeneca.

7.6 Cross-Territorial Restriction.

(a) Except as permitted under the U.S. and RoW Agreement, AstraZeneca hereby covenants and agrees that it shall not, and will ensure that its Sublicensees will not, either directly or indirectly, actively promote, market, distribute, import, sell or have sold Product into countries outside the Territory. As to such countries outside the Territory: (i) AstraZeneca shall not, and will ensure that its Sublicensees will not, engage in any advertising or promotional activities relating to the Product directed primarily to customers or other buyers or users of the Product located in such countries; and (ii) AstraZeneca shall not, and will ensure that its Sublicensees will not, solicit orders for Products from any prospective purchaser located in such countries. If AstraZeneca receives any order for Products from a prospective purchaser located in a country outside the Territory from which re-imports into the Territory are unlikely, AstraZeneca shall immediately refer that order to FibroGen Cayman. AstraZeneca shall not accept any such orders. AstraZeneca may not deliver or tender (or cause to be delivered or tendered) any Product into a country outside of the Territory from which re-imports into the

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Territory are unlikely. AstraZeneca shall not, and will ensure that its Affiliates and Sublicensees will not, restrict or impede in any manner FibroGen Cayman’s exercise of its retained rights outside the Territory, provided that any such exercise of rights by FibroGen Cayman shall comply with the terms of this Agreement. For clarity, nothing in this Section 7.6(a) restricts or limits AstraZeneca’s rights under the U.S. and RoW Agreement.

(b) Except as permitted under the U.S. and RoW Agreement, FibroGen China hereby covenants and agrees that it shall not, and will ensure that its Affiliates and Sublicensees will not, either directly or indirectly, actively promote, market, distribute, import, sell or have sold Product into countries outside the Territory. As to such countries outside the Territory: (i) FibroGen China shall not, and will ensure that its Affiliates and Sublicensees will not, engage in any advertising or promotional activities relating to the Product directed primarily to customers or other buyers or users of the Product located in such countries; and (ii) FibroGen China shall not, and will ensure that its Affiliates and Sublicensees will not, solicit orders for Products from any prospective purchaser located in such countries. If FibroGen China receives any order for Products from a prospective purchaser located in a country outside the Territory from which re-imports into the Territory are unlikely, FibroGen China shall immediately refer that order to AstraZeneca. FibroGen China shall not accept any such orders. FibroGen China may not deliver or tender (or cause to be delivered or tendered) any Product into a country outside of the Territory from which re-imports into the Territory are unlikely. FibroGen China shall not, and will ensure that its Affiliates and Sublicensees will not, restrict or impede in any manner AstraZeneca’s rights within the Territory, provided that any such exercise of rights by AstraZeneca shall comply with the terms of this Agreement. For clarity, nothing in this Section 7.6(b) restricts or limits FibroGen China’s rights under the U.S. and RoW Agreement.

7.7 Negative Covenant. Each Party covenants that it will not knowingly use or practice any of the other Party’s intellectual property rights licensed to it under this Article 7 except for the purposes expressly permitted in the applicable license grant.

7.8 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license, express or implied, under its intellectual property rights.

7.9 Exclusivity. AstraZeneca hereby covenants that during the Term and the term of the U.S. and RoW Agreement, except pursuant to this Agreement or the U.S. and RoW Agreement, neither it nor its Affiliates will, directly or indirectly, by itself or with a Third Party, research, manufacture, develop, sell, market or otherwise commercialize any HIF Compound in the Territory, and neither it nor its Affiliates will license or authorize a Third Party to conduct any such activity in the Territory. Notwithstanding the foregoing, AstraZeneca shall not be in breach of this Section 7.9 solely as a result of its conduct of preclinical research on HIF Compounds if such research is not part of a research program conducted by AstraZeneca.

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ARTICLE 8

FINANCIALS

8.1 License Fees. AstraZeneca shall pay to FibroGen Cayman each of the following non-refundable, non-creditable license fees on or before the applicable date set forth below, provided that with respect to payment 1, FibroGen Cayman has provided an invoice on the Effective Date, and with respect to payment 2, FibroGen Cayman has provided an invoice at least forty-five (45) days before the applicable due date:

License Fees. Number	Due Date	Payment
1	15th Business Day after the Effective Date	$[*] million

2	[*]	$[*] million

If this Agreement is terminated prior to the due date of payment 2, then payment 2 shall remain due and payable. Each such payment shall be made by wire transfer of immediately available funds into an account designated by FibroGen China. Each such payment is nonrefundable and non-creditable against any other payments due hereunder.

8.2 Upfront Development Reimbursement. Within fifteen (15) Business Days after the Effective Date, AstraZeneca will pay FibroGen Cayman a one-time, non-refundable, non-creditable payment of [*] to reimburse the expenses incurred by FibroGen China to develop the Product from January 1, 2013 until the Effective Date. The applicable FibroGen China entity shall provide an invoice for such payment on the Effective Date.

8.3 Development Milestone Payments.

(a) Development Milestone Payments. AstraZeneca shall make milestone payments to FibroGen Cayman based on achievement by AstraZeneca or a Sublicensee (or, if applicable, by FibroGen China) of the substantive development and regulatory milestones in the Territory as set forth in this Section 8.3.

Number	Milestone	Payment
[*]	[*]	[*]

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Each milestone in Section 8.3(a) shall be paid only once, without regard to whether two or more Products ultimately achieve any such milestone event.

[*].

(b) Notice; Payment. FibroGen Cayman or AstraZeneca, as applicable, will notify the other Party of the achievement of the applicable milestone event by such Party or its Affiliate or Sublicensee within forty-five days after achievement thereof. Thereafter, FibroGen Cayman shall submit an invoice to AstraZeneca, and within forty five (45) days after receipt of invoice, AstraZeneca shall pay the amounts set forth in Section 8.3(a). Each such payment shall be made by wire transfer of immediately available funds into an account designated by FibroGen Cayman. Each such payment is nonrefundable and noncreditable against any other payments due hereunder.

8.4 Sales Milestone Payments.

(a) Milestones. AstraZeneca shall make each of the substantive sales milestone payments indicated below to FibroGen Cayman when aggregate annual Net Sales of all Products across all indications in the Field in the Territory first reach the Dollar values indicated below.

Aggregate Annual Net Sales	Payment
[*]	[*]

Each milestone in this Section 8.4(a) shall be paid only once on the first achievement of such milestone without regard to whether two or more Products ultimately achieve any such milestone event or how many times such milestone may be achieved once paid.

(b) Notice; Payment. AstraZeneca shall notify FibroGen Cayman of the achievement of each of the milestone events in Section 8.4(a) within forty-five (45) days after the end of the Calendar Quarter in which achieved. Thereafter, FibroGen Cayman shall invoice AstraZeneca, and AstraZeneca will pay to FibroGen Cayman the applicable amount within forty-five (45) days after AstraZeneca’s receipt of an invoice from FibroGen Cayman. Each such payment shall be made by wire transfer of immediately available funds into an account designated by FibroGen Cayman. Each such payment is nonrefundable and non-creditable against any other payments due hereunder.

8.5 Development Reimbursement Payments.

(a) Reimbursement for Development. With respect to Development Costs for the Products in the Territory not already reimbursed under Section 8.2, FibroGen China and AstraZeneca shall share equally (fifty percent (50%) each) the costs and expenses of the Development efforts of the Parties under the Development Plan and Development Budget, as well as the capital and equipment costs for the manufacturing plant in the Territory for the Products (including [*] for such capital and equipment costs).

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b) Payments and Reports. All amounts payable to FibroGen China or AstraZeneca pursuant to this Section 8.5 shall be paid in Dollars on a Calendar Quarter basis, unless FibroGen China requests that any such payment to FibroGen China be made in RMB, in which case such payments will be made in RMB. Within twenty (20) days if reasonably possible for AstraZeneca using reasonable endeavors to meet such timeline and in no event later than twenty five (25) days after the end of each Calendar Quarter after the Effective Date, AstraZeneca shall submit to FibroGen Cayman and FibroGen Cayman or FibroGen WFOE, as applicable, shall within fifteen (15) days if reasonably possible for FibroGen Cayman or FibroGen WFOE, as applicable, using reasonable endeavors to meet such timeline and in no event later than twenty (20) days after the end of each Calendar Quarter submit to AstraZeneca a statement setting forth the Development Costs incurred by it during such Calendar Quarter. As soon as practicable, and not later than within thirty two (32) days of the end of the Calendar Quarter, the Parties shall discuss and shall use best efforts to resolve any issues with respect to such statements, provided, however that each Party shall generate any questions and respond to any inquiries regarding the invoices as promptly as reasonably possible following receipt, including within forty-eight (48) hours for response to ordinary inquiries. Following the reconciliation process for the applicable Calendar Quarter, each of FibroGen and AstraZeneca shall provide an invoice to the other Party reflecting fifty percent (50%) of their respective Development Costs incurred. Within forty five (45) days after its receipt of such invoices, the Party who incurred less Development Costs in the Calendar Quarter shall pay to the other Party an amount equal to fifty percent (50%) of the difference between the invoices so that each Party bears fifty percent (50%) of the total Development Costs incurred by the Parties in such Calendar Quarter (subject to the provisions on budget overages in Section 3.3), except as set forth on Exhibit D.

8.6 Net Profit and Net Loss Share.

(a) General. AstraZeneca and FibroGen Cayman shall receive fifty percent (50%) of any Net Profit and Royalty Payments, and bear fifty percent (50%) of any Net Loss, as applicable, for the Products in the Territory as set forth in Exhibit D.

(b) Profits Payments and Reports. Details with respect to Net Profit and Royalties and related payments are as set forth in Exhibit D.

8.7 Taxes.

(a) Taxes on Income. Subject to Exhibit D, each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the collaborative efforts of the Parties under this Agreement.

(b) Withholding Tax. The Party making payments under this Agreement (the “Payor”) to the other Party (the “Payee”) shall deduct or withhold from the payments any Taxes that it is required by applicable law to deduct or withhold. The Payee shall provide the Payor any tax forms or appropriate governmental authorization that may be reasonably necessary

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in order for Payor to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. The Payee shall use Commercially Reasonable Efforts to provide any such tax forms to the Payor at least thirty (30) days prior to the due date for any payment for which the Payee desires that Payor apply a reduced withholding rate and in any event at least fifteen (15) days prior to the time the applicable payment is due. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable laws and regulations, of withholding taxes, Indirect Taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or Indirect Taxes.

(c) Payment of Tax. To the extent the Payor is required by applicable law or regulations to deduct and withhold taxes on any payment to the Payee, the Payor shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the Payee an official tax certificate or other evidence of such withholding sufficient to enable the Payee to claim such payment of taxes.

(d) Indirect Tax. All payments to be made by one Party to another Party, pursuant to the terms of this Agreement, are stated exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of such payments, the Party making shall payment shall pay such Indirect Taxes at the applicable rate following the receipt where applicable of an Indirect Taxes invoice in the appropriate form issued. Each Party shall issue valid invoices for all amounts payable under this Agreement consistent with all applicable Laws and irrespective of whether such amounts may be netted for settlement purposes. The Parties shall cooperate in accordance with applicable law to minimize Indirect Taxes

8.8 Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, reimbursements or other payments in that country that are to be under this Agreement in RMB shall instead be paid to FibroGen China or AstraZeneca, as the case may be, in the equivalent amount in Dollars.

8.9 Foreign Exchange. With the exception of Co-Promotion Fees and payments from Product purchases which shall be paid in RMB, all amounts payable and all calculations under this Agreement shall be made in Dollars. Sales or costs and expenses recorded in any foreign currency shall be converted into Dollars in a manner consistent with FibroGen China’s and AstraZeneca’s customary and usual conversion procedures used to prepare such Party’s audited financial statement for external reporting purposes, provided always that such practices use a widely accepted source of published exchange rates.

8.10 Late Payments. Except as set forth in Exhibit D, if a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at a rate equal to the U.S. Prime Rate for the date payment was due as reported by the Wall Street Journal.

8.11 Financial Records; Audits.

(a) Records. Each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the amount to be

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

reimbursed, pursuant to Section 8.5 or 8.6, with respect to Development Costs or Commercialization Costs and in relation to the calculation of Net Profit and Net Loss and related payments as described in Section 8.6 above and Exhibit D, or other amounts to be reimbursed or shared hereunder incurred or generated (as applicable) by such Party, achievement of sales milestones and other compensation payable under this Agreement. Each Party shall keep or cause its Affiliates to keep such records for a period of the later of (i) six (6) years after the end of the period to which such books, records and accounts pertain and (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by applicable law.

(b) Procedure. Upon reasonable prior notice, such records shall be open during regular business hours for a period of three (3) years from the creation of individual records, in each case, for examination at the auditing Party’s expense, and not more often than once each Calendar Year, by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party for the sole purpose of verifying for the auditing Party the accuracy of the financial reports or sales milestone notices furnished by the audited Party pursuant to this Agreement or of any payments made, or required to be made, by or to the audited Party to the other pursuant to this Agreement. Any such auditor shall not disclose the audited Party’s Confidential Information to the auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments due by the audited Party under this Agreement. Any amounts shown to be owed but unpaid, or overpaid and in need of reimbursement, shall be paid or refunded (as the case may be) within thirty (30) days after the accountant’s report, plus interest (as set forth in Section 8.10) from the original due date (unless challenged in good faith by the audited Party in which case any dispute with respect thereto shall be resolved in accordance with Article 14). The auditing Party shall bear the full cost of such audit unless such audit reveals an overcharge or underpayment by the audited Party that resulted from a discrepancy in a report that the audited Party provided to the other Party during the applicable audit period, which underpayment or overcharge was more than five percent (5%) of the amount set forth in such report, in which case the audited Party shall bear the full cost of such audit.

(c) Audit Dispute. In the event of a dispute with respect to any audit under Section 8.11(b), FibroGen China and AstraZeneca shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other entity or individual as the Parties shall mutually agree (the “Auditor”). The decision of the Auditor shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine. Not later than ten (10) days after such decision and in accordance with such decision, the audited Party shall pay the additional amounts, with interest from the date originally due as provided in Section 8.10 or the auditing Party shall reimburse the excess payments, as applicable.

8.12 Manner and Place of Payment. Except as otherwise expressly provided under this Agreement, all payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by FibroGen WFOE, FibroGen Cayman or AstraZeneca (as applicable), unless otherwise specified in writing by such Party. All payments hereunder shall be invoiced by the Payee to the Payor. Each invoice to AstraZeneca shall fulfill the requirements set forth on Exhibit I.

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.13 Estimated Sales and Accruals. To the extent that any amounts used in the calculation of Development Costs or Commercialization Costs are based on estimates or accruals with respect to the Products in the Territory, FibroGen China shall notify AstraZeneca of any such estimates or accruals or adjustments or changes based on a revision in estimates and accruals or true-up of such amounts within thirty (30) days of any such adjustment or reconciliation by FibroGen China.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Intellectual Property Committee. The Parties shall, promptly after the Effective Date, establish an intellectual property committee (the “IP Committee”) comprised of at least one senior patent attorney from each Party, together with such representatives of the Parties as the Parties may determine to be appropriate from time to time, to review and discuss, in each case with respect to FibroGen China Patents and Joint Patents, the patent prosecution strategy (including whether and where to file patent applications), applications for patent term extension and notices of infringement, as well as the selection, registration, maintenance and defense of Marks and interest in Third Party intellectual property. The IP Committee will serve solely an advisory purpose and shall not have authority to approve or disapprove any actions with respect to patent filing, prosecution and maintenance under this Agreement.

9.2 Ownership of Inventions. Ownership of Information and inventions, whether or not patentable, made during the Term in the course of conducting activities under this Agreement, including all intellectual property rights therein (collectively, “Inventions”) shall be as follows: (a) FibroGen Cayman shall own all Inventions [*], whether made solely by employees, agents or independent contractors of either Party or its respective Affiliates, or jointly by employees, agents or independent contractors of both Parties or their respective Affiliates, (collectively, “Collaboration Inventions”), (b) AstraZeneca shall own all Inventions that are made solely by employees, agents or independent contractors of AstraZeneca or its Affiliates that are not Collaboration Inventions, (c) FibroGen Cayman shall own all Inventions that are made solely by employees, agents or independent contractors of FibroGen China or its Affiliates that are not Collaboration Inventions, and (d) AstraZeneca and FibroGen Cayman shall jointly own all Inventions that are made jointly by employees, agents, or independent contractors of each Party or its Affiliates that are not Collaboration Inventions (“Joint Inventions”). Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, each of AstraZeneca and FibroGen Cayman shall be entitled to practice, grant licenses to, assign and exploit the Joint Inventions and Patents claiming Joint Inventions (“Joint Patents”) without the duty of accounting or seeking consent from the other Party. AstraZeneca hereby assigns to FibroGen Cayman all of its and its Affiliates’ right, title and interest in and to the Collaboration Inventions, and agrees to take such further actions reasonably requested by FibroGen Cayman to evidence such assignment, except where such Collaboration Inventions

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have been made by an independent contractor retained by AstraZeneca without such contractor having agreed to assign such Collaboration Inventions to AstraZeneca, as approved by the China Committee.

9.3 Disclosure of Inventions. Each Party shall promptly disclose to the other all Inventions promptly after becoming aware of them, including all invention disclosures or other similar documents submitted to such Party by its, or its Affiliates’, employees, agents or independent contractors describing such Inventions. Such Party shall also respond promptly to reasonable requests from the other Party for more Information relating to such Inventions.

9.4 AstraZeneca Independent Inventions. In the event that AstraZeneca develops, during the Term, independently of its activities under this Agreement, any inventions or intellectual property rights that [*], AstraZeneca [*] with respect to HIF Compounds.

9.5 Prosecution of Patents.

(a) FibroGen China Patents. Except as otherwise provided in this Section 9.5(a), as between the Parties, FibroGen Cayman shall have the sole right and authority to manage all FibroGen China Patent prosecution activities under this Agreement. This includes the right and authority to prepare, file, prosecute and maintain all FibroGen China Patents in any jurisdiction in the world, including defending such FibroGen China Patents in any patent office proceedings, pre- or post-grant or issuance, including reissue, reexamination, limitation or invalidation proceedings, or any opposition- or interference-type proceeding or challenge. FibroGen Cayman shall provide AstraZeneca reasonable opportunity to review and comment on filing and prosecution efforts regarding the FibroGen China Patents in the Territory. FibroGen Cayman shall, if requested by AstraZeneca, provide AstraZeneca with copies of material communications from any patent authority in the Territory regarding any FibroGen China Patents so designated by the IP Committee, and shall, if requested, provide drafts of any material filings or material responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses so that AstraZeneca may have the opportunity to review and comment thereon. FibroGen Cayman shall further take into account and may include, at FibroGen Cayman’s sole discretion, any reasonable comments provided by AstraZeneca prior to submission of any such filings or responses. Each Party shall bear its own internal and out-of-pocket costs in respect of the prosecution of FibroGen China Patents.

(b) Joint Patents. With respect to any potentially patentable Joint Invention, AstraZeneca shall have the first right, but not the obligation, to prepare patent applications based on such Joint Invention, to file and prosecute (including defense of any oppositions, interferences, reissue proceedings and reexaminations) such patent applications, and to maintain any Joint Patents in any jurisdictions throughout the Territory. If AstraZeneca determines in its sole discretion to abandon, cease prosecution or otherwise not file or maintain any Joint Patent anywhere in the Territory, then AstraZeneca shall provide FibroGen Cayman written notice of such determination at least thirty (30) days before any deadline for taking action to avoid abandonment (or other loss of rights) and shall provide FibroGen Cayman with the opportunity to prepare, file, prosecute and maintain such Joint Patent. The Party that is responsible for preparing, filing, prosecuting, and maintaining a particular Joint Patent (the “Prosecuting Party”) shall provide the other Party reasonable opportunity to review and comment on such

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prosecution efforts regarding such Joint Patent, and such other Party shall provide the Prosecuting Party reasonable assistance in such efforts. The Prosecuting Party shall provide the other Party with a copy of all material communications from any patent authority in the applicable jurisdictions regarding the Joint Patent being prosecuted by such Party, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses. In particular, each Party agrees to provide the other Party with all information necessary or desirable to enable the other Party to comply with the duty of candor/duty of disclosure requirements of any patent authority. Either Party may determine that it is no longer interested in supporting the continued prosecution or maintenance of a particular Joint Patent in a country or jurisdiction, in which case: (i) the disclaiming Party shall, if requested in writing by the other Party, assign its ownership interest in such Joint Patent in such country or jurisdiction to the other Party for no additional consideration; and (ii) if such assignment is effected, any such Joint Patent would thereafter be deemed a FibroGen China Patent in the case of assignment to FibroGen Cayman, or a AstraZeneca Patent in the case of assignment to AstraZeneca; provided, however, that the disclaiming party would have an immunity from suit under such FibroGen China Patent or AstraZeneca Patent, as the case may be, in the applicable country or jurisdiction. In addition, any Joint Patent that becomes a FibroGen China Patent pursuant to the preceding sentence shall be excluded from the license granted to AstraZeneca in Section 7.1. Each Party shall bear its own internal costs in respect of the prosecution of Joint Patents. Out-of-pocket costs incurred in respect of the prosecution and maintenance of Joint Patents in the Territory shall be borne equally by AstraZeneca and FibroGen Cayman. In the event a Party elects to disclaim its interest in a Joint Patent, the costs incurred with respect to such Patent after the date of such disclaimer shall thereafter be borne exclusively by the other Party, without reimbursement or credit.

(c) Cooperation in Prosecution and Extensions. Each Party shall through the IP Committee provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts provided above in this Section 9.5, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

9.6 Infringement of FibroGen China Patents by Third Parties.

(a) Notification. If there is any infringement, threatened infringement, imminent infringement or alleged infringement of any of the FibroGen China Patents on account of a Third Party’s manufacture, use, offer for sale, or sale of a Collaboration Compound or Product in the Field in the Territory (in each case, a “Product Infringement”), then each Party shall promptly notify the other Party in writing of any such Product Infringement of which it becomes aware, and shall provide evidence in such Party’s possession demonstrating such Product Infringement.

(b) Enforcement Rights. FibroGen China shall have the first right, but not the obligation, to bring an appropriate suit or other action against any person or entity allegedly engaged in any Product Infringement of the FibroGen China Patents in the Territory (and to defend any related counterclaim) and the costs and expenses shall be shared equally by the Parties. FibroGen China shall have a period of one hundred eighty (180) days after its receipt or delivery of notice and evidence pursuant to Section 9.6(a) above, to elect to enforce such FibroGen China Patent in the Territory (or to settle or otherwise secure the abatement of such

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Product Infringement). In the event that FibroGen China does not so elect (or settle or otherwise secure the abatement of such Product Infringement), it shall so notify AstraZeneca in writing, and AstraZeneca shall have the right to commence a suit or take action to enforce the applicable FibroGen China Patent with respect to a Product Infringement in the Field in the Territory (and to defend any related counterclaim) at AstraZeneca’s expense. The IP Committee shall take the necessary actions to ensure that AstraZeneca has proper standing to bring suit under this Section 9.6(b).

(c) Cooperation. In any action, suit or proceeding instituted under this Section 9.6, the Parties shall cooperate with and assist each other in all reasonable respects. Upon the reasonable request of the Party instituting such action, suit or proceeding, the other Party shall join such action, suit or proceedings and shall be represented using counsel of its own choice, at the requesting Party’s expense. If a Party with the right to initiate legal proceedings under this Section 9.6 lacks standing to do so and the other Party has standing to initiate such legal proceedings, then the Party with standing shall initiate such legal proceedings at the request and expense of the other Party (including reasonable internal personnel costs).

(d) Settlement. Without the prior written consent of the other Party, neither Party shall settle any claim, suit or action that it brought under this Section 9.6 involving FibroGen China Patents in any manner that would negatively impact such intellectual property or that would limit or restrict the ability of either Party to sell Products anywhere in or outside the Territory.

(e) Expenses and Recoveries. Any expenses incurred by such Party as a result of any claim, suit or action under Section 9.6(b) against any person or entity engaged in Product Infringement or any other infringement of the FibroGen China Patents shall be treated as a shared expense of the Parties under this Agreement. If such Party recovers monetary damages from such Third Party in such suit or action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel) and any remaining amount shall be designated as Product Revenue at the FibroGen Cayman level and subject to restrictions on payments to FibroGen as dividends under Exhibit D.

(f) Other Infringements. For clarity, as between the Parties, FibroGen China shall have the sole right to enforce the FibroGen China Patents in the Territory against any infringement, imminent infringement, threatened infringement or alleged infringement that is not a Product Infringement in the Field.

(g) Patents Licensed from Third Parties. Each Party’s rights under this Section 9.6 with respect to any FibroGen China Patent licensed from a Third Party shall be subject to the rights of such Third Party to enforce such FibroGen China Patent and/or defend against any claims that such FibroGen China Patent is invalid or unenforceable.

(h) Joint Patents. Each Party shall promptly notify the other Party upon becoming aware of any infringement, imminent infringement, threatened infringement or alleged infringement of any Joint Patent (“Joint Patent Infringement”). The Parties will promptly thereafter meet to discuss in good faith how and whether to proceed to enforce the applicable Joint Patent against such Joint Patent Infringement. If the Parties fail to agree within sixty (60) days, then either Party shall have the right to take any action permitted under applicable law.

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(i) Defense of FibroGen China Patents. To the extent any Party receives notice by counterclaim, or otherwise, alleging the invalidity or unenforceability of any FibroGen China Patent in the Territory, it shall bring such fact to the attention of the other Party, including all relevant information related to such claim. FibroGen China shall have the sole right to defend such action, at FibroGen China’s expense, and AstraZeneca will cooperate with FibroGen China in such defense. All costs and expenses incurred in such activities shall be a shared expense of the Parties and reconciled as part of the FibroGen Cayman reconciliation in accordance with Exhibit D. FibroGen China shall keep AstraZeneca regularly informed of the status and progress of such efforts, and shall reasonably consider AstraZeneca’s comments on any such efforts.

9.7 Third Party Patents. FibroGen China shall have the sole right and authority to initiate and/or pursue at its sole expense any patent office proceedings, pre- or post-grant or issuance, including reissue, reexamination, limitation, or invalidation proceedings, or any opposition- or interference-type proceeding or challenge against any Third Party Patent that relates or that may potentially relate to the manufacture, use, or sale of a HIF Compound or a Product.

9.8 Defense of Infringement Actions. During the Term, each Party shall bring to the attention of the other Party all information regarding potential infringement or any claim of infringement of Third Party intellectual property rights in the Territory in connection with the development, manufacture, production, use, importation, offer for sale, or sale of Products in the Territory. Subject to Article 11, each Party shall be solely responsible for defending any action, suit, or other proceeding brought against it alleging infringement of Third Party intellectual property rights in connection with its activities under this Agreement, provided that if both Parties are named in such action, then FibroGen China shall have the first right to defend such action and the costs and expenses shall be a shared expense of the Parties and reconciled as part of the FibroGen Cayman reconciliation in accordance with Exhibit D. This Section 9.8 shall not be interpreted as placing on either Party a duty of inquiry regarding Third Party intellectual property rights.

9.9 Patent Marking. FibroGen China shall, and shall require its Affiliates and Sublicensees, to mark Products sold by it hereunder (in a reasonable manner consistent with industry custom and practice) with appropriate patent numbers or indicia to the extent permitted by applicable law and regulations, in those countries in which such markings or such notices impact recoveries of damages or equitable remedies available with respect to infringements of patents.

9.10 Personnel Obligations. Prior to beginning work under this Agreement relating to any research, Development or Commercialization of a Collaboration Compound or a Product, to HIF or in the Field, each employee, agent or independent contractor of AstraZeneca or FibroGen China or of either Party’s respective Affiliates shall be bound by non-disclosure and invention assignment obligations which are consistent with the obligations of AstraZeneca or FibroGen China, as appropriate, in this Article 9, including without limitation: (a) promptly reporting any

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invention, discovery, process or other intellectual property right; (b) assigning to AstraZeneca or FibroGen China, as appropriate, all of his or her right, title and interest in and to any invention, discovery, process or other intellectual property right, such that AstraZeneca or FibroGen China, as appropriate, can then comply with its obligations under this Agreement with respect to such invention, discovery, process or other intellectual property right; (c) cooperating in the preparation, filing, prosecution, maintenance and enforcement of any patent and patent application; (d) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement; and (e) abiding by the obligations of confidentiality and non-use set forth in Article 13. It is understood and agreed that such non-disclosure and invention assignment agreement need not reference or be specific to this Agreement.

9.11 Trademarks. The Parties shall use Commercially Reasonable Efforts to develop a trademark consistent with the worldwide trademarks for Products selected under the U.S. and RoW Agreement. FibroGen China shall be responsible for the selection, registration, maintenance and defense of, and FibroGen Cayman (or its Affiliate designated by FibroGen Cayman) will own, all trademarks for use in connection with the sale or marketing of Products in the Field in the Territory (the “Marks”) and such costs shall be a shared expense of the Parties and reconciled as part of the FibroGen WFOE reconciliation in accordance with Exhibit D. All uses of the Marks shall be reviewed by the China Committee and shall comply with all applicable laws and regulations (including those laws and regulations particularly applying to the proper use and designation of trademarks in the applicable countries). Neither Party shall, without the other Party’s prior written consent, use any trademarks or house marks of the other Party (including the other Party’s corporate name), or marks confusingly similar thereto, in connection with such Party’s marketing or promotion of Products under this Agreement, except as may be expressly authorized in connection with activities under Article 6 and except to the extent required to comply with applicable laws and regulations. FibroGen Cayman grants (and shall cause any of its Affiliates owning any such Marks or names to grant) to AstraZeneca a non-exclusive, sub-licensable license, free of charge, to use the Marks and the FibroGen China names and logos in the Territory pursuant to the Commercialization Plan solely for the purpose of Commercializing the Products in accordance with the terms of this Agreement, provided that such rights shall be exercised, and all Products bearing such names and/or logos shall be manufactured, in accordance with the quality standards for such logos and trademarks established by the JSC. AstraZeneca shall remain the owner of the AstraZeneca name and logo and the trademarks and the goodwill pertaining thereto. FibroGen Cayman shall remain the owner of the FibroGen China names and logos and the trademarks and the goodwill pertaining thereto.

9.12 Patent Term Extension. The Parties shall discuss via the IP Committee responsibility for the selection of the appropriate FibroGen China Patents to obtain any patent term extensions that are now or become available in the future in the Territory.

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ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows, as of the Effective Date:

(a) Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder.

(b) Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c) No Conflict. It is not a party to and will not enter into any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d) No Debarment. In the course of the Development of Products, such Party has not used prior to the Effective Date and shall not use, during the Term, any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

10.2 Representations and Warranties by FibroGen China. FibroGen China hereby represents and warrants to AstraZeneca, as of the Effective Date, as follows:

(a) Title; Encumbrances. Except for the Information licensed to FibroGen under the Astellas Agreements, FibroGen Cayman is the sole and exclusive owner of the entire right, title and interest in (a) the Listed Patents and (b) the FibroGen China Know-How existing as of the Effective Date. Neither the Listed Patents nor the FibroGen China Know-How owned by FibroGen Cayman is subject to any mortgage, pledge, lien, security interest, conditional and installment sale agreement, encumbrance or charge or claim of any kind.

(b) No Other Patents other than those listed. The Listed Patents represent all Patents that, as of the Effective Date, are Controlled by FibroGen China and which, to FibroGen China’s knowledge, cover or claim any invention necessary or useful for the Development or Commercialization of Collaboration Compounds or Products in the Territory as contemplated as of the Effective Date.

(c) Prosecution of Patents etc. To FibroGen China’s knowledge, the Listed Patents are being diligently prosecuted before the respective patent authorities in accordance with applicable law. All applicable fees due to patent authorities with respect to the filing and prosecution of the Listed Patents existing as of the Effective Date have been paid on or before

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the due date for payment (as such due date may be extended in accordance with applicable laws or patent authority rules and regulations). FibroGen China has not received any written notice alleging that the Listed Patents existing as of the Effective Date, if issued, would be invalid or unenforceable or that the Patent applications included in such Listed Patents will not proceed to grant. To FibroGen China’s knowledge, in respect of any pending patent applications included in the Listed Patents, FibroGen China has submitted all material prior art of which it is aware in accordance with the requirements of the State Intellectual Property Office. To its knowledge, FibroGen China has properly identified each and every inventor of the claims of the Listed Patents existing as of the Effective Date.

(d) Notice of Infringement or Misappropriation. FibroGen China has not received any written notice from any Third Party asserting or alleging that any research or development of Collaboration Compounds or Products by FibroGen China or by Astellas prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party and FibroGen China has no reason to suspect that any such infringement or misappropriation has occurred. To FibroGen China’s knowledge, the conception, development and reduction to practice of the Listed Patents and the FibroGen China Know-How existing as of the Effective Date have not constituted or involved the misappropriation of trade secrets or other proprietary rights of any person or entity.

(e) Non-infringement of Third Party Rights. To FibroGen China’s knowledge, the research, development, manufacture, use and sale after the Effective Date of FG-4592 in the CKD Indications can be carried out in the manner reasonably contemplated as of the Effective Date without infringing any published Patents owned or controlled by a Third Party.

(f) No Proceedings. There are no pending actions, suits or proceedings against FibroGen China or any of its Affiliates involving the FibroGen China Technology, Collaboration Compounds or Products.

(g) Third-Party Activities. To FibroGen China’s knowledge, except as disclosed in a writing of even date herewith by FibroGen China to AstraZeneca, there are no activities by Third Parties that would constitute infringement or misappropriation of the FibroGen China Technology (in the case of pending claims, evaluating them as if issued).

(h) Astellas Agreements. Nothing in the Astellas Agreements prevents FibroGen Cayman from granting the rights to AstraZeneca granted under this Agreement or prevents either FibroGen China or AstraZeneca from performing their rights under this Agreement.

(i) Documentation Made Available to AstraZeneca. FibroGen China has made available to AstraZeneca all material Regulatory Material, FibroGen China Know-How and other Information in its possession or Control regarding or related to any Collaboration Compound and Product. All Regulatory Material, FibroGen China Know-How and other Information in FibroGen China’s possession and Control provided to AstraZeneca regarding or related to any Collaboration Compound or Product are, to FibroGen China’s knowledge, true, complete and correct in all material respects. As of the Effective Date, FibroGen China has prepared, maintained and retained in all material respects all material Regulatory Material that FibroGen China is required to maintain or report pursuant to and in accordance with GLP, GCP, regulations and other applicable law.

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10.3 Additional Covenants of FibroGen HK, FibroGen Cayman and FibroGen WFOE. FibroGen HK, FibroGen Cayman and FibroGen WFOE each separately covenants to AstraZeneca, as of the Effective Date and during the Term that:

(a) Calculation of Net Profit and Net Loss. In calculating Net Profit and Net Loss for the Product, no account shall be taken of any costs, expenses or activities conducted outside the scope of this Agreement, including with respect to the development and commercialization of other products, in or outside the Territory.

(b) No material harm. During the Term, it shall not, and its Affiliates shall not, engage in any activities or practices or prioritization of cash flows that would materially harm the Collaboration, including any activities or practices or prioritization of cash flows that would deprive or artificially reduce the calculation of any Net Profit or increase the Royalty Payments above the level approved by the tax authorities in the Territory under this Agreement.

10.4 Anti-Bribery and Anti-Corruption Compliance.

(a) Each Party agrees, on behalf of itself, its officers, directors and employees and on behalf of its Affiliates, agents, representatives, consultants and subcontractors hired in connection with the subject matter of this Agreement (together with such Party, the “Representatives”) that for the performance of its obligations hereunder:

(i) The Representatives shall not directly or indirectly pay, offer or promise to pay, authorize the payment of any money or give, offer or promise to give, or authorize the giving of anything else of value, to: (a) any Government Official in order to influence official action; (b) any individual or entity (whether or not a Government Official) (1) to influence such individual or entity to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), (2) to reward such individual or entity for acting improperly or (3) where such individual or entity would be acting improperly by receiving the money or other thing of value; (c) any individual or entity (whether or not a Government Official) while knowing or having reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to, or will otherwise benefit, the individuals or entities for the purposes listed in clauses (a) and (b) above.

(ii) The Representatives shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws.

(b) The Representatives shall comply with the Anti-Corruption Laws plus the AstraZeneca Anti-Corruption Rules and Policies and shall not take any action that will, or would reasonably be expected to, cause either Party or its Affiliates to be in violation of any such laws or policies.

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(c) Each Party, on behalf of itself and its other Representatives, represents and warrants to the other Party that to the best of such Party’s and its Affiliates’ knowledge, no Representative that will participate or support its performance of its obligations hereunder has, directly or indirectly, (i) paid, offered or promised to pay or authorized the payment of any money, (ii) given, offered or promised to give or authorized the giving of anything else of value or (iii) solicited, received or agreed to accept any payment of money or anything else of value, in each case ((i), (ii) and (iii)), in violation of the Anti-Corruption Laws during the three (3) years preceding the date of this Agreement.

(d) Each Party shall promptly provide the other Party with written notice of the following events: (i) upon becoming aware of any breach or violation by such Party or its Representative of any representation, warranty or undertaking set forth in Sections 10.4(a)-(c); or (ii) upon receiving a formal notification that it is the target of an investigation by a Governmental Authority for a Material Anti-Corruption Law Violation or upon receipt of information from any of the Representatives connected with this Agreement that any of them is the target of an investigation by a Governmental Authority for a Material Anti-Corruption Law Violation.

(e) Without prejudice to any auditing or inspection rights set forth elsewhere in this Agreement, each Party shall for the term of this Agreement and six (6) years thereafter, for the purpose of allowing the other Party to audit and monitor the performance of its compliance with this Agreement and particularly this Section 10.4 permit the other Party, its Affiliates, any auditors of any of them and any Governmental Authority to have access to any premises of such Party or other Representatives used in connection with this Agreement, together with a right to access personnel and records that relate to this Agreement (“Audit”).The results of any such audit shall constitute Confidential Information of the audited Party, in respect of which the other Party shall comply with the provisions contained in Article 12 (subject to the terms and exceptions set forth therein or in this Section 10.4).

(i) To the extent that any Audit by a Party requires access and review of any commercially or strategically sensitive information of the other Party or any of its other Representatives relating to the business of such Party or any other Representatives (including information about prices and pricing policies, cost structures and business strategies), such activity shall be carried out by a Third Party professional advisor appointed by the other Party and such professional advisors shall only report back to the other Party such information as is directly relevant to informing the other Party on such Party’s compliance with the particular provisions of the Agreement being Audited.

(ii) Each Party shall, and shall cause its Representatives to, provide all cooperation and assistance during normal working hours as reasonably requested by the other Party for the purposes of an Audit. Such other Party shall ensure that any Third Party auditor enters into a confidentiality agreement consistent with applicable requirements of Article 12 hereof in all material respects. Such other Party shall instruct any Third Party auditor or other Person given access in respect of an Audit to cause the minimum amount of disruption to the business of the audited Party and its Affiliates and to comply with relevant building and security regulations.

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(iii) The costs and fees of any Audit shall be paid by the auditing Party, except that if an inspection or Audit reveals any breach or violation by the audited Party (including through its other Representatives) of any representation, warranty or undertaking set forth in Sections 10.4(a)-(c), the costs of such inspection or Audit shall be paid by the audited Party. The audited Party shall bear its own costs of rendering assistance to the Audit.

(f) On the occurrence of any of the following events: (A) A Party becomes aware of, whether or not through an Audit, that the other Party (or any other Representative) is in breach or violation of any representation, warranty or undertaking in Sections 10.4(a)-(c) or of the Anti-Corruption Laws; or (B) notification is received under Section 10.4(d) relating to any suspected or actual Material Anti-Corruption Law Violation by a Party or its Representative, in either case ((A) or (B)), the other Party shall have the right, in addition to any other rights or remedies under this Agreement or to which such other Party may be entitled in law or equity, to (x) take such steps as are reasonably necessary in order to avoid a potential violation or continuing violation by such other Party or any of its Affiliates of the Anti-Corruption Laws, including by requiring that the Party agrees to such additional measures, representations, warranties, undertakings and other provisions as such other Party believes in good faith are reasonably necessary (“Provisions”) and (y) terminate any or all of the activities conducted by the Party pursuant to this Agreement or this Agreement in its entirety, immediately in the event that:

(i) A Party refuses to agree to all of the Provisions required by the other Party pursuant to this clause; provided that such other Party has (a) provided the Party an explanation in reasonable detail as to why such other Party considers such provisions necessary, (b) given the Party a reasonable opportunity to review and comment on the proposed Provisions and to provide its view as to the necessity or usefulness of these to address the event concerned and (c) considered such comments in good faith, or

(ii) A Party reasonably concludes that there is no Provision available that would enable such Party or its Affiliates to avoid a potential violation or continuing violation of applicable Anti-Corruption Laws.

(g) Any termination of this Agreement pursuant to Section 10.4(f) shall be treated as a termination for breach and the consequences of termination set forth in Sections 13.6 and 13.7, as applicable, shall apply and additionally: (i) subject to the accrued rights of the Parties prior to termination, the terminating Party shall have no liability to the other Party for any fees, reimbursements or other compensation or for any loss, cost, claim or damage resulting, directly or indirectly, from such termination; and (ii) any amounts that would otherwise be payable with respect to such terminated activities or pursuant to this Agreement in its entirety, as applicable, including any then outstanding and unpaid claims for payment shall be null and void to the extent permissible under applicable laws or the payment of which will subject the terminating Party to liabilities under the Anti-Corruption Laws.

(h) Each Party shall be responsible for any breach of any representation, warranty or undertaking in this Section 10.4 or of the Anti-Corruption Laws by any of its Representatives.

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(i) Each Party may disclose the terms of this Agreement or any action taken under this Section 10.4 to prevent a potential violation or continuing violation of applicable Anti-Corruption Laws, including the identity of the other Party and the payment terms, to any Governmental Authority if such Party determines, upon advice of counsel, that such disclosure is necessary.

(j) Each Party represents and warrants that (i) it has reviewed its internal programs in relation to the Anti-Corruption Laws and the ability of the Representatives to adhere to the AstraZeneca Anti-Corruption Rules and Policies in performance of its obligations hereunder in advance of the signing of this Agreement, (ii) it and the other Representatives can and will continue to comply with such Anti-Corruption Laws and the AstraZeneca Anti-Corruption Rules and Policies in performance of its obligations hereunder. Should either Party identify in writing to the other Party any measures that should be reasonably taken to improve the Representatives’ compliance with such Anti-Corruption Laws and the AstraZeneca Anti-Corruption Rules and Policies for the performance of its obligations hereunder (the “Improvement Plan”), the other Party shall implement such Improvement Plan within an agreed reasonable timeframe (which shall in any event not be in excess of three (3) calendar months) from the date the Improvement Plan is delivered to the receiving Party or otherwise the requesting Party shall be entitled to (x) terminate this Agreement, upon written notice to the other Party with immediate effect, (y) be relieved of any obligations hereunder and (z) seek compensation from the other Party.

10.5 Disclaimer. Each Party understands that the Collaboration Compounds and Products are the subject of ongoing clinical research and development and that the other Party cannot assure the safety or usefulness of the Collaboration Compounds or Products. In addition, FibroGen China makes no warranties except as set forth in this Article 10 concerning the FibroGen China Technology, and AstraZeneca makes no warranties except as set forth in this Article 10 concerning the AstraZeneca Technology.

10.6 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification by FibroGen China. FibroGen China shall defend, indemnify, and hold AstraZeneca, its Affiliates, and their respective officers, directors, employees, and

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agents (the “AstraZeneca Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such AstraZeneca Indemnitees (collectively, “AstraZeneca Damages”), all to the extent resulting from claims, suits, proceedings or causes of action brought by such Third Party (“AstraZeneca Claims”) against such AstraZeneca Indemnitee that arise from or are based on: (a) a breach of any FibroGen Contracting Party’s representations, warranties, and obligations under this Agreement; (b) the willful misconduct or grossly negligent acts or omissions of FibroGen China, its Affiliates, or the officers, directors, employees, or agents of FibroGen China or its Affiliates in the performance of activities under this Agreement; (c) the research or Development of Collaboration Compounds or Products by FibroGen China before the Effective Date; or (d) the Development, testing, manufacture, storage, handling, use, sale, offer for sale, distribution and importation of Products by FibroGen China or its Affiliates or licensees (excluding, for clarity AstraZeneca). The foregoing indemnity obligation shall not apply if the AstraZeneca Indemnitees materially fail to comply with the indemnification procedures set forth in Section 11.3, or to the extent that such AstraZeneca Claim is based on or alleges: (i) a breach of any of AstraZeneca’s representations, warranties, and obligations under this Agreement or the U.S. and RoW Agreement; or (ii) the willful misconduct or grossly negligent acts or omissions of AstraZeneca or its Affiliates, or the officers, directors, employees, or agents of AstraZeneca or its Affiliates in the performance of activities under this Agreement or the U.S. and RoW Agreement.

11.2 Indemnification by AstraZeneca. AstraZeneca shall defend, indemnify, and hold each FibroGen Contracting party, their Affiliates, and each of their respective officers, directors, employees, and agents, (the “FibroGen China Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such FibroGen China Indemnitees (collectively, “FibroGen China Damages”), all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “FibroGen China Claims”) against such FibroGen China Indemnitee that arise from or are based on: (a) the Development, testing, manufacture, storage, handling, use, sale, offer for sale, distribution and importation of Products by AstraZeneca or its Affiliates, Sublicensees, or distributors; (b) a breach of any of AstraZeneca’s representations, warranties, and obligations under the Agreement; or (c) the willful misconduct or grossly negligent acts or omissions of AstraZeneca or its Affiliates, or the officers, directors, employees, or agents of AstraZeneca or its Affiliates in the performance of activities under this Agreement. The foregoing indemnity obligation shall not apply if the FibroGen China Indemnitees materially fail to comply with the indemnification procedures set forth in Section 11.3, or to the extent that any FibroGen China Claim is based on or alleges: (i) a breach of any FibroGen Contracting Party’s representations, warranties, and obligations under this Agreement or FibroGen’s breach of the U.S. and RoW Agreement; or (ii) the willful misconduct or grossly negligent acts or omissions of FibroGen China, its Affiliates, or their officers, directors, employees, or agents in the performance of activities under this Agreement or the U.S. and RoW Agreement.

11.3 Indemnification Procedures. The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding

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or cause of action for which indemnity is being sought (“Claim”). The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 11.

11.4 Insurance. Each Party shall self insure or procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold, and for four (4) years after the expiration or termination of this Agreement. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11. Each Party shall provide the other with written evidence of such insurance upon request. Each Party shall provide the other with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

ARTICLE 12

CONFIDENTIALITY

12.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the Term and for ten (10) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement or the U.S. and RoW Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information furnished to it by the other Party pursuant to this Agreement except for that portion of such information or materials that the receiving Party can demonstrate by competent written proof:

(a) was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

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(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) is subsequently disclosed to the receiving Party or its Affiliate by a Third Party without obligations of confidentiality with respect thereto; or

(e) is independently discovered or developed by the receiving Party or its Affiliate without the aid, application, or use of the disclosing Party’s Confidential Information;

Notwithstanding the definition of “Confidential Information” in Article 1, all Information generated under this Agreement or the U.S. and RoW Agreement, whether generated by one or both Parties, shall be deemed the Confidential Information of FibroGen China.

12.2 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following situations:

(a) filing or prosecuting FibroGen China Patents in accordance with Article 9;

(b) regulatory filings and other filings with Governmental Authorities (including Regulatory Authorities), including filings with the U.S. SEC or CFDA, with respect to a Product;

(c) prosecuting or defending litigation;

(d) complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(e) disclosure to its Affiliates, employees, agents, and independent contractors, and any licensees or Sublicensees, in each case only on a need-to-know basis and solely in connection with the performance of this Agreement (and in the case of FibroGen China, the Astellas Agreements or other agreements with licensees of Products), provided that each disclosee must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 12 prior to any such disclosure;

(f) disclosure of the material terms of this Agreement to any bona fide potential or actual investor, investment banker, acquirer, merger partner, or other potential or actual financial partner, and in the case of FibroGen China, to any licensee of Products; provided that in connection with such disclosure, the disclosing Party shall inform each disclosee of the confidential nature of such Confidential Information and cause each disclosee to treat such Confidential Information as confidential; and

(g) disclosure of any Collaboration Inventions or status reports (including data from any Clinical Trials) to any bona fide potential or actual investor, investment banker, acquirer, merger partner, or other potential or actual financial partner, and in the case of FibroGen China, to any licensee of Products; provided that each disclosee must be bound by obligations of confidentiality and non-use at least as restrictive as those set forth in this Article 12 prior to any such disclosure.

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Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 12.2(a), 12.2(b), 12.2(c) or 12.2(d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use Commercially Reasonable Efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

12.3 Publicity; Terms of Agreement.

(a) The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Section 12.2 and this Section 12.3. The Parties have agreed to make a joint public announcement of the execution of this Agreement and the U.S. and RoW Agreement on or promptly after the Effective Date.

(b) After release of such press release, if either Party desires to make a public announcement concerning the material terms of this Agreement or any activities under this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld, except that in the case of a press release or governmental filing required by law, the disclosing Party shall provide the other Party with such advance notice as it reasonably can and shall not be required to obtain approval therefor. A Party commenting on such a proposed press release shall provide its comments, if any, within five (5) Business Days after receiving the press release for review. FibroGen China shall have the right to make a press release announcing the achievement of each material milestone under this Agreement as it is achieved, and the achievements of Regulatory Approvals as they occur, subject only to the review procedure set forth in the preceding sentence. In relation to AstraZeneca’s review of such an announcement, AstraZeneca may make specific, reasonable comments on such proposed press release within the prescribed time for commentary, but shall not withhold its consent to disclosure of the information that the relevant milestone or Regulatory Approval has been achieved and triggered a payment hereunder. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that have already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 12.3.

(c) The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with Government Authorities. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of at least the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party will provide the other Party with a copy of the Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed.

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12.4 Publications.

(a) Subject to the International Committee of Medical Journal Editors (“ICMJE”) Uniform Requirements for Manuscripts Submitted to Biomedical Journals and applicable legal requirements, the China Committee (with approval of the JSC or its designee for such responsibility) will determine the overall strategy for publishing and presenting results of studies pertaining to the Products and the JSC or its designee shall approve all publications in the Territory prior to publication.

(b) Neither Party shall publicly present or publish results of studies carried out under this Agreement (each such presentation or publication a “Publication”) without the opportunity for prior review by the other Party, except to the extent otherwise required by applicable laws or regulations, in which case Section 12.3(c) shall apply with respect to disclosures required by applicable securities laws and Section 12.2(b) shall apply with respect to disclosures required for regulatory filings. The submitting Party shall provide the other Party the opportunity to review any proposed Publication at least thirty (30) days prior to the earlier of its presentation or intended submission for publication. The submitting Party agrees, upon request by the other Party, not to submit or present any Publication until the other Party has had thirty (30) days to comment on any material in such Publication. The submitting Party shall consider the comments of the other Party in good faith and no Publication shall be submitted for publication without the approval of the JSC. The submitting Party shall provide the other Party a copy of the Publication at the time of the submission or presentation. Notwithstanding the foregoing, AstraZeneca shall not have the right to publish or present FibroGen China’s Confidential Information without FibroGen China’s prior written consent, and FibroGen China shall not have the right to publish or present AstraZeneca’s Confidential Information without AstraZeneca’s prior written consent. Each Party agrees to acknowledge the contributions of the other Party, and the employees of the other Party, in all publications as scientifically appropriate.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect until the date that AstraZeneca is no longer Developing or selling Products in the Territory (the “Term”).

13.2 Termination by AstraZeneca at Will. AstraZeneca shall have the right to terminate this Agreement upon one hundred eighty (180) days prior written notice to FibroGen China. During such one hundred eighty (180) day period, AstraZeneca shall continue to perform all of its obligations under this Agreement and shall continue to be responsible for all costs incurred under the Agreement during such one hundred eighty (180) day period. In addition, AstraZeneca shall not take any action that would reasonably be expected to materially adversely affect or impair the further development and commercialization of the Products during such one hundred eighty (180) day period.

13.3 Termination by AstraZeneca for Technical Product Failure. AstraZeneca may terminate this Agreement in its entirety at any time after the Effective Date upon written notice

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to FibroGen China in the event of Technical Product Failure; provided, however, that AstraZeneca shall not be entitled to terminate this Agreement pursuant to this Section 13.3 if such Technical Product Failure pertains only to one or several specific Collaboration Compound(s) or Product(s) but does not affect (a) FG-4592 (if FG-4592 is then still being Developed or Commercialized under this Agreement) or (b) any other Collaboration Compound or Product then in a Phase 2 Clinical Trial or later stage of Development or Commercialization under this Agreement.

13.4 Termination by Either Party for Breach.

(a) Breach. Subject to Section 13.4(b), FibroGen China shall have the right to terminate this Agreement upon written notice to AstraZeneca if AstraZeneca materially breaches its obligations under this Agreement and, after receiving written notice from FibroGen China identifying such material breach by AstraZeneca in reasonable detail, fails to cure such material breach within ninety (90) days from the date of such notice (or within thirty (30) days from the date of such notice in the event such material breach is solely based upon AstraZeneca’s failure to pay any material amounts due to FibroGen China hereunder). Subject to Section 13.4(b), AstraZeneca shall have the right to terminate this Agreement upon written notice to FibroGen China if FibroGen China materially breaches its obligations under this Agreement and, after receiving written notice from AstraZeneca identifying such material breach by FibroGen China in reasonable detail, fails to cure such material breach within ninety (90) days from the date of such notice (or within thirty (30) days from the date of such notice in the event such material breach is solely based upon FibroGen China’s failure to pay any material amounts due to AstraZeneca hereunder).

(b) Disputed Breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 13.4(a), and such alleged breaching Party provides the other Party notice of such dispute within such ninety (90) day (or thirty (30) day, as the case may be) period, then the non-breaching Party shall not have the right to terminate this Agreement under Section 13.4(a) unless and until the arbitral tribunal, in accordance with Article 14, has determined that the alleged breaching Party has materially breached the Agreement and such Party fails to cure such breach within ninety (90) days following such arbitral tribunal’s decision (except to the extent such breach is solely based on the failure to make a payment when due, which breach must be cured within thirty (30) days following such arbitral tribunal’s decision); provided that with respect to a failure to pay amounts due, arbitration shall be conducted in accordance with Article 14, except that it shall be conducted by only one arbitrator and shall be resolved within ninety (90) days. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

13.5 Termination for Patent Challenge. FibroGen China may terminate this Agreement in its entirety immediately upon written notice to AstraZeneca if AstraZeneca or its Affiliates or sublicensees (directly or indirectly, individually or in association with any other person or entity) challenges the validity, enforceability or scope of any FibroGen China Patent in the Territory and such challenge is not permanently withdrawn within ninety (90) days.

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13.6 Effects of Termination of the Agreement. Upon any termination of this Agreement, the following shall apply (in addition to any other rights and obligations under Section 13.8 or otherwise under this Agreement with respect to such termination):

(a) Licenses. The licenses granted in Article 7 shall terminate. Notwithstanding the foregoing, AstraZeneca hereby grants to FibroGen Cayman, effective only upon such termination, a non-exclusive, worldwide, fully-paid, perpetual, irrevocable, royalty-free license, with the right to grant multiple tiers of sublicenses, under the AstraZeneca Technology, to research, develop, make, have made, use, import, export, offer for sale, and sell Products as in existence as of the termination date in the Territory; provided that FibroGen Cayman shall indemnify, defend and hold harmless AstraZeneca and each of the AstraZeneca Indemnitees as set forth in Section 11.1 from and against any AstraZeneca Damages arising out of or resulting from AstraZeneca Claims that arise or result from FibroGen Cayman’s, its Affiliates’ or licensees’ activities performed under the foregoing license

(b) Regulatory Materials. AstraZeneca shall transfer and assign to the FibroGen Contracting Party(ies) as directed by FibroGen China all Regulatory Materials and Regulatory Approvals for Products in the Territory, if any, that are Controlled by AstraZeneca or its Affiliates or Sublicensees.

(c) Transition Assistance. AstraZeneca shall, at no cost to FibroGen China, provide reasonable consultation and assistance for a period of no more than one hundred eighty (180) days following the effective date of termination for the purpose of transferring or transitioning to FibroGen China, all AstraZeneca Know-How related to a Product not already in FibroGen China’s possession, and, at FibroGen China’s request, all then-existing commercial arrangements relating specifically to Products in the Territory to the extent reasonably necessary or useful for FibroGen China to commence or continue developing, manufacturing, or commercializing Products, and further to the extent AstraZeneca is contractually able to do so. The foregoing consultation and assistance shall include, without limitation, assigning, upon request of FibroGen China, any agreements with Third Party suppliers or vendors that specifically cover the supply or sale of Products in the Territory, to the extent such agreements are assignable by AstraZeneca. If any such contract between AstraZeneca and a Third Party is not assignable to FibroGen China (whether by such contract’s terms or because such contract does not relate specifically to Products) but is otherwise reasonably necessary or useful for FibroGen China to commence or continue developing, manufacturing, or commercializing Products, then AstraZeneca shall reasonably cooperate with FibroGen China to negotiate for the continuation of such license and/or supply from such entity. In any event, if AstraZeneca is manufacturing bulk or finished Product under an agreement entered into pursuant to Section 6.4, then AstraZeneca shall supply such bulk or finished Product, as applicable, to FibroGen China and Astellas, for a reasonable transitional period (not to exceed twelve (12) months) from the effective date of the termination, subject to reasonable extension by FibroGen China if AstraZeneca is unable to timely effect the technology transfer required to have a Third Party manufacturer designated by FibroGen China undertake the manufacturing responsibilities) under the terms of such agreement until FibroGen China either enters into a separate agreement with such Third Party supplier or vendor or establishes an alternate, validated source of supply for the Products. FibroGen China shall pay to AstraZeneca a price equal to AstraZeneca’s actual cost to manufacture or acquire such supplies, provided that where termination is by AstraZeneca

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pursuant to Section 13.4(a), FibroGen China shall pay to AstraZeneca a price equal to AstraZeneca’s actual cost to manufacture or acquire such supplies plus a mark-up of [*] of such actual cost.

(d) Ongoing Clinical Trials. As soon as practicable and subject to applicable law, including GCP, AstraZeneca shall transfer to FibroGen China the management and continued performance of all Clinical Trials for Products for the Territory ongoing as of the effective date of such termination that are being conducted by AstraZeneca at such time.

(e) Remaining Inventories. FibroGen China shall have the right to purchase from AstraZeneca any or all of the inventory of Products held by AstraZeneca as of the effective date of termination (that are not committed to be supplied to any Third Party in the ordinary course of business as of the date of termination) at a price equal to AstraZeneca’s actual cost to acquire such inventory. FibroGen China shall notify AstraZeneca within sixty (60) days after the date of termination whether FibroGen China elects to exercise such right. In the event FibroGen China does not elect to exercise such right AstraZeneca shall be entitled to dispose of such inventory as it sees fit in compliance with applicable law, subject to all applicable payments under Article 8.

(f) Effect of Termination by AstraZeneca at Will. If AstraZeneca terminates this Agreement under Section 13.2 (but not in the event of any other termination), AstraZeneca shall remain responsible for all Development Costs and all Commercialization Costs incurred by FibroGen China under the respective Development Plans and Commercialization Plans during the [*]. If AstraZeneca terminates this Agreement under Section 13.2 (but not in the event of any other termination), then AstraZeneca shall additionally pay (i) to FibroGen Cayman or FibroGen WFOE, as applicable, all reasonable costs to transition any then-ongoing Clinical Trials of Products in the Territory and (ii) to FibroGen Cayman a payment of ten million Dollars ($10,000,000).

(g) Post-Termination Restriction. If this Agreement is terminated by AstraZeneca at will under Section 13.2 or by FibroGen China under Section 13.4 for AstraZeneca’s material breach or by FibroGen China under Section 13.5 for patent challenge, for three (3) years after the effective date of termination, AstraZeneca will not develop, manufacture or commercialize (directly or indirectly), nor license or authorize a Third Party to commercialize, any HIF Compound in the Territory for use in the Field, or knowingly sell or supply HIF Compounds to a Third Party for such purpose.

(h) No Other Rights. For the avoidance of doubt, the rights granted to FibroGen China under this Section 13.6 are restricted to Collaboration Compounds and Products and AstraZeneca does not grant any rights whatsoever to any other compounds or products or to any Patents or other intellectual property rights other than as set forth in this Section 13.6. Moreover, AstraZeneca shall not be obligated to provide FibroGen China with any other intellectual property rights or other rights or services than that which is explicitly provided for under this Section 13.6.

13.7 Certain Additional Provisions for Termination for FibroGen China’s Breach.

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(a) If this Agreement is terminated by AstraZeneca under Section 13.4 for FibroGen China’s material breach, FibroGen China shall, in addition to any other remedies available to AstraZeneca under this Agreement or applicable law as a consequence of such breach, compensate AstraZeneca for any costs or expenses incurred by AstraZeneca or its Affiliates in connection with performing any of the activities contemplated by the applicable provisions in Section 13.6.

(b) If FibroGen China’s material breach is a material breach of Section 5.7 (Regulatory Compliance), in addition to the rights and remedies set forth in this Agreement, AstraZeneca may, at its option, elect to continue the Agreement, in which case the rights and obligations of the Parties shall continue in full force and effect as described herein, except that (i) at AstraZeneca’s option, FibroGen China’s co-promotion rights shall terminate; and (ii) AstraZeneca shall, as an exception to the decision making principles set forth in Section 2.2(e), have final say over any and all future decision and issues relating to regulatory compliance pursuant to Section 5.7.

13.8 Other Remedies. Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to the effective date of such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

13.9 Bankruptcy. In addition to the termination rights set forth in Sections 13.1 – 13.8 above, a Party shall have the right to terminate this Agreement in its entirety before the end of the Term upon the bankruptcy or insolvency of, or the filing of an action to commence insolvency proceedings against the other Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of the other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such Party’s property, in each case that is not discharged within sixty (60) days of the applicable filing, action or initiation of proceedings. In the case of AstraZeneca’s rights under this Section 13.9, such rights shall extend to any of the aforementioned bankruptcy or insolvency events described above occurring in relation to any of the FibroGen Contracting Parties. In addition, if in the Territory an equivalent law to Section 365(n) of the U.S. Bankruptcy Code comes into effect, the Parties shall amend this Agreement as necessary to ensure that each Party as licensee of intellectual property is able to enjoy the full benefits of such law.

13.10 Survival. Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement. Notwithstanding anything to the contrary, the following provisions shall survive and apply after expiration or termination of this Agreement: Sections 3.7(b), 3.8, 8.1, 8.7-8.13, 9.2, 10.6, 12.1, 12.2, 12.3, 13.6, 13.8 and 13.10 and Articles 11, 14 and 15. In addition, the other applicable provisions of Article 8 shall survive to the extent required to make final reimbursements, reconciliations or other payments with respect to Net Sales and costs and expenses incurred or accrued prior to the date of termination or expiration. For any

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surviving provisions requiring action or decision by a Committee or an Executive Officer, each Party will appoint representatives to act as its Committee members or Executive Officer, as applicable. All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect.

ARTICLE 14

DISPUTE RESOLUTION AND GOVERNING LAW

14.1 Disputes. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. In the event of any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement (including disputes arising from the JSC that are not resolved pursuant to Section 2.2(e)), including, without limitation, any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement (each, a “Dispute”), then upon the request of either Party by written notice, the dispute will be referred to the Executive Officers of each Party, who shall meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting. If the matter is not resolved within thirty (30) days following the written request for discussions, either Party may then invoke the provisions of Section 14.2.

14.2 Arbitration. Any dispute, controversy, difference or claim which may arise between the Parties, out of or in relation to or in connection with this Agreement (including, without limitation, arising out of or relating to the validity, construction, interpretation, enforceability, breach, performance, application or termination of this Agreement) that is not resolved pursuant to Section 14.1, except for a dispute, claim or controversy under Section 14.7 or 14.8, shall be settled by binding arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules (or the AAA International Arbitration Rules, if recommended under the AAA guidelines), as such rules may be modified by this Section 14.2 or otherwise by subsequent written agreement of the Parties. The arbitration shall be governed by the U.S. Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the “Federal Arbitration Act”), to the exclusion of any inconsistent state laws. The arbitration will be conducted in New York, New York. The number of arbitrators shall be three (3), of whom the Parties shall select one (1) each. The two arbitrators so selected will select the third and final arbitrator. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the AAA shall select the third arbitrator. The language to be used in the arbitral proceedings will be English. The Parties shall have the right to be represented by counsel. The arbitration proceeding shall be confidential. Except as required by applicable law, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without the prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by applicable law. Any judgment or award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree that such judgment or award may be enforced in any court of competent jurisdiction.

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14.3 Governing Law. Resolution of all Disputes and any remedies relating thereto shall be governed by and construed under the substantive laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

14.4 Decision. The arbitrators shall issue a reasoned opinion following a full comprehensive hearing, no later than twelve (12) months following the selection of the arbitrators.

14.5 Award. Any award shall be promptly paid in Dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement. If as to any issue the arbitrators should determine under the applicable law that the position taken by a Party is frivolous or otherwise irresponsible or that any wrongdoing it finds is in callous disregard of law and equity or the rights of the other Party, the arbitrators shall also be entitled to award an appropriate allocation of the adversary’s reasonable attorney fees, costs and expenses to be paid by the offending Party, the precise sums to be determined after a bill of attorney fees, expenses and costs consistent with such award has been presented following the award on the merits. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 14. The award shall include interest from the date of any damages incurred for breach of the Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrators. With respect to money damages, nothing contained herein shall be construed to permit the arbitrators or any court or any other forum to award punitive or exemplary damages. By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages. The only damages recoverable under this Agreement are compensatory damages.

14.6 Injunctive Relief. Provided a Party has made a sufficient showing under the rules and standards set forth in the U.S. Federal Rules of Civil Procedure and applicable case law, the arbitrator shall have the freedom to invoke, and the Parties agree to abide by, injunctive measures after either Party submits in writing for arbitration claims requiring immediate relief. Nothing in this Article 14 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

14.7 Patent and Trademark Disputes. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patents or trademarks covering the manufacture, use, importation, offer for sale or sale of the Product shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

14.8 Expedited Arbitration for Disputes Related to Technical Product Failure. Disputes with respect to a Technical Product Failure that are not resolved at the JSC or by the

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Executive Officers within twenty (20) Business Days after referral thereto, in the case of a Technical Product Failure as defined in Section 1.105(a), or resolved by the Parties, in the case of a Technical Product Failure as defined in Section 1.105(b), shall be finally determined as set forth in this Section 14.8. Within five (5) Business Days after the end of such twenty (20)-Business Day period, each Party shall propose a list of three (3) individuals, each of whom has at least ten (10) years of significant relevant technical experience in the pharmaceutical industry, and none of whom is or has been affiliated with either Party or with either Party’s Affiliates, licensees, sublicensees or business partners, or otherwise has any interest in the resolution of the issue to be submitted by the Parties for resolution (the foregoing requirements, the “Requirements”). Within five (5) Business Days after the Parties exchange such lists, the Parties shall either agree upon one of such proposed individuals to resolve the disputed matter, or if the Parties do not so select one such individual within such period of time, each Party shall select one (1) such individual from the list proposed by the other Party, and the two (2) selected individuals shall select a third individual who otherwise meets the Requirements to resolve the disputed matter (the selected individual, the “Industry Expert”). Each Party shall submit written materials to the other Party and to the Industry Expert relating to the matters in issue within five (5) Business Days after the Industry Expert is selected. Each Party shall then have five (5) Business Days to submit a written rebuttal to the other Party’s submission to the other Party and to the Industry Expert. The Industry Expert shall have the discretion to interview the Parties’ officers and employees to obtain further information relating to the matters in issue and to hear oral argument. Each Party shall cooperate with the Industry Expert. The Industry Expert’s determination shall be binding, and such determination shall be given retroactive effect. Until such determination is delivered to the Parties, the Parties shall continue to perform their obligations under this Agreement in good faith and make any applicable payments accordingly. If the Industry Expert decides in AstraZeneca’s favor, then the Parties shall bear all expenses incurred pursuant to this Section 14.8 equally, and if the Industry Expert decides in FibroGen’s favor, then AstraZeneca shall bear all expenses incurred pursuant to this Section 14.8, including reasonable reimbursement of FibroGen’s expenses for internal personnel and external advisors.

ARTICLE 15

MISCELLANEOUS

15.1 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including, without limitation, the Existing Confidentiality Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations pursuant to the Existing Confidentiality Agreement. In the event of any inconsistency between any plan hereunder (including the Development Plan and/or Commercialization Plan) and this Agreement or between the terms of this Agreement and the U.S. and RoW Agreement, the terms of this Agreement shall prevail (but solely with respect to the Territory). There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or

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written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.2 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented or delayed by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall mean conditions beyond the control of the Parties, including without limitation, an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). The non-performing Party shall within thirty (30) days after a force majeure provide the other Party a good faith estimate of the anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably necessary and the non-performing Party shall use Commercially Reasonable Efforts to remedy its inability to perform. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.

15.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable international expedited delivery service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.

If to FibroGen China:	FibroGen China Anemia Holdings, Ltd.
FibroGen Medical Technology Development Co., Ltd.
FibroGen International (Hong Kong Limited)
c/o FibroGen, Inc.
499 Illinois St.
San Francisco, CA 94158 USA
Attn: Chief Executive Officer

With a copy to:	FibroGen, Inc.
409 Illinois St.
San Francisco, CA 94158
USA
Attn: Michael Lowenstein, Vice President, Legal Affairs

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If to AstraZeneca:	AstraZeneca AB
Pepparredsleden 1, 431 83 Mölndal
Gothenburg
Sweden
Attention: Chief Financial Officer

With a copy to:	AstraZeneca UK Limited
Alderley Park
Macclesfield
Cheshire SK10 4TF
Attention: Liam McIlveen, Deputy General Counsel

15.4 No Strict Construction; Headings. Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in the event an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

15.5 Assignment. Neither Party may assign or transfer this Agreement (either in whole or part) or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer without the other Party’s consent to Affiliates or to a successor to substantially all of the business of such Party, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations (and in any event, any Party assigning this Agreement to an Affiliate shall remain bound by the terms and conditions hereof). In the event that a Party is acquired by a Third Party (such Third Party, hereinafter referred to as an “Acquiror”), then the intellectual property of such Acquiror held or developed by such Acquiror (whether prior to or after such acquisition) shall be excluded from the FibroGen China Technology (in the case when the acquired Party is FibroGen China) and AstraZeneca Technology (in the case when the acquired Party is AstraZeneca), and such Acquiror (and Affiliates of such Acquiror which are not controlled by the acquired Party itself) shall be excluded from “Affiliate” solely for purposes of the applicable components of the foregoing intellectual property definitions, in all such cases if and only if: (a) the acquired Party remains a wholly-owned subsidiary of the Acquiror; (b) all intellectual property of the acquired Party and all research and development assets and operations of the acquired Party with respect to the Product remain with the acquired Party and are not transferred to the Acquiror or another Affiliate of the Acquiror; (c) the scientific and development activities with respect to Product of the acquired Party and the Acquiror (if any) are maintained separate and distinct, and (d) there is

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no exchange of confidential Information relating to Product between the acquired Party and the Acquiror. For clarity, in the event that a Party is acquired by an Acquiror and any of the criteria described in subsections (a) through (d) is not satisfied, then the intellectual property of such Acquiror shall be included within FibroGen China Technology (in the case when the acquired Party is FibroGen China) and AstraZeneca Technology (in the case when the acquired Party is AstraZeneca). Any permitted assignment of the rights and obligations of a Party under this Agreement shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.5 shall be null, void and of no legal effect.

15.6 Performance by Affiliates. Subject to the limitations of Section 7.3, each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.7 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.8 Compliance with Applicable Law. Each Party shall comply with all applicable laws and regulations in the course of performing its obligations or exercising its rights pursuant to this Agreement.

15.9 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR ANY TORT CLAIMS ARISING HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 15.9 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1, 11.2 OR 11.3, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 12.

15.10 Severability. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitrator or by any court of competent jurisdiction from which no appeal can be or is taken (within the time period prescribed for appeal), the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one that achieves, as nearly as possible, the objectives contemplated by the Parties when entering this Agreement.

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

15.11 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

15.12 Independent Contractors. It is expressly agreed that each of the FibroGen Contracting Parties, on the one hand, and AstraZeneca, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency, except as provided in this Section 15.12. Notwithstanding the foregoing, the Parties acknowledge and agree that the Collaboration between them established by this Agreement (i) will be treated as a partnership for United States federal, state, and local income tax purposes and that the provisions set forth in Exhibit B shall be incorporated into this document, solely for United States federal income tax purposes and (ii) will not be treated as a partnership for Swedish tax purposes. Neither FibroGen China, on the one hand, nor AstraZeneca, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action that will be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.

15.13 English Language. This Agreement shall be written and executed in and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

15.14 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

66.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Execution Date.

FIBROGEN CHINA ANEMIA HOLDINGS, LTD.		ASTRAZENECA AB

By:	/s/ Martin S. Zolnai	By:	/s/ Elisabeth Bjork
Name: Martin S. Zolnai		Name: Elisabeth Bjork
Title: General Manager		Title: VP, GMed Head, CVMD

BEIJING FIBROGEN MEDICAL TECHNOLOGY DEVELOPMENT CO., LTD.		FIBROGEN INTERNATIONAL (HONG KONG) LIMITED

Chop: {Seal dated 20 Oct 2014}		By:	/s/ Martin S. Zolnai
Name: Martin S. Zolnai
Title:

67.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBITS

Exhibit A – Structure of FG-4592

Exhibit B – United States Federal Income Tax Matters

Exhibit C – Certain Co-Promotion Agreement Terms

Exhibit D – Net Profit and Net Loss Calculations

Exhibit E – Initial Development Plan

Exhibit F – Distribution Agreement Key Terms

Exhibit G – Listed Patents

Exhibit H – AstraZeneca’s Anti-Corruption Rules and Policies

Exhibit I – Invoicing Requirements

68.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit A

Structure of FG-4592

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit B

United States Federal Income Tax Matters

1.	Purpose and Scope

(a)	Purpose. The Parties hereby acknowledge and agree that the Collaboration between them established by this Agreement will be viewed as a partnership for United States federal, state, and local income tax purposes (the “Partnership”). Pursuant to the status of the Collaboration as a partnership for such purposes, this Exhibit B provides for the manner in which FibroGen Cayman will cause Capital Accounts to be maintained for each Party and the manner in which the Partnership’s items of income, gain, loss, deduction or credit will be allocated among the Parties, in each case solely for United States federal, state, and local income tax purposes. This Exhibit B shall not alter or affect the Parties’ obligations to make any payments or to receive any payments under the Agreement. Furthermore the Parties acknowledge and agree that this Exhibit B has no bearing on the Parties’ treatment of the Collaboration for non-US tax purposes, and each Party will be free to take any position or any action with respect to taxes for non-US purposes, whether or not consistent with this Exhibit B.

(b)	Scope. The Parties acknowledge and agree that this Exhibit B is intended to govern the allocations and reporting of FibroGen Cayman’s items of income, gain, loss, deduction or credit for United States federal, state, and local income tax purposes only, and that consistent with such intention and the purpose stated in Section 1(a) of this Exhibit B, if the provisions of this Exhibit B conflict with any other provisions of the Agreement, the other provisions of the Agreement shall prevail.

2.	Definitions

For purposes of this Exhibit B, the following words and expressions shall have the following meanings respectively given to them:

“Adjusted Capital Account Deficit” means, with respect to any Party, the deficit balance in such Party’s Capital Account as of the end of the relevant taxable period, after giving effect to the following adjustments: (i) credit to such Capital Account any amounts which such Party is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(c) and pursuant to the penultimate sentences in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) debit from such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Capital Account” means a capital account established and maintained on behalf of the Partnership for a Party and adjusted in accordance with the provisions of this Exhibit B.

“Code” means the United States Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall include a reference to any successor provision thereto.

“IRS” means the United States Internal Revenue Service.

“Treasury Regulations” means the United States federal income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

3.	Partnership Accounting Matters

(a)	Except as otherwise provided in this Section 3(a) of Exhibit B, (i) the amount of any cash payment made by a Party under this Agreement shall be treated as the contribution of an equivalent amount of cash by such Party to the Partnership, and (ii) the amount of any cash payment received by a Party under this Agreement shall be treated as the distribution of an equivalent amount of cash to such Party by the Partnership. Notwithstanding the foregoing clause (ii), the sales milestone payments made by AstraZeneca to FibroGen Cayman pursuant to Section 8.4(a) of this Agreement and the Co-Promotion Profit paid to AstraZeneca under the Co-Promotion Agreement shall be treated as guaranteed payments within the meaning of Code Section 707(c) that are made to FibroGen Cayman or AstraZeneca, respectively, not in their capacity as a partners of the Partnership. For the avoidance of doubt, sales milestones payments made by AstraZeneca to FibroGen Cayman pursuant to Section 8.4(a) of this Agreement and the Co-Promotion Profit paid to AstraZeneca under the Co-Promotion Agreement shall not reduce the Capital Accounts of FibroGen Cayman and AstraZeneca, respectively, and shall result in a corresponding item of Partnership deduction.

(b)	FibroGen Cayman shall calculate the Partnership’s items of income, gain, loss, deduction and credit for each taxable period of the Partnership, using the same methodologies used to calculate Net Profit and Net Loss and Development Costs.

4.	Capital Accounts

(a)	FibroGen Cayman will cause a separate Capital Account to be established for each Party. The Capital Account of each Party will be adjusted and maintained in accordance with Code Section 704 and Treasury Regulations
Section 1.704-1(b)(2)(iv).

(b)	If the Capital Account of any Party has a deficit balance (after giving effect to all contributions, distributions, and allocations for all periods), such Party will not be obligated to make any payments as contributions to the capital of the Partnership with respect to such deficit, and such deficit will not be considered a debt owed to the Partnership or to any other person for any purpose whatsoever.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.	Allocations

(a)	General. In accordance with the Parties’ intention to share Development Costs, Net Profits and Net Losses equally, after giving effect to the allocation set forth in Section 5(b) of this Exhibit B and subject to the application of Section 5(c) of this Exhibit B, all items of Partnership income, gain, loss, deduction and credit for any taxable period shall be allocated fifty percent (50%) to AstraZeneca and fifty percent (50%) to FibroGen Cayman.

(b)	Qualified Income Offset. In the event any Party unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Party in an amount and manner sufficient to eliminate, to the extent required by Treasury Regulations, the Adjusted Capital Account Deficit of the Party as quickly as possible; provided that an allocation pursuant to this Section 5(b) of Exhibit B shall be made only if and to the extent that such Party would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 5 of this Exhibit B have been tentatively made as if this Section 5(b) of Exhibit B were not in this Agreement.

(c)	Loss Limitation. Any items of Partnership loss or deduction allocated pursuant to Section 5(a) of this Exhibit B shall not exceed the maximum amount of items of Partnership loss or deduction that can be allocated without causing any Party to have an Adjusted Capital Account Deficit at the end of any taxable period. In the event one but not both Parties would have an Adjusted Capital Account Deficit as a consequence of an allocation of any items of Partnership loss or deduction allocated pursuant to Section 5(a) of this Exhibit B, the limitation set forth in the immediately preceding sentence of this Section 5(c) of Exhibit B shall be applied and items of Partnership loss or deduction not allocable to a Party as a result of such limitation shall be allocated to the other Party to the extent such items of Partnership loss or deduction can be allocated without causing such other Party to have an Adjusted Capital Account Deficit.

(d)	Other Allocation Rules.

(i)	Items of Partnership income, gain, loss or deduction shall be allocated to the Parties pursuant to this Section 5 of Exhibit B as of the last day of each taxable period.

(ii)	Creditable Foreign Tax Expenditures. The Partnership’s “creditable foreign tax expenditures,” within the meaning of Treasury Regulations Section 1.704-1(b)(4)(viii)(b), shall be allocated in proportion to the Parties’ share of the corresponding item of Partnership income, gain, loss and deduction to which such creditable foreign tax expenditure relates.

(e)	Tax Allocations; Code Section 704(c). Each item of Partnership income, gain, loss, deduction and credit, as determined for United States federal income tax

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

purposes, shall be allocated among the Parties in the same manner as such items are allocated for book purposes to the Parties’ Capital Accounts. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property deemed contributed to the Partnership shall, solely for United States federal income tax purposes, be allocated among the Parties so as to take account of any variation between the adjusted basis of such property to the Partnership for United States federal income tax purposes and its fair market value at the time of contribution, using any method that FibroGen Cayman, in its sole discretion, determines is necessary or appropriate to reflect the purpose and intentions of this Agreement. Allocations pursuant to this Section 5(e) of Exhibit B are solely for purposes of United States federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Party’s Capital Account.

6.	Other Tax Matters

(a)	Tax Filings and Elections. FibroGen Cayman will be responsible for timely causing the Partnership to make the following tax elections and filings:

(i)	An Internal Revenue Service Form SS-4 (Application for Employer Identification Number) for the Partnership using any name for the Partnership as FibroGen Cayman deems appropriate;

(ii)	An election under Code Section 6231(a)(1)(B)(ii) to have the TEFRA audit provisions of subchapter C of chapter 23 of the Code apply to the Partnership; and

(iii)	Any other election for United States federal, state, and local tax purposes that FibroGen Cayman, in its sole discretion, deems necessary or appropriate.

In each case, where any filing identifies AstraZeneca or any Affiliate thereof as partner of the Partnership, FibroGen Cayman will provide a written notice of such filing and a copy of the relevant portion thereof to AstraZeneca at least ten (10) Business Days prior to the proposed submission date for AstraZeneca’s review and approval, such approval not to be unreasonably withheld.

(b)

Tax Matters Partner. FibroGen Cayman shall serve as the “tax matters partner” of the Partnership for purposes of Code Section 6231 (and any similar provisions under any state, or local tax law). FibroGen Cayman shall promptly notify AstraZeneca if any tax return of the Partnership is audited or if any adjustments to any such return are proposed in writing and shall promptly furnish AstraZeneca with all copies of material documents and notices received in connection with an administrative or judicial proceeding relating to United States income tax matters of the Partnership. FibroGen Cayman will provide a final draft of any tax document to AstraZeneca at least ten (10) Business Days before the date on which such document is to be submitted to the relevant tax authority and will ensure that

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

reasonable comments made by AstraZeneca in relation to such final drafts are considered. FibroGen Cayman shall ensure that AstraZeneca is kept informed in reasonable detail of the progress of, and is consulted in relation to, all tax matters. FibroGen Cayman is authorized to take the following actions, but shall not take any such action without first obtaining the prior written consent of AstraZeneca, which consent shall not be unreasonably withheld.

(i)	To enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items (within the meaning of Code Section 6231) required to be taken into account by any Party for United States federal, state or local income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”); and in the settlement agreement FibroGen Cayman may expressly state that such agreement shall bind all Parties, except that such settlement agreement shall not bind any Party (A) who (within the time prescribed pursuant to the Code and Treasury Regulations) files a statement with the IRS providing that FibroGen Cayman shall not have the authority to enter into a settlement agreement on behalf of such Party or (B) who is a “notice partner” (as defined in Code Section 6231(a)(8)) or a member of a “notice group” (as defined in Code Section 6223(b)(2));

(ii)	In the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Party for United States federal income tax purposes (a “final adjustment”) is mailed to FibroGen Cayman, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the United States Tax Court or the applicable District Court of the United States;

(iii)	To file a request for an administrative adjustment with the IRS at any time and, if part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(iv)	To enter into an agreement with the IRS to extend the period for assessing any United States federal income tax which is attributable to any item required to be taken into account by a Party for tax purposes, or an item affected by such item; and

(v)	To take any other action on behalf of the Parties in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

(c)	Tax Information. If required by applicable law, FibroGen Cayman shall cause the necessary United States federal income tax information to be delivered to AstraZeneca as soon as practicable after the end of each taxable period of the Partnership, and in any event within fifteen (15) Business Days after any such information has been determined.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(d)	Consistent Treatment. The Parties are aware of the United States federal income tax consequences of the allocations made by this Exhibit B and hereby agree to be bound by the provisions of this Exhibit B in reporting their shares of Partnership income and loss for United States federal income tax purposes.

(e)	Treatment as Partnership. It is the intent of the Parties that the Collaboration between them established by this Agreement be taxed as a partnership for United States federal income tax purposes. Accordingly, the Parties hereby agree not to take any position or any action or to make any election in a U.S. tax return inconsistent therewith. Notwithstanding the foregoing, the Parties acknowledge and agree that this Exhibit B has no bearing on the Parties’ tax treatment or filing in relation to the Collaboration for non-U.S. tax purposes or any activities outside the scope of the Collaboration.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit C

Certain Co-Promotion Terms

Commercialization

The Commercialization Plan will include (a) a multi-year marketing strategy, (b) a multi-year communications strategy, (c) a multi-year detailing strategy (including, without limitation, a call plan which shall consist of a high-level geographic distribution of details, a target range of the aggregate number of details to be performed and the position of such details (i.e., primary or secondary)), and (d) a high-level operating plan and budget for Commercialization of the Product. The numbers in contemplating the initial Commercialization Plan are as follows:

12-month period prior to launch —$[*]

First 12-month period after launch —$[*] (such 12-month period and each successive 12-month period thereafter, a “launch year”)

2nd launch year—$[*]

3rd launch year—$[*]

4th launch year—$[*]

Teams and responsibilities

1.     AstraZeneca will hire, train, and manage the marketing team in accordance with budget and activities set forth in the Commercialization Plan.

2.     AstraZeneca will hire, train, and manage the national sales team to cover all target hospitals, affiliated or independent dialysis centers, and physicians according to the Commercialization Plan.

If AstraZeneca desires to utilize an external sales force to detail the Products, then it shall discuss such utilization with the China Committee. AstraZeneca shall not utilize any such external sales force without the approval of FibroGen China, and FibroGen China shall not utilize any external sales force without the approval of AstraZeneca, in either case, such approval not to be unreasonably withheld. Any such sales force will be required to agree in writing to meet all of the quality, ethical and compliance standards undertaken by AstraZeneca or FibroGen China (as the case may be, including, but not limited to, all of AstraZeneca’s policies regarding engagement of health care professionals), and shall not have been found to have committed a material violation of any rule or regulation of the CFDA.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.     FibroGen China will hire, train, and manage brand physicians and the Medical Science Liaison (MSL) team to conduct medical affairs activities according to the Development Plan and to provide scientific support for the Sales and Marketing teams in the Territory according to the Commercialization Plan.

4.     AstraZeneca will provide commercial and key account services through its existing infrastructure and hire, train, and manage additional full-time equivalents according to the Commercialization Plan.

5.     AstraZeneca’s Government affairs and Market Access teams will work jointly with FibroGen China’s team on key market access activities such as Provincial and National RDL according to the Commercialization Plan.

Launch Pricing.	The Parties are committed to making first-in-class novel therapies available to Chinese patients on a cost-effective basis. FibroGen WFOE as the manufacturer will have responsibility for pricing. Pricing decisions will be subject to approval by the China Committee. AstraZeneca shall conduct Market research to help establish the optimal pricing level in accordance with the Commercialization Plan.

Pharmacy Channel.	There may be opportunity for separate channels to serve patients in the stage 5 non-dialysis population who are currently not being treated due to logistical constraints at the hospitals, e.g., retail pharmacies outside of hospitals.

Co-Promotion Fee	The Co-Promotion Agreement shall provide for the payment to AstraZeneca or AstraZeneca’s designated Affiliate in the Territory of a service fee (the “Co-Promotion Fee”) in RMB consisting of [*]. Notwithstanding the foregoing, no such [*] as set forth in this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit D

Net Profit and Net Loss Calculations (Product containing FG-4592)

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT D-1

FINANCE SUBCOMMITTEE

Formation and Purpose. FibroGen China and AstraZeneca (either itself or via its designated Affiliate) shall, as soon as practicable after the Effective Date, establish a Finance Subcommittee (the “FSC”), which shall consist of up to four (4) representatives from each Party (or such other number as may be mutually agreed by the Parties, provided, that each Party at all times has an equal number of representatives on the FSC). Each Party may replace its FSC representatives at any time upon written notice to the other Party. Each Party shall appoint a secretariat to the FSC who is not a member of the FSC.

The FSC shall report to the China Committee with respect to all tax, accounting and financial matters relating to the Products in the Territory, including the Net Profit and Net Loss calculations described in this Exhibit D.

Authority and Decision Making. The FSC shall act by consensus. The representatives from each Party will have, collectively, one (1) vote on behalf of that Party. If the FSC cannot reach consensus on an issue that comes before the FSC and over which the FSC has oversight, then the Parties shall refer such matter to the China Committee for resolution in accordance with Section 2.2(e).

The FSC shall have no power to amend, modify, or waive compliance with Exhibit D or this Agreement.

Meetings. The FSC shall meet at least once per Calendar Quarter during the Term unless the Parties mutually agree in writing to a different frequency for such meetings as reasonably necessary. The meeting shall be scheduled in advance of any meeting of the China Committee scheduled during the same Calendar Quarter. Not later than ten (10) Business Days, or such shorter period as may be necessary in the event of any meeting convened on an ad hoc basis, the secretariats of the FSC shall jointly prepare and circulate an agenda for such meeting. The FSC may meet in person, by videoconference or by teleconference. In person FSC meetings will be held at locations alternately selected and hosted by FibroGen China and by AstraZeneca. The host Party shall be responsible for the costs and expenses of the FSC meetings hosted, provided that each Party will bear the expense of its respective members’ participation in FSC meetings, including travel costs. Meetings of the FSC shall be effective only if at least one (1) representative of each Party is present or participating in such meeting. The FSC secretariat of the host Party will be responsible for keeping reasonably detailed written minutes of all FSC meetings that reflect, without limitation, material decision made at such meetings. The FSC secretariat of the host Party shall send draft meeting minutes to the other Party’s FSC secretariat, and each secretariat shall seek and obtain review and approval of such minutes from its respective Party’s members of the FSC within ten (10) Business Days after each FSC meeting. Such minutes will be deemed approved unless one or more members of the FSC objects to the accuracy of such minutes within ten (10) Business Days of receipt.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Specific Responsibilities. In addition to its general responsibilities, the FSC shall have the following responsibilities. For clarity, certain decisions of the China Committee are subject to approval by the JSC:

•	review, discuss and agree the proposed calculation of Net Profit which for clarity shall be initially prepared by FibroGen China, including the calculation of any amounts to be paid by the Parties hereunder; the FSC shall prepare for the China Committee a mutually agreed calculation of Net Profit for final approval by the JSC.

•	review the statement to be prepared by FibroGen China setting forth Product Revenues, COGS, Marketing and Sales Expenses, Royalty Payments, Royalty Withholding Tax, Taxes and Net Profit for the applicable Calendar Quarter as well as the anticipated cash balance (net of payables) projected for the end of the applicable Calendar Year.

•	review and discuss the Minimum Cash Level for FibroGen WFOE for the applicable Calendar Quarter.

•	review and discuss the payment of Co-Promotion Fees or Deferred Co-Promotion Fees, as applicable.

•	review and discuss the prioritisation of payments as described in this Exhibit D.

•	review and discuss the distribution of available cash as described in this Exhibit D.

•	review and discuss an appropriate adjustment to the payment flow process described in this Exhibit D, if necessary in relation to the funding of Mandatory Post-Approval Safety Studies and maintaining of a reasonable level of working capital for the ongoing and planned operations of FibroGen WFOE, as further described in this Exhibit D. Any adjustments mutually agreed by the FSC shall be prepared for the China Committee for approval, for final approval by the JSC; no such adjustments shall be implemented unless and until finally approved by the JSC.

•	recommend any amendments to Exhibit D, for review by the China Committee and final approval, if any, by the JSC. Such proposed amendments may comprise amendments to the payment methodology described in this Exhibit D, taking into account a Party’s then current transfer pricing policies, manufacturing plant locations, and inter-Affiliate licensing practices and policies. Any amendments mutually agreed by the FSC shall be prepared for the China Committee for approval, for final approval by the JSC; no such amendments shall be implemented unless and until finally approved by the JSC. For clarity, no Party shall be required to make any material changes to its internal accounting and reporting systems and standards to implement any such amendments.

•	review significant cost and expense reconciliation questions raised between the Parties.

•	review the reconciliation of payment flows at the FibroGen Cayman level.

•	establish the process for financial detail discussions between the Parties regarding the costs and expenses charged to the profit and loss calculations for FG-4592.

In addition, the FSC will perform such other functions as are appropriate to further the purposes of this Agreement, as directed by the China Committee or the JSC.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit E

Initial Development Plan

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit F

Distribution Agreement Key Terms

FibroGen China to deliver all Products to AstraZeneca or its designated Affiliate according to a rolling demand forecast mechanism.

AstraZeneca or its designated Affiliate will take transfer of title and assume full and unconditional credit risk on acceptance of delivery EXW (Incoterms 2010) FibroGen China’s or its CMO’s manufacturing warehouse, and pay FibroGen China within ninety (90) days.

AstraZeneca or its designated Affiliate shall sell to its sub-distributors [*].

AstraZeneca or its designated Affiliate will pay a transfer price to FibroGen China equal to [*] for the national distribution service in the Territory. The Parties agree such price may be revised by AstraZeneca or its designated Affiliate following any change in applicable law, regulations and prevailing practice required by the tax authority.

AstraZeneca and FibroGen China will jointly select the next level distributors for AstraZeneca or its designated Affiliate under the China Committee.

AstraZeneca or its designated Affiliate will allow FibroGen China full access to all distribution data including all hospital sales data related to the Product to the extent that AstraZeneca or its designated Affiliate has access to such data.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit G

Listed Patents

DOCKET NO.	COUNTRY	STATUS	APPLICATION NO.	FILING DATE	PATENT NO.	GRANT DATE

[*]	[*]	[*]	[*]	[*]	[*]	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit H

AstraZeneca’s Anti-Corruption Rules and Policies

ASTRAZENECA GLOBAL POLICY

ETHICAL INTERACTIONS

ANTI-BRIBERY & ANTI-CORRUPTION

EXTERNAL INTERACTIONS

This Global Policy describes what is required to meet our commitment to operate ethically and with integrity in our business and personal interactions and activities.

This Policy applies to all Employees.

The Company is committed to acting responsibly and in compliance with the requirements of the UK Bribery Act, Foreign Corrupt Practices Act and other relevant laws, regulations and adopted industry codes

CONTENTS

1. SCOPE, APPLICATION & INTERPRETATION.

2. ANTI-BRIBERY & ANTI-CORRUPTION

3. ITEMS OF VALUE & HOSPITALITY

4. PRICING, DISCOUNTS & REBATES

5. CONTRIBUTIONS (DONATIONS, SPONSORSHIPS & PARTNERSHIPS)

6. POLITICAL SUPPORT & POLITICAL ACTIVITIES

7. PAYMENTS TO PUBLIC OFFICIALS & PUBLIC SECTOR ORGANISATIONS

8. AVOIDING CONFLICTS OF INTEREST

9. MEETINGS

10. ENGAGING THIRD PARTIES & ENSURING COMPLIANCE

11. PROMOTIONAL & NON-PROMOTIONAL ACTIVITIES & MATERIALS

12. PRE-AUTHORISATION ACTIVITIES & MATERIALS

13. NON-INTERVENTIONAL STUDIES 6

14. INVESTIGATOR SPONSORED STUDIES

GLOSSARY REFERENCES

1. SCOPE, APPLICATION & INTERPRETATION

1.1 This Policy applies to all Employees and represents the minimum requirements that the Company has set for Interactions.

An alphabetised Glossary containing definitions for all capitalised terms used in this Policy is included at the end of this Policy.

For certain Interactions, You must refer to more than one Section of this Policy. The relevant Sections are cross-referenced as appropriate.

Other Global Policies may also apply to Interactions. For example, the Global Data Privacy Policy applies to Interactions where there is a need to protect the confidentiality of Patient information.

Global Standards may also apply to Interactions. The Global Standards give additional information about what is required to ensure compliance for particular Interactions. The requirements of this Policy and of the supporting Global Standards must be considered as a whole to evaluate and support compliant Interactions. Global Standards are cross-referenced in each relevant section of this Policy.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.2 This Policy expands on the Company’s Code of Conduct, and aligns with (and in some cases exceeds) the requirements of applicable law and adopted industry codes.

You must follow the spirit of this Policy and not just its letter. The absence of a specific requirement relating to a particular Interaction does not mean that the Interaction is necessarily permitted; You must avoid any Interaction that breaches the Company’s Code of Conduct or supporting Global Policies, Global Standards or Relevant Procedures.

1.3 Employees must not attempt to avoid the requirements of this Policy by requesting, allowing or enabling Third Parties (including relatives, friends or other associates) to be involved in the Interactions prohibited by this Policy on the Employee’s (or the Company’s) behalf.

In some cases, local law, adopted industry codes particular to a jurisdiction, or rules particular to a Business Unit (e.g., Senior Executive Team (“SET”) function), may apply to Interactions, and may be more restrictive than this Policy. Where that is the case, You must follow the more restrictive rules set out in Relevant Procedures. For example, local marketing organisations must establish Relevant Procedures with respect to Interactions with Public Officials, where local law is more restrictive than this Policy.

To the extent appropriate, Business Units must establish Relevant Procedures to assure compliance with the requirements of this Policy and supporting Global Standards, including requirements for sufficient monitoring and/or audit. Employees must use reasonable judgement to create business records sufficient to demonstrate compliance with the requirements of this Policy, supporting Global Standards and these Relevant Procedures (e.g., business records of required approvals and required rationales for approvals).

For purposes of this Policy, required approvals must be obtained in advance of any Interaction.

Where the scope or interpretation of a particular provision of this Policy, supporting Global Standards or Relevant Procedures is unclear, You should seek guidance from Your line manager or Your relevant Legal and/or Compliance partner.

2. ANTI-BRIBERY & ANTI-CORRUPTION

2.1 AstraZeneca has zero tolerance for Bribery or corruption (i.e., improper influence).

The Company will support Employees and Third Parties who refuse requests to Give or Receive Bribes on the Company’s behalf. Employees and Third Parties will not be subject to retaliation or other adverse consequences for such refusal, even if the Company loses business as a result.

See Section 7 for prohibitions and other requirements regarding Facilitation Payments, including payments Given under duress.

2.2 You may Give or Receive something of value in compliance with the requirements and limits of this Policy, supporting Global Standards and Relevant Procedures.

For purposes of this Policy, supporting Global Standards and Relevant Procedures, “something of value” means any financial or non-financial benefit of any kind, including, but not limited to:

a) the Giving and Receiving of Items of Value and Hospitality (See Section 3 and the Global Standard on Items of Value and Hospitality);

b) prices, discounts and rebates for Company Products Given to Third Parties (See Section 4);

c) Contributions Given to Third Parties (See Section 5 and the Global Standard on Contributions);

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

d) Political Support Given to Public Officials or Political Organisations and participation in Political Activities (See Section 6);

e) payments Given to Public Officials and Public Sector Organisations (See Section 7);

f) appointments, paid and volunteer work outside of the Company or other interests associated with actual, apparent or potential Conflicts of Interest (See Section 8);

g) the venue, conduct or other arrangements made for Meetings, as well as the selection and/or support of External Stakeholders to attend Meetings or independent congresses, including professional education credits and capability-building sessions (See Section 9 and the Global Standard on Meetings);

h) the engagement of Third Parties to provide Services, including compensation and expense reimbursement (See Section 10 and the Global Standard on Engaging Third Parties); and

i) support for External Stakeholders for Non-Interventional Studies and Investigator Sponsored Studies (See Sections 13 and 14).

2.3 You must not Give or Receive something of value that is intended or could be seen as improper influence.

If you are in doubt about any Interaction, you must consult with your line manager or your relevant Legal and/or Compliance partner for appropriate guidance.

2.4 All monetary payments by the Company to Third Parties that are permitted by this Policy must be made via an approved Company financial payment system by bank transfer, cheque or company credit card, must not take the form of cash or cash equivalent (e.g., debit cards, gift cards, gift certificates), and must be accurately and appropriately recorded in the Company’s books and records.

All such payments may also be made via a specifically authorised Third Party (unless otherwise noted in this Policy or supporting Global Standards), when genuine business needs require, and Relevant Procedures (with adequate controls) support such an arrangement. In such cases, the Third Party must be contractually obligated to accurately document, track and report to the Company the amounts paid on its behalf, as required by the Relevant Procedures.

This Section 2.4 prohibits cash and cash equivalent payments by Employees (or Third Parties acting on the Company’s behalf), except as specifically permitted by Relevant Procedures established or approved by the Global Finance function. Also, see paragraph 1.18 of the Global Standard on Items of Value and Hospitality for requirements regarding exceptional Cultural Courtesy Gifts in the form of cash or cash equivalent.

2.5 You must not Give a Bribe.

Give means to directly or indirectly offer, promise or give, or to authorise such actions.

You must not Give something of value to any Third Party or any fellow Employee that is intended or could be seen to:

a) influence or reward an official action or decision (e.g., by a Public Official);

b) enable or induce a Third Party or fellow Employee to perform their function improperly, or make any decision or take any action favourable to the interests of the Company (or You) on an improper basis, or reward them for doing so;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

c) provide incentive or reward to a Third Party for past, present or future willingness to prescribe, administer, recommend, purchase, pay for, reimburse, authorise, approve, supply or use any Company Product or service; or

d) obtain or retain improper business, or secure any improper professional or personal advantage.

2.6 You must not Receive a Bribe.

Receive means to directly or indirectly solicit, agree to receive or accept, or to authorise such actions. You must not Receive something of value from any Third Party or any fellow Employee that is intended or could be seen to:

a) compromise Your independence or judgement;

b) enable or induce You to perform Your function improperly, or make any decision or take any action favourable to the interests of the Third Party (or fellow Employee) on an improper basis, or reward You for doing so; or

c) obtain or retain improper business, or secure any improper professional or personal advantage.

3. ITEMS OF VALUE & HOSPITALITY

3.1 You must not Give or Receive Items of Value or Hospitality that are intended or could be seen as improper influence.

To the extent appropriate, Business Units must establish Relevant Procedures on actual or perceived value and frequency when Giving and Receiving Items of Value and Hospitality. These Relevant Procedures must include specific limits on value (modest) and frequency (occasional) and definitions for “modest” and “occasional,” to guide Employees on appropriate value and frequency levels that would not create actual or perceived improper influence, taking into account local custom and practice (See paragraph 2.1 of the Global Standard on Meetings).

To the extent appropriate, Business Units must establish Relevant Procedures to enable the Company to satisfy transparency obligations, with respect to the Giving of Items of Value and Hospitality to External Stakeholders.

Items of Value and Hospitality that exceed Company limits, either separately or in total, to or from the same individual or organisation, are prohibited.

Any Giving or Receiving of Items of Value or Hospitality that is based upon a genuine personal relationship independent of the Company and that is personally funded by the individuals involved (without Company reimbursement) is permissible and is not restricted by this Policy, if it is not intended and could not be seen as improper influence.

3.2 See Section 2 of this Policy and the Global Standard on Items of Value and Hospitality for further requirements on Items of Value and Hospitality.

4. PRICING, DISCOUNTS & REBATES

4.1 To the extent appropriate, Business Units must have an approved pricing model in place, based on objective criteria, to govern the pricing, rebates and discounts (and other commercial advantages or favourable terms) that can be Given to Third Parties.

The pricing model must be reviewed on a regular basis by the head of the relevant Business Unit or designee to ensure appropriateness and transparency.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

These Business Units must document the purpose of any prices, rebates or discounts (or other commercial advantages or favourable terms) Given to Third Parties that fall outside the approved pricing model, and this documented purpose must be approved by the head of the relevant Business Unit or designee to ensure appropriateness and transparency.

4.2 See Section 2 of this Policy for further requirements on prices, discounts and rebates.

5. CONTRIBUTIONS (DONATIONS, SPONSORSHIPS & PARTNERSHIPS)

5.1 The Company is committed to making a positive impact on Our local communities and supporting the work of others in the healthcare and scientific arenas.

Contributions may be classified as Donations, Sponsorships or Partnerships, and may take the form of financial or non-financial support (e.g., funds or in-kind assistance, such as resources, facilities or employee time).

Contributions may generally only be Given for legitimate scientific, educational and/or charitable purposes to support the following: health or healthcare, medical or scientific education, advances in medical or scientific research and disaster relief. Contributions may also be Given for other purposes on an exceptional basis, only with senior management approval, as set out in Relevant Procedures.

For the avoidance of doubt, this Section does not prohibit individual Employees from supporting charities and other organisations in a purely personal capacity and without any involvement of the Company, if the support meets the requirements of Section 8 of this Policy. This Section 5 also does not prohibit Employees from organising charitable efforts on the Company premises (such as a local food drive or book drive), with line manager approval, where Employees use only their personal funds and resources to participate, if the support meets the requirements of Section 8 of this Policy.

Generally, Contributions to support a Meeting or other event must only be Given where the venue and location of the supported event are appropriate and conducive to the intended purpose, and where any Meals or other Hospitality provided by the Company or by the recipient of the Contribution are modest and incidental to the purpose of the event. See the Global Standard on Contributions, the Global Standard on Items of Value and Hospitality and the Global Standard on Meetings for specific requirements and exceptions.

Certain charitable Donations, Sponsorships and Partnerships that meet the relevant criteria described in the Global Standard on Contributions and the Global Procedure and Guidance Community Investment specifically qualify as Community Investment Contributions.

5.2 Contributions may only be given to reputable, recognised and independent institutions or other legitimate, established organisations, and only for legitimate purposes.

The relevant Business Unit managing the Contribution must conduct appropriate due diligence on the proposed recipient of any Contribution to establish that the proposed recipient satisfies the requirements of this Section 5.2 and to establish that Contribution will be well used. In addition, the relevant Business Unit may agree upfront with the recipient organisation to conduct appropriate post-funding review (e.g., review of a summary of the completed projects or other results of the

In addition to the requirements of Section 2, a Contribution must not be Given for any other improper purpose or use, including, but not limited to, the following:

a) to help offset an External Stakeholder’s cost of purchasing or reimbursing Company Products or to influence any other decisions about listing, purchasing or reimbursing of Company Products;

b) to organisations or activities that are known to discriminate on any unlawful basis;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

c) to support programming or editorial content containing gratuitous violence or sexually explicit material or any activity that does not reflect the values and/or mission of the Company, or could cause embarrassment to the Company; or d) to support any activities prohibited by Relevant Procedures.

Contributions that might be considered as excessive or inappropriate in scale and/or affiliation are not permitted.

Contributions must not be Given to avoid the restrictions on Giving Items of Value and Hospitality to Third Parties (See Section 3 and the Global Standard on Items of Value and Hospitality).

5.3 Contributions must not be Given to any organisation for the personal benefit of any individual or Healthcare Professional (“HCP”) practice (i.e., a group of HCPs sharing premises or other resources) selected by the Company, or to disguise or conceal any such personal benefit (except as permitted in paragraph 4.5 of the Global Standard on Contributions regarding Fellowships and Preceptorships for scientists to support research activities).

Contributions must not be Given by the Company directly to an individual or HCP practice.

For the avoidance of doubt, direct Company support for individual External Stakeholders to attend Meetings or independent congresses is not considered to be a Contribution for purposes of this Policy and is permissible only in limited circumstances (See section 3 of the Global Standard on Meetings).

For the avoidance of doubt, awards to individuals are not considered Contributions. See the Global Standard on Items of Value and Hospitality for requirements regarding awards and awards ceremonies.

An individual who formally represents an organisation may request a Contribution from the Company on behalf of the organisation, and such request must be considered and processed as required by Relevant Procedures. Contributions must not be Given to an organisation at the request of any other individual (e.g., to a Public Official’s preferred charity), except for Sympathy Gifts Given to a designated non-profit organisation as a memorial in the event of a death, or Contributions Given at the request of an Employee as part of a Company matching fund programme.

Contributions must not be Given to financially benefit HCPs or HCP practices by replacing any assets or funding any activities that they would be expected or required to provide themselves to fulfil obligations they have under local law, contract or customary business practice. For example, Contributions must not be Given to improve business efficiencies or administrative processes of an HCP or HCP practice, such as support for billing or taxes. For the avoidance of doubt, Contributions to support HCP education are permissible, in the interest of improving Patient care and/or Patient health.

5.4 See Section 2 of this Policy and the Global Standard on Contributions for further requirements on Contributions.

Contributions must not be Given by Third Parties on behalf of the Company, except for Company Product Donations (See the Global Procedure and Guidance Community Investment and the Global Guidance for Product Donations).

For the avoidance of doubt, Contributions do not include Political Support or participation in Political

6. POLITICAL SUPPORT & POLITICAL ACTIVITIES

6.1 Employees must not Give Political Support on behalf of the Company unless specifically authorised to do so by the Government Affairs function or the Reviewer.

Third Parties must not Give Political Support on behalf of the Company under any circumstance. The Company will not reimburse in any way or form any Third Party or non-authorised Employee for Giving Political Support.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Political Support may only be Given where it is expressly permitted by local law and where acceptable as part of local custom and practice.

All Political Support must be Given directly to the recipient organisation or individual. The name of the organisation or individual, purpose, nature and value of the Political Support and the date of the Political Support must be properly documented and recorded in the Company’s books and records, to enable public disclosure.

The Government Affairs function will establish or approve Applicable Internal Review Procedures for the Giving of Political Support.

6.2 Employees and Third Parties must not participate in Political Activities on behalf of the Company unless specifically authorised to do so by the Government Affairs function or the Reviewer.

The Government Affairs function will establish or approve Applicable Internal Review Procedures for participation in Political Activities.

6.3 The Company recognises the rights of Employees to use their own funds, time and other personal resources to Give Political Support or to participate in Political Activities.

You must ensure that you do not act or appear to act as a representative of the Company when participating in Political Activities or Giving Political Support in a personal capacity. You must make it clear that your views and actions are Your own, and that any Political Support You provide is Given on a personal basis, using Your own funds, time or other personal resources.

6.4 See Section 2 of this Policy for further requirements on Political Support and Political Activities.

7. PAYMENTS TO PUBLIC OFFICIALS & PUBLIC SECTOR ORGANISATIONS

7.1 The Company does not permit Employees or Third Parties providing Services to Give Facilitation Payments, either directly or indirectly, to Public Officials (including HCPs and other individuals employed by Public Sector Organisations), regardless of whether such payments are nominal in amount.

Employees and Third Parties must not attempt to conceal or disguise Facilitation Payments to avoid the requirements of this Section.

The nature of the Company’s business involves legitimate Interactions with a range of Public Officials. Examples include Public Officials responsible for issuing Company Product licences, making Company Product listing decisions, determining Company Product pricing and payment, providing permits and regulatory Authorisations and conducting facility inspections.

You may Give payments to individual Public Officials where they are engaged to provide legitimate Services (See Section 10). You must not Give any other payments to individual Public Officials unless such payments are required or otherwise expressly permitted by local law and not otherwise prohibited by this Policy.

You may Give legitimate and lawful payments to Public Sector Organisations with respect to taxes, permits, licences, inspections and other fees required or otherwise expressly permitted by local law and not otherwise prohibited by this Policy. Official government receipts must be obtained to support all such payments.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.2 The Company recognises that, in exceptional circumstances, payments may be demanded under duress from Employees or Third Parties providing Services. It is permissible for Employees and Third Parties to Give payments demanded under duress, where there is reasonable fear for personal safety.

Duress describes situations of actual or threatened violence or imprisonment to force a person to act against their will. The Company is committed to ensuring the safety of its Employees and Third Parties and does not expect them to compromise their safety in such situations.

Employees and Third Parties must promptly report in writing to their line manager all incidents where:

a) Facilitation Payments are requested but not paid; or

b) payments are demanded under duress, whether paid or not.

The line manager must then promptly inform the relevant Legal partner of such incidents in writing and ensure that any payments actually made are properly documented and recorded in the Company’s books and records. The line manager must also consult with the relevant Legal partner regarding the reporting of such incidents to the relevant authorities and the steps to be taken to prevent recurrence.

7.3 See Section 2 of this Policy for further requirements on payments to Public Officials and Public Sector Organisations.

8. AVOIDING CONFLICTS OF INTEREST

8.1 You must ensure that Your interests, activities and associations outside of the Company do not result in actual, apparent or potential Conflicts of Interest with Your professional duties and decisions as an Employee, by directly or indirectly compromising Your independence or professional judgement, or creating an appearance of doing so.

You must not allow, or appear to allow, a personal relationship to influence Your decision-making or judgement. You must ensure that the Company’s interests are paramount when business opportunities are assessed and commercial decisions are taken.

You may make personal financial investments, pursue other business interests and maintain social relationships with people You meet through Your Employment, if all of the relevant requirements of this Section of the Policy are met. You must ensure that these Interactions do not result in actual, apparent or potential Conflicts of Interest with the Company’s business activities.

You must not use Company resources or your position as an Employee for Your own personal benefit or for the benefit of Your relatives, friends or other associates.

8.2 You must inform Your line manager in writing of any actual, apparent or potential Conflicts of Interest at the time they become known. Engagement Owners must also inform their line managers in writing of any actual, apparent or potential Conflicts of Interest of a Third Party providing Services, at the time they become known.

Line managers must provide written direction on how to resolve or avoid the Conflict of Interest after obtaining any necessary advice from the relevant Legal and/or Compliance partner.

If You, a relative or close friend has a financial or management interest in a Third Party (other than a nominal shareholding interest through a publicly-available investment), You must disclose the situation as a potential Conflict of Interest to Your line manager. You must not participate in any purchasing or other Company decisions related to that Third Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.3 You must not do any volunteer or paid work outside of the Company related to Your Company work responsibilities or work product (e.g., speaking engagement, authoring or publishing) unless You obtain written approval from Your line manager, on the basis that such work is unlikely to create an actual, apparent or potential Conflict of Interest and on the basis that any payment is not intended and could not be seen as improper influence.

For all such work, You may Receive necessary and modest travel, accommodation, Meals and other directly related, incidental expenses, with written line manager approval, on the basis that such expenses are not intended and could not be seen as improper influence.

8.4 You must not accept any appointment to the Board of Directors of an external organisation in the healthcare or scientific arena, unless You obtain written approval from Your line manager.

Approval should not normally be provided for directorships of Third Parties who are conducting, or may conduct, business directly within Your scope of responsibility or where You will gain a financial benefit that could be open to question or misinterpretation if publicly disclosed.

8.5 You must not use non-public Company information for personal gain.

You must not pass such information to anyone else (either inside or outside the Company), who does not have a legitimate need for the information.

8.6 See Section 2 of this Policy for further requirements on Conflicts of Interest.

9. MEETINGS

9.1 Organising or supporting Meetings with External Stakeholders is part of Our business. Where doing so, You must follow the requirements listed in the Global Standard on Meetings.

The location, venue, conduct and other arrangements made for Meetings must be modest, conducive and appropriate to the purpose of the Meeting.

9.2 Meetings must always have a scientific, medical education and/or other legitimate business purpose, which must be clearly stated.

The Company may Give a Contribution (See Section 5) to a Meeting organiser to support the conduct of a Meeting (e.g., a Sponsorship). Any such Contribution must meet the relevant requirements of both the Global Standard on Contributions and the Global Standard on Meetings, with respect to the substance of the Meeting as well as the conduct and arrangements made for the Meeting.

9.3 See Section 2 of the Policy and the Global Standard on Meetings for further requirements on Meetings.

The Global Standard on Meetings also includes specific requirements on Company support for External Stakeholders to attend independent congresses.

10. ENGAGING THIRD PARTIES & ENSURING COMPLIANCE

10.1 The Company is committed to engaging only those Third Parties who embrace standards of ethical behavior that are consistent with Our own.

Engagement Owners are accountable for ensuring that the Third Party’s reputation and conduct are consistent with the Company’s ethical standards (See Section 10.5).

For the avoidance of doubt, engagements do not include informal, routine business Interactions between Employees and Third Parties, where no Services are provided and no payment is Given (e.g., informal discussions at professional Meetings or independent congresses for scientific exchange, or routine phone calls in the normal course of business).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.2 Engagement Owners must engage a Third Party only where there is a genuine business need for Third Party Services and must only engage the necessary and appropriate Third Parties to provide those Services.

Engagement Owners must ensure that the selected Third Party has the relevant qualifications, expertise, reputation, knowledge, experience and ability to fulfill the genuine business need, and is the most appropriate choice to provide the Services.

External Stakeholders may be engaged by the Company (either directly or through a specifically authorised Third Party on the Company’s behalf) to provide Services. Such Services include, but are not limited to: providing input and information as an Advisor or consultant, speaking at Meetings (e.g., a Promotional Speaker), acting as a clinical investigator or a study site, or educating or otherwise presenting to Representatives at Representative training or business cycle sessions. Patients and Other Third Parties may also be engaged by the Company to provide Services.

Each engagement with an External Stakeholder or Patient for Services must be documented in a signed contract. If the External Stakeholder or Patient is not accepting compensation, or payment or reimbursement of expenses, the requirement for a signed contract may be waived with documented line manager approval.

Each engagement with Other Third Parties for Services must be documented in the format required for the particular Services to be provided, such as a contract, Terms & Conditions, a Purchase Order or other required documentation of offer and acceptance of Services.

Third Parties must not provide any Service on behalf of the Company, in connection with the execution of an engagement or otherwise, unless the Service has been specifically authorised in the signed contract (or other required documentation of the engagement) between the Company and the Third Party, or has otherwise received appropriate documented approval.

You must not Give any Payments for Voluntary or Incidental Activities to any Third Party.

10.3 Our Interactions and engagements with External Stakeholders and Patients must at all times be professional exchanges, designed to enhance the practice of medicine, to benefit Patients, or to fulfill a genuine business need.

In no circumstances may the engagement of an External Stakeholder or Patient be used as a means to gain access or to disguise Promotional Activities, or create an appearance of doing so.

10.4 To the extent appropriate, Business Units must establish adequate Relevant Procedures to mitigate the risk of actual or apparent improper influence over individual External Stakeholders engaged to provide Services, and for monitoring compliance.

To the extent appropriate, Business Units must establish Relevant Procedures that include Fair Market Value guidelines, as well as limits on aggregate compensation provided to individual External Stakeholders and limits on frequency of engagement of individual External Stakeholders. The scope of such guidelines and limits ultimately established will vary, based upon locality and/or function. In developing Fair Market Value guidelines, these Business Units must consider local established compensation levels, varying levels of expertise and/or prominence of Third Parties, varying types and durations of Services to be provided, and the spirit and principles of this Policy.

Third Parties must be paid compensation consistent with and no greater than Fair Market Value, taking into account individual qualifications, experience, ability and reputation, and only for the Services actually provided, consistent with the terms of the engagement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

To the extent appropriate, Business Units must establish Relevant Procedures to enable the Company to satisfy transparency obligations, with respect to payments made to External Stakeholders.

10.5 Prior to the selection and engagement of a Third Party, Engagement Owners must conduct appropriate and proportionate risk assessments, as well as associated, due diligence procedures (if necessary), according to Relevant Procedures. Engagement Owners must take these steps to ensure that the Third Party’s reputation and conduct relating to the execution of the engagement are consistent with the Company’s ethical standards, with respect to all relevant areas of risk.

To the extent appropriate, Business Units must establish Relevant Procedures to guide Engagement Owners on how to assess, develop, communicate, implement and enforce required compliance expectations for Third Parties. Required compliance expectations will vary, based upon the nature of the Third Party, the Services to be provided and the nature of the associated risks. Based upon the risk assessment and outcomes for a particular Third Party, Engagement Owners may be required to implement one or more of the following actions with respect to that Third Party:

a) improvement plans or action plans;

b) monitoring or auditing requirements;

c) contractual obligations, including written assurances or commitments by the Third Party;

d) provision of Global Policies, Global Standards, Relevant Procedures or other reference materials, and/or associated training;

e) prior review of the engagement or aspects of the engagement or Services from the relevant Legal and/or Compliance partner; and/or

f) other actions to mitigate identified areas of risk, such as contractual risk mitigation clauses.

At a minimum, Engagement Owners must not engage a Third Party where it is known, or where there is a reason to believe, that the Third Party has Given or Received Bribes, unless the Engagement Owner has documented his/her satisfaction with all of the following, in consultation with the relevant Legal and/or Compliance partner:

a) the actions and improvements undertaken by the Third Party to remediate the concerns and/or behaviour;

b) the current level of compliance by the Third Party; and

c) evidence of the Third Party’s ability to provide strong governance and monitoring and to prevent future occurrences of such concerns and/or behaviour.

Engagement Owners, in consultation with an appropriately senior level of management, must periodically reassess existing Third Party relationships, following the required timeframes outlined in the Relevant Procedures, and taking into account any unanticipated changes in the conduct, reputation or risks related to the particular Third Party.

10.6 See Section 2 of this Policy for further requirements on Engaging Third Parties. Engagement Owners must also refer to the Global Standard on Engaging Third Parties for further requirements, prior to entering into any engagement with a Third Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11. PROMOTIONAL & NON-PROMOTIONAL ACTIVITIES & MATERIALS

11.1 A key part of Our business is to provide information about Company Products and, where and when appropriate, to Promote their use. Promotional and Non-Promotional Activities and Materials must always be accurate, fair and balanced and not misleading in their content.

The Company has a duty to support the safe and effective use of Company Products. While the Company cannot provide medical advice to External Stakeholders or Patients, the Company may engage in Promotional and Non-Promotional Activities where this is appropriate and permitted by local law. For example, Promotional and Non-Promotional Activities directed to Patients (i.e., “direct to consumer” activities) may only be undertaken where this is permitted by local law.

Our activities must never undermine the relationship between HCPs and their Patients. All Promotional and Non-Promotional Activities and Materials directed to HCPs or Patients must therefore support HCPPatient Interactions and must allow the therapeutic value of Company Products to be assessed by HCPs in the interest of Patient care.

Promotional and Non-Promotional Materials about Company Products directed to Patients must be understandable, taking into account varying levels of education between and within populations. These Materials must be educational, scientific and balanced, and should encourage the Patient to seek further information from the appropriate HCP.

The Company may display Promotional or Non-Promotional exhibits, either in conjunction with a Meeting or as a stand-alone activity, according to the requirements included in Relevant Procedures. See the Global Standard on Meetings for further requirements on exhibits (with or without a Meeting).

11.2 The Company must only Promote Company Products once the time is right to do so (which will never be before the Company Product or Use has received the necessary Authorisation), and only consistent with the approved labeling.

Promotional Activities and Promotional Materials must meet all of the following requirements:

a) They must provide a fair balance between a Company Product’s benefits and its risks or limitations. They must not exaggerate the benefits or downplay the risks or limitations;

b) They must not mislead by distortion, exaggeration, undue emphasis, omission or in any other way, and must not involve false or unapproved statements about other companies’ products. Company Products must only be Promoted on their own proven merits; and

c) They must be capable of substantiation by reference to the approved labeling or scientific evidence consistent with the approved labeling, and must not involve discussions of Unauthorised Company Products or Uses.

Representatives and other Employees in customer-facing roles (e.g., public relations, telemarketing, Marketing, Medical) must be trained as appropriate to their role and must do all of the following in an accurate, responsible manner:

a) They must possess sufficient Company Product and disease area knowledge to present information to External Stakeholders or Patients, as appropriate to their role; and

b) They must be able to recognise inquiries regarding Unauthorised Company Products or Uses and refer these inquiries to Scientifically Trained Personnel.

All training and educational materials must be approved through the Applicable Internal Review Procedures.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Representatives and other Employees in customer-facing roles must have available a copy of the current, approved labeling for each Company Product or Use discussion they initiate with External Stakeholders.

Any revisions to the approved labeling must be communicated to Representatives and other relevant customer-facing Employees as soon as reasonably possible.

Promotional Activities that are directed to External Stakeholders must be confined to those individuals who are recognised practitioners in the area of medicine concerning Authorised Company Products or Uses.

Promotional Activities and Promotional Materials must not be directed to External Stakeholders who have requested that they not be sent such information.

11.3 Non-Promotional Activities and Materials (including those regarding disease awareness programs) must not be used to Promote Company Products. Non-Promotional Activities and Materials must be presented in an objective, balanced manner, and must be scientific in tone, language, appearance and intent.

Where local law allows the Company to respond to Company Product-related questions from Patients, any such response may only be made by Scientifically Trained Personnel or other specifically authorised Employee or Third Party, according to Relevant Procedures. Patients communicating with the Company must not be given medical advice, but must instead be referred to their HCP.

Specifically authorised Employees are permitted to proactively issue press releases or other Non-Promotional Materials, such as those relating to financial or investor information.

Scientifically Trained Personnel are permitted to proactively present scientific data or findings regarding Authorised or Unauthorised Company Products or Uses with a view to generating further scientific insight, supporting the medical community in learning about scientific/medical progress or sharing information on current medical practice, such as at scientific congresses or similar events.

All inquiries concerning Unauthorised Company Products or Uses (whether from External Stakeholders or Patients) must be referred to Scientifically Trained Personnel. All responses to such inquiries, either oral or written, must then come directly and only from such Scientifically Trained Personnel, and must meet all of the following requirements:

a) Information must only be provided in response to unsolicited inquiries;

b) Information must be accompanied by the approved labeling, as applicable;

c) All responses must be limited to the scope of the inquiry and must provide data which are appropriate to the source of the inquiry; and

d) All responses must contain (as relevant) a statement that the information requested involves an Unauthorised Company Product or Use and that the Company does not recommend Unauthorised Uses of the Company Product.

11.4 Promotional Materials and Non-Promotional Materials must be approved through the Applicable Internal Review Procedures. Any modification to approved Promotional or Non-Promotional Materials must also be approved through the Applicable Internal Review Procedures.

You must not create, use or provide “home-made” or other unapproved Promotional or Non-Promotional Materials on any topic. You must not alter any approved Promotional or Non-Promotional Materials in any way, unless such creation or alteration is for the express purpose of submitting these Materials for review and approval.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Promotional and Non-Promotional Materials must be assigned an expiration date upon approval, must be monitored for expiration date and must not be used after the expiration date specified in the original approval, unless they are formally re-approved through the Applicable Internal Review Procedures.

Promotional and Non-Promotional Materials must be accompanied by the approved labeling where applicable, as required by Relevant Procedures.

12. PRE-AUTHORISATION ACTIVITIES & MATERIALS

12.1 It is permissible to engage in Pre-Authorisation Activities (i.e., Profiling, Market Access and Pre-Authorisation Training activities), and to use materials supporting such activities, to prepare for a successful commercial launch of a Company Product or Use. Pre-Authorisation Activities must not be used to disguise Pre-Authorisation Company Product Promotion, or create an appearance of doing so.

Materials used for Pre-Authorisation Activities must be approved through the Applicable Internal Review Procedures.

12.2 Relevant Employees (e.g., Employees in the Marketing, Medical or Sales functions) and specifically authorised Third Parties may Profile customers prior to Authorisation of a new Company Product or Use, to assist in segmentation and targeting activities.

Profiling Activities may only be conducted if all of the following requirements are met:

a) Employees engaging in Profiling must use materials (e.g., scripts) that have been approved through the Applicable Internal Review Procedures;

b) These materials must be structured to allow for a brief conversation to collect broad information about an External Stakeholder’s involvement in a disease area, such as treatments and classes used (e.g., “What classes do you use to treat this disease state?”), as well as their needs and the needs of their Patients;

c) These materials must contain clear instructions on proper execution. These materials must contain a clear, prominent prohibition against engaging in Promotional Activities about the new Company Product or Use during a Profiling conversation;

d) These materials must not contain targeted questions that are specific or unique to a Company Product or Use;

e) If asked by the External Stakeholder about the purpose of the Employee’s questions, Employees may objectively state that the Company has submitted a Company Product or Use for regulatory Authorisation. Employees must not proactively discuss the Company Product or Use in any further detail; and

f) In the event that the External Stakeholder asks for more details about the Company Product or Use during a Profiling discussion, Employees (other than those in the Medical function) may provide appropriate contact information for the External Stakeholder to submit his/her own request for such information (i.e., a “professional information request”), but such Employees must not directly respond to the request or submit the request on behalf of the External Stakeholder. Employees in the Medical function may directly respond to the request and may submit a professional information request on behalf of the External Stakeholder.

During, and in support of, internal Company segmentation and targeting activities, relevant Employees may share existing knowledge and review and share prescribing data and other Company-purchased or publicly available information.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

For the avoidance of doubt, Profiling activities are also permitted after Authorisation of a new Company Product or Use.

12.3 Relevant Employees other than Representatives or their first line managers (e.g., Employees in the Market Access or Medical functions) and specifically authorised Third Parties may perform Market Access activities prior to Authorisation of a new Company Product or Use, by providing Company Product or relevant disease area information to Healthcare Organisations (“HCOs”) (i.e., payers) or Public Officials to support regulatory Authorisation, pricing or reimbursement discussions.

For the avoidance of doubt, Market Access activities are also permitted after Authorisation of a new Company Product or Use.

12.4 Pre-Authorisation Training on Unauthorised Company Products or Uses may be initiated as necessary to allow for sufficient time to study and understand the new information presented regarding the Company Product or Use, disease area, disease management, External Stakeholder and Patient needs and/or the current market, including the current state of medical practice, competitors and existing therapies, and treatment protocols and Guidelines.

In making the determination of the timing and sequencing of Pre-Authorisation Training for a particular new Company Product or Use (as a guideline, no longer than 60 days before the expected Authorisation date), the Reviewer must seek input from Employees in the Medical, Training, Commercial, Compliance and/or Legal functions (“contributing functions”), as applicable, and must take into account all of the following considerations:

a) whether the training will involve a new or familiar disease area;

b) whether the training will involve an Unauthorised Company Product or an Unauthorised Use of an Authorised Company Product;

c) the likelihood of receiving significant changes and comments to the proposed labeling submitted to the regulatory agency responsible for Authorisation;

d) the risks of pre-Authorisation Promotion arising from providing training on Unauthorised Company Products or Uses and/or Promotional messages; and

e) other factors deemed relevant to the particular proposed training by the Reviewer and/or contributing functions, who are evaluating the training need and the associated risks.

All Pre-Authorisation Training materials must be marked with a clear, prominent, appropriate disclaimer stating that the material is strictly for internal purposes only (e.g., “For Internal Use Only”). These materials may include information on Unauthorised Company Products or Uses or relevant disease areas, and may include relevant reprints. These materials, or the information they contain, must not be shown, discussed, or distributed outside the Company, except where an appropriate Third Party must also be trained (e.g., a contract sales force or sales force of a co-promotional partner).

After the relevant Authorisation has been obtained, information included in Pre-Authorisation Training materials that is appropriate for discussion with External Stakeholders or Patients may be included in Promotional and/or Non-Promotional Materials specifically designed and approved for those purposes.

13. NON-INTERVENTIONAL STUDIES

13.1 Non-Interventional Studies (“NISs”) must address a scientifically and medically valid question to which the Company needs the answer.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

These may include: the effectiveness and/or safety of a Company Product, medical practice and drug utilisation characterisation, disease epidemiology and clinical epidemiology, burden of disease (e.g., costs and quality of life) or other Patient-reported outcomes, and compliance/adherence to a therapeutic regimen.

13.2 The Company must not be involved in the decision to place a particular Patient on a specific Company Product. That decision is made solely by the Patient’s HCP.

An NIS must not be used to induce the use or prescription of a Company Product or to train HCPs on the use of a particular therapy.

Patients must not be given a Company Product or switched to a Company Product for the purpose of taking part in the study.

13.3 NISs must be observational in nature and the collected data must undergo a formal analysis by the Company or by a Third Party on the Company’s behalf.

Additional diagnostic or monitoring procedures must not be applied to the Patients, and epidemiological methods must be used for the analysis of collected data.

13.4 See Section 2 of this Policy for further requirements on NISs. Employees must also refer to the Relevant Procedures (i.e., International Procedures) for further requirements.

All NISs must be registered and their results posted according to the requirements of the Relevant Procedures.

The decision to conduct an NIS and the selection, engagement and payment of NIS investigators must meet all of the relevant requirements of Section 10 of this Policy and the Global Standard on Engaging Third Parties.

Support for NISs may be Given by specifically authorised Third Parties on behalf of the Company according to the Relevant Procedures.

14. INVESTIGATOR SPONSORED STUDIES

14.1 The Company recognises the importance of Investigator Sponsored Studies (“ISSs”) in expanding scientific knowledge related to potential Uses of Company Products.

An ISS may be conducted with Authorised or Unauthorised Company Products or Uses.

All ISSs supported by the Company must be consistent with the research strategy for the relevant Company Product.

14.2 The Company may provide support for an ISS, but must not be considered to be the sponsor or to have any partial sponsorship role in the study in accordance with local law.

The decision to provide support for an ISS must be based on whether the study expands scientific knowledge related to potential Uses of Company Products and/or associated disease area(s) through a properly conducted independent clinical study that will result in the publication of meaningful new data.

14.3 See Section 2 of this Policy for further requirements on ISSs. Employees must also refer to the Relevant Procedures (i.e., International Procedures) for further requirements.

A contract approved through the Applicable Internal Review Procedures must be negotiated and signed by authorised representatives of the Company and the sponsor and, as applicable, the investigator, prior to study initiation.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

The level of financial support that may be provided will vary among countries. It must always be consistent with Fair Market Value for the activities to be conducted as part of the clinical trial, and payments must be milestone-driven.

The Company must not provide Company Product Samples for use in ISSs.

Support for ISSs may be Given by specifically authorised Third Parties on behalf of the Company according to the Relevant Procedures.

GLOSSARY

Advisory Boards refers to internal Meetings organised by the Company where the Company engages External Stakeholders (i.e., “Advisors”) to provide the Company with independent advice and input within their area of expertise.

Advisors refers to the definition provided within the definition of Advisory Boards.

Applicable Internal Review Procedures refers to the review and approval requirements for Interactions and supporting materials, as set out in Relevant Procedures. These requirements include, but are not limited to, review and approval by Nominated Signatories, Scientifically Trained Personnel, the Legal Department, other specialist functions (e.g., Procurement) or line managers, as appropriate (i.e., “Reviewers”). Reviewers must take into account the substance, as well as the intended purpose and audience, when approving Interactions or supporting materials, and approval must be obtained in advance of any Interaction or use of supporting materials.

Authorisation or Authorised refers to approval of a Company Product or Use by the relevant local regulatory agency, to permit entry into the local market or to permit inclusion into the local approved labeling.

Bribe or Bribery refers to Giving or Receiving of something of value that is intended or could be seen as an inducement or reward for improper behaviour (i.e., behaviour that is dishonest or illegal or a breach of duty of impartiality, trust or good faith), to influence any official act or decision, or to obtain or retain business, favourable treatment or other advantage or benefit. Giving or Receiving of Bribes is a wellrecognised form of corruption (collectively referred to as “improper influence” through this Policy).

Business Unit refers to a distinct section of the Company, such as a consolidated legal entity, a local marketing organisation, a Senior Executive Team (“SET”) function, a department or operating entity within a SET function, or, in some cases, a cross-functional unit comprising Employees with common responsibilities.

Community Investment Contributions refers to certain charitable Donations, Sponsorships or Partnerships Given by the Company to non-profit organisations that meet the relevant criteria described in the Global Standard on Contributions and the Global Procedure and Guidance Community Investment.

Company or Our refers to AstraZeneca PLC and its consolidated legal entities worldwide, including MedImmune.

Company Product refers to any pharmaceutical or biological product or medical device that is developed and/or marketed by the Company, including investigational products/devices and co-promoted products/devices. For purposes of this Policy, references to Company Products include both Authorised and Unauthorised Company Products, unless specifically noted.

Conflicts of Interest refers to situations where personal, financial or other interests, activities or associations outside of the Company may influence or compromise, or could be seen to influence or compromise, the professional duties and decisions of an Employee or Third Party providing Services.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Contributions refers to financial or non-financial support (e.g., funds or in-kind assistance, such as resources, facilities or Employee time) Given by the Company to a Third Party. Contributions may be classified as either Donations, Sponsorships or Partnerships.

Cultural Courtesy Gift refers to a personal Gift traditionally given to acknowledge a significant national, cultural or religious holiday or event.

Donations refers to the type of Contributions Given by the Company to a non-profit or Public Sector Organisation, that may or may not be for a designated pre-defined initiative.

Employee or You(r) refers to all Company full-time and part-time directors, officers, employees and temporary staff worldwide.

Engagement Owners refers to Employees responsible for engaging with and managing the Services provided by a Third Party.

External Stakeholders refers to the category of Third Parties who are external customers and other relevant stakeholders, including Healthcare Professionals (“HCPs”) and Healthcare Organisations (“HCOs”), Scientifically Trained Personnel engaged by the Company to provide Services, Public Officials, Patient Groups and other relevant public and private organisations and groups.

A Facilitation Payment (or “grease” payment) is an unofficial payment or anything else of value Given to Public Officials (including HCPs and other individuals employed by Public Sector Organisations) to secure or speed up routine actions that the recipient has a duty to perform. Examples include additional payments required to issue permits or licences, speed passage through immigration controls and release goods held at port or in customs.

Fair Market Value refers to the amount that a service or item would be worth to a typical buyer who is under no duty to purchase and who receives no special advantage. Fair Market Value is determined by the home country of the relevant service provider (who receives payment for the service) or relevant buyer of the item.

Fellowships and Preceptorships refer to programmes conducted at host institutions and designed to provide basic training (i.e., training necessary to obtain a degree or licence) or advanced education to HCPs or scientists in a particular specialty, therapeutic area or field of research.

Gift refers to an Item of Value that is provided as a mark of appreciation, commemoration or friendship.

Give, Giving or Given means to directly or indirectly offer, promise or give, or to authorise such actions.

Global Policies refers to the mandatory documents that support the Company’s Code of Conduct by setting out the compliance commitments of the Company and the key principles to be followed to meet those commitments.

Global Standards refers to the mandatory documents that support the Global Policies by describing the compliance rules to be followed to deliver the intent stated in the Global Policies or in the Company’s Code of Conduct.

Guidelines refers to any of the following materials and may or may not relate to a specific disease state: practice guidelines, treatment guidelines, medication algorithms, disease definitions or Research & Development quality standards. Guidelines are not intended to refer to treatment guidelines or protocols developed by HCOs, where such development is essential to the business of the HCO (such as a formulary or benefit administrator), or those developed by HCP practices.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Healthcare Professionals (“HCPs”) and Healthcare Organisations (“HCOs”) refer to individuals or organisations, respectively, who may or do prescribe, administer, recommend, purchase, pay for, reimburse, authorise, approve or supply any Company Product or service, including any members of the medical, dental, pharmacy or nursing professions, and relevant associated administrative staff; and/or hospitals and other care organisations, health plans, health insurers, managed care organisations, pharmacies, formulary or benefit administrators and clinical research organisations, and relevant staff at such entities.

Hospitality refers to Meals, travel/accommodation, and other directly related, incidental expenses, as well as invitations or tickets to social or entertainment events. Entertainment events include sporting, theatre, music or recreational events.

Interactions refers to the business and personal interactions and activities described in this Policy.

Interacts refers to the conduct of an Interaction.

Investigator Sponsored Study (ISS) refers to a clinical study that is independently initiated, designed and conducted by an external investigator (who assumes both the sponsor and principal investigator role) or medical institution, collaborative research group or academic research organisation (which assumes the sponsor role and appoints principal investigator(s) for the study). For purposes of this Policy, sponsor/investigator is used as a generic term for both situations described above.

Item of Medical Utility refers to an Item of Value primarily designed to educate External Stakeholders or Patients or help External Stakeholders educate Patients about disease management in disease state areas relevant to Authorised Company Products or Uses.

Items of Value refers to Gifts, Items of Medical Utility, items used to assist in screening or diagnosis of Patients, items linked to the safe and effective administration of Company Products, logistical items, Samples (including Samples vouchers or coupons), awards and Patient Programmes.

Market Access refers to discussions with HCOs (i.e., payers) or Public Officials about regulatory Authorisation, pricing or reimbursement decisions.

Market Research refers to the systematic gathering and interpretation of quantitative or qualitative data on the market environment from External Stakeholders or Patients using statistical and analytical methods to gain insight and support decision-making. It does not include the gathering and interpretation of “real world evidence” or Company-purchased HCP-level data.

Meals refers to food and/or beverages.

Meeting refers to a planned gathering of External Stakeholders, which the Company organises or supports, either financially or non-financially. Non-financial support includes in-kind assistance, such as resources, facilities or Employee time. Meetings may be for an internal Employee audience, or for an external audience of External Stakeholders and may be held in-person or virtually.

Non-Interventional Study (NIS) refers, in general terms, to a study where the assignment of the Patient to a particular therapeutic strategy is not decided in advance by a study protocol but falls within the HCP’s current practice, and the prescription of the Company Product is clearly separated from the decision to include the Patient in the study.

Non-Promotional Activity refers to any activity that is not a Promotional Activity that is intended to provide scientific or educational information about Company Products, relevant disease areas or health and medicines generally. Non-Promotional Activities may be oral or written and may be conducted through any medium, including the Internet. Non-Promotional Activities may take a number of forms, including, but not limited to, leaflets provided with Company Products, point of sale information, information regarding disease awareness programmes, responses to queries from External Stakeholders or Patients, information provided to inform the development of Guidelines or other information contributing to scientific exchange.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Non-Promotional Materials refers to materials intended to be used during Non-Promotional Activities or to support Non-Promotional Activities.

Our or Company refers to AstraZeneca PLC and its consolidated legal entities worldwide, including MedImmune.

Other Third Parties refers to the category of Third Parties who are not External Stakeholders or Patients, including, but not limited to, the media, suppliers, distributors, agents and joint venture, co-promotion, research and licensing partners.

Partnerships refers to the type of Contributions Given by the Company in collaboration with a non-profit, for-profit or Public Sector Organisation for a pre-defined initiative, involving substantive, active Company participation and resulting in the delivery of specific, measurable outcomes. For purposes of this Policy, Partnerships do not include research or commercial collaborations aimed at the development or marketing of Company Products or services for the Company’s benefit.

Patient Groups refers to non-profit organisations formally representing the needs of Patients, theirfamilies and other caregivers.

Patient Programmes refers to Items of Value, specifically vouchers, rebates, coupons, co-pay assistance cards, motivational information and other programmes and materials designed to increase access and affordability of Company Products or to enhance therapy compliance.

Patients refers to the category of Third Parties who are members of the general public and who use or may use Company Products.

Payments for Voluntary or Incidental Activities refers to any compensation or expense reimbursement Given to an individual or organisation as a “thank you” for voluntary activities or for activities that are not necessary to address a genuine business need. They do not include payments made to Third Parties for contracted Services that address a genuine business need.

Policy refers to this AstraZeneca Global Policy on Ethical Interactions.

Political Activities refers to attendance or participation in public policy or other political activities, including participation in political conventions or fundraising events for Political Organisations or individual Public Officials and their causes.

Political Organisations refers to political parties and their employees, Political Action Committees (“PACs”) and other political organisations. Political Support is distinct from Company Contributions to Public Sector Organisations (See Section 5), as well as payments to Public Officials or Public Sector Organisations (See Sections 7 and 10).

Political Support refers to financial or non-financial support (e.g., funds or in-kind assistance, such as resources, facilities or Employee time) Given to Political Organisations or individual Public Officials and their causes.

Pre-Authorisation Activities refers to Profiling, Market Access and Pre-Authorisation Training activities undertaken by Employees in preparation for Authorisation of a new Company Product or Use.

Pre-Authorisation Training refers to Company-provided education to Representatives and/or their first line managers in preparation for Authorisation of a new Company Product or Use.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Preceptorships and Fellowships refer to programmes conducted at host institutions and designed to provide basic training (i.e., training necessary to obtain a degree or licence) or advanced education to HCPs or scientists in a particular specialty, therapeutic area or field of research.

Presentation refers to each segment of a Meeting, where a distinct speaker is used and/or distinct topic is discussed.

Presentation Materials refers to all materials intended to be shown and/or distributed to the speaker or audience before, during or after a Presentation, including but not limited to speaker briefing documents, written summaries of Presentation objectives, slides and reference documents.

Profiling (also known as “disease insight visits”) refers to discussions with External Stakeholders to gain an understanding of their involvement in a disease area, including therapeutic options, medical gaps, External Stakeholder needs or the needs of Patients. For the avoidance of doubt, Profiling is not considered Market Research.

Promote, Promotion or Promotional refers to the conduct of Promotional Activities.

Promotional Activity refers to any activity that is intended or could be seen to Promote the prescription, administration, recommendation, purchase, payment, reimbursement, authorisation, approval, supply or use of Company Products or services. Promotional Activities may be oral or written and may be conducted through any medium, including the Internet.

Promotional Materials refers to materials intended to be used during Promotional Activities or to support Promotional Activities.

Promotional Speaker Programmes refers to Promotional Meetings organised by the Company to Promote Authorised Company Products or Uses, where the Company engages External Stakeholders

(i.e., “Promotional Speakers”) to speak to other External Stakeholders on behalf of the Company about such topics.

Promotional Speakers refers to the definition provided within the definition of Promotional Speaker Programmes.

Public Official refers to an individual who:

•	Holds a legislative, administrative or judicial position of any kind, whether appointed or elected, or is a candidate for such a position, or

•	Exercises a public function for a country or territory of a country, or for any Public Sector Organisation of a country or territory, at the national, regional or local level,

•	Acts as an official or agent of an international Public Sector Organisation, or

•	Is any other employee (including HCPs) of a Public Sector Organisation.

Public Sector Organisation refers to an agency, enterprise, or other entity of a government that sets or administers public policy or exercises executive, political and/or sovereign power through customs, institutions and laws within a country or territory of a country, at the national, regional or local level. It also includes state-owned and state-controlled entities, such as a state-owned or state-controlled hospital, university, energy company, telecommunications company or other similar state-owned or statecontrolled enterprises.

Receive, Receiving or Received means to directly or indirectly solicit, agree to receive or accept, or to authorise such actions.

Relevant Procedures refers to the written local and/or functional policies, standards, procedures and guidelines that contain details, processes and controls for compliance with this Policy and the supporting Global Standards.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Representatives refers to Employees who are members of any Commercial channel who Promote Company Products directly to External Stakeholders. Representatives may be referred to as sales representatives, service team associates, inside sales agents, medical representatives or other titles, depending upon the relevant local marketing organisation. Representatives include any Third Parties fulfilling such responsibilities on the Company’s behalf (i.e., a contract sales force). Representatives do not include other Employees, such as those performing marketing or market access activities.

Reviewers refers to the definition provided within the definition of Applicable Internal Review Procedures.

Sample refers to an Item of Value, specifically a unit of pharmaceutical Company Product that is not to be sold but is provided free of charge to an HCP to allow the HCP and appropriate Patients to determine tolerability and effectiveness of the Company Product.

Scientifically Trained Personnel refers to individuals employed or engaged by the Company who are highly-trained experts, who have relevant, specialised scientific and/or medical knowledge and whose responsibilities include the provision of scientific and/or medical information. This excludes anyone in the Sales, Marketing or other non-Medical Commercial functions, even if they have scientific or medical training or backgrounds.

Section refers to Sections 1 through 14 of this Policy, listed in the Table of Contents. Each Section covers a category of Interactions.

Services refers to the activities performed by a Third Party engaged by the Company. Services include activities performed on behalf of the Company, goods, services or information provided to the Company, or the activities performed in collaboration with the Company.

Sponsorships refers to the type of Contributions Given by the Company to a non-profit, for-profit or Public Sector Organisation for a pre-defined initiative, where the Company’s name is associated with the initiative and/or the Company receives other substantial recognition for the Sponsorship.

Sympathy Gift refers to a personal Gift to express sympathy for bereavement or serious illness of the recipient or immediate family member.

Third Party(ies) refers to any person or organisation who is not the Company or an Employee, with whom Employees Interact. The various types of Third Parties are categorised as either External Stakeholders, Patients, or Other Third Parties. Where a Third Party fits into more than one category, the more restrictive rules apply.

Uses refers to the indications, dosing, populations and other uses of Company Products. For purposes of this Policy, references to Uses include both Authorised and Unauthorised Uses of Company Products, unless specifically noted.

Unauthorised refers to a Company Product or Use that has not yet received Authorisation from the relevant local regulatory agency. An Unauthorised Company Product may also be referred to as “investigational.” An Unauthorised Use (i.e., an “off-label use”) is inconsistent with the local approved labeling for a Company Product.

Voluntary or Incidental Activities refers to any voluntary activities or activities that are not necessary to address a genuine business need.

You(r) or Employee refers to all Company full-time and part-time directors, officers, employees and temporary staff worldwide.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

REFERENCES

Global Standard on Items of Value and Hospitality

http://portalapps.is.astrazeneca.net/azgard-components/ldms-documents/Global_Compliance/effective/Global%20Standard/LDMS_001_00145832.pdf

Global Standard on Contributions

http://portalapps.is.astrazeneca.net/azgard-components/ldms-documents/Global_Compliance/effective/Global%20Standard/LDMS_001_00145831.pdf

Global Procedure and Guidance Community Investment

http://portalapps.is.astrazeneca.net/azgard-components/ldms-documents/Global_Compliance/effective/Procedure/LDMS_001_00146359.pdf

Global Guidance for Product Donations

http://portalapps.is.astrazeneca.net/azgard-components/ldms-documents/Global_Compliance/Active/Guidance%20Materials/LDMS_001_00146361.pdf

Global Standard on Meetings

http://portalapps.is.astrazeneca.net/azgard-components/ldms-documents/Global_Compliance/effective/Global%20Standard/LDMS_001_00145768.pdf

Global Standard on Engaging Third Parties

http://portalapps.is.astrazeneca.net/azgard-components/ldms-documents/Global_Compliance/effective/Global%20Standard/LDMS_001_00145830.pdf

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit I

Invoicing Requirements

Subject to any separate instructions to be agreed between the Parties regarding payments to health care professionals or health care organizations in the Territory, as required by applicable laws and regulations, invoices should be sent to:

AstraZeneca AB

AstraZeneca R&D Mölndal

Att. Christina Wågestrand

CVGI iMed Strategy

431 83 Mölndal

Sweden

Invoices shall contain the following information:

a.	AstraZeneca’s Agreement ID: Elisabeth Björk, Global Product Vice President, Global Medicines Development, ECHO Project ID 10007956

b.	the number and date of invoice

c.	the latest date of payment according to Agreement

d.	description of services

e.	name and address of FibroGen

f.	FibroGen VAT registration number or EIN/TaxID,

g.	AstraZeneca’s VAT registration number SE556011748201 (in EC),

h.	VAT rate (%), if any,

i.	taxable amount per VAT rate, if any,

j.	VAT amount, if any

k.	legal reference or explanation when VAT is excluded,

l.	invoice amount and currency,

m.	bank details, preferably IBAN code, otherwise account number and bank code, and SWIFT-address.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.